Exhibit 1

Durban Roodepoort Deep, Limited

OF ONE (I) DURBAN ROODEPOORT DEEP, LIMITED SHARE
FOR EVERY FIVE (5) OF YOUR EMPEROR MINES LIMITED SHARES

Important dates

Bidder’s Statement lodged with ASIC and the ASX	26 March 2004
Date of Offer	13 April 2004
Offer closes (unless extended)	7pm (Sydney time) on 14 May 2004

Emperor Shareholder Infoline

From within Australia is 1800 118 938 (toll free)

From outside Australia is +61 8 9386 2651

As required by the Corporations Act, calls to these numbers will be recorded.

Defined terms

A number of defined terms are used in this document. Unless the contrary intention appears, the context requires otherwise or words are defined in section 10 of the Bidder’s Statement, words and phrases in this document have the same meaning and interpretation as in the Corporations Act.

Investment advice

This document constitutes only general advice (within the meaning of section 766B(4) of the Corporations Act) and does not take into account your individual investment objectives, financial situation or particular needs. You may wish to seek independent financial and taxation advice before making a decision whether to accept the Offer.

Disclaimer regarding forward looking statements

This document contains forward looking statements, including without limitation, statements concerning DRD’s operations, economic performance, financial condition, the impact that the combination of DRD and Emperor may have on DRD’s results of operations and the benefits expected to result from the merger. All forward looking statements are not based on historical facts, but rather reflect the current expectations of DRD concerning future results and events. Since forward looking statements address future events and conditions, by their very nature they involve inherent risks, uncertainties and assumptions.  While DRD believes that the expectations reflected in the forward looking statements contained in this document are reasonable, no assurance can be given that such expectations will prove to be correct.

The risk factors described in section 6 of the Bidder’s Statement could affect future results of DRD as well as the actual benefits of the merger, causing these results to differ materially from those expressed, implied or projected in any forward looking statements. These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any forward looking statements. Other unknown or unpredictable factors also could have material adverse effects on DRD’s future results. The forward looking statements included in this document are made only as of the date of the Bidder’s Statement. Except as required by law, DRD does not intend to update any forward looking statements.

Any subsequent written and oral forward looking statements attributed to DRD or any person acting on its behalf are qualified by this cautionary statement.

Foreign jurisdictional notice

The distribution of this document and the making of the Offer may be restricted by the laws of foreign jurisdictions.  The Offer is not being made, directly or indirectly, in or into, and will not be capable of acceptance from within, any jurisdiction, if to do so would not be in compliance with the laws of that jurisdiction. Emperor Shareholders who reside in the United States (excluding the states of Massachusetts, Hawaii and New Jersey), the United Kingdom, Hong Kong, New Zealand, Fiji and Luxembourg are lawfully able to accept the Offer. Emperor Shareholders should inform themselves of, and observe, any restrictions which may apply in their relevant jurisdiction. Any failure to comply with these restrictions may constitute a violation of the securities laws of any of these foreign jurisdictions. DRD will not assume any responsibility or liability for the violation by a person of any foreign laws where that person, at the time the Offer is made, has a registered address outside Australia. DRD may, in its sole discretion, take such action as it deems necessary to make one or more Offers in any of these jurisdictions, and extend the Offer to any or all Emperor Shareholders in any of these jurisdictions.

U.S. Disclosures

The DRD Shares have not been registered under the U.S. Securities Act and may not be offered or sold within the United States or to U.S. persons unless they are registered under the U.S. Securities Act or an exemption from the registration requirements of the U.S. Securities Act is available.  Section 4.2 of Annexure E of the Bidder’s Statement describes the U.S. Securities Act exemptions pursuant to which the Offer is being made and the restrictions on transfers of the DRD Shares in the United States or to or for the account or benefit of a U.S. person.

The Offer described in the Bidder’s Statement is made for the securities of an Australian company.  The Offer is subject to disclosure requirements in Australia that are different from those of the United States.  Certain financial statements included in this document have been prepared in accordance with South African, Australian and/or International Accounting Standards that may not be comparable to the financial statements of United States companies.

It may be difficult for Emperor Shareholders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since DRD is located in South Africa, and all of its officers and directors are residents of countries other than the United States.  Emperor Shareholders may not be able to sue DRD or its officers or directors in a non-U.S. court for violations of U.S. securities laws.  It may be difficult to compel DRD and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that DRD may purchase securities otherwise than under the Offer, such as in the open market or privately negotiated transactions to the extent permitted under Australian law.

Some of the information in this document may contain projections or other forward looking statements regarding future events or other future financial performance. These statements are only projections and actual events or results may differ materially. In reviewing such statements, please refer to the documents that DRD files from time to time with the United States Securities and Exchange Commission (SEC), specifically DRD’s 2003 annual report on Form 20-F. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in DRD’s projections or forward looking statements, including difficulties associated with being a marginal producer of gold, changes and reliability of Ore Reserve estimates, gold price volatility, currency fluctuations, problems in the integration of operations, exploration and mining risks and a variety of risks described in DRD’s 2003 annual report on Form 20-F.

Hong Kong holders

This document has not been authorised by the Securities and Futures Commission in Hong Kong.

The DRD Shares in relation to the Offer described in the Bidder’s Statement will only be offered to Emperor Shareholders in return for the Emperor Shares they hold. The Offer is not being made with the view to, or in connection with, any further sale of the DRD Shares in Hong Kong. Emperor Shareholders who are Hong Kong residents and accept DRD’s Offer are not permitted to resell the DRD Shares issued under the Offer to the public in Hong Kong within six months from the date of the Bidder’s Statement.

A message from Durban Roodepoort Deep’s CEO

13 April 2004
Dear Emperor Shareholder

I am pleased to enclose an offer by Durban Roodepoort Deep, Limited (“DRD”) for all of your shares in Emperor Mines Limited (“Emperor”).

DRD is offering you one DRD share for every five of your Emperor shares (the “Offer”). The Offer was announced on 8 March 2004.  At that time, the Offer valued Emperor at $0.88 per share based on the closing prices of Emperor shares on the ASX and DRD shares on Nasdaq on 5 March 2004 (the last trading day before the announcement was made). DRD is an international gold company based in South Africa with interests in eight operating mines in three countries, with attributable production of approximately 950,000 ounces. Our mining interests include the recently acquired interest in the Porgera mine in Papua New Guinea.

I believe that the Offer provides significant benefits to Emperor shareholders for the following reasons:

Attractive premium - The Offer values Emperor shares at $0.90 as at 2 April 2004. Emperor’s share price at the close of trading on ASX on the last trading day prior to DRD’s announcement (5 March 2004) was $0.67.

Direct exposure to the gold price - DRD is one of the world’s largest pure gold companies.  It has a policy of not hedging its gold production, so its success is directly tied to the gold price.  Many investors worldwide buy DRD shares as a proxy for gold.

Better liquidity - DRD is the most heavily-traded gold stock in the world. Approximately five times DRD’s capital has traded over the past year, with over four million shares traded every day on average across eight international exchanges over this period. Emperor shareholders who accept the Offer will receive their entitlement to DRD shares in the form of DRD CHESS Depositary Interests (CDIs).

Diversification of risk - Emperor owns one operationally challenging mine.  When there is a disruption to operations, earnings from the single mine suffer.  DRD has eight mines and hence a reduced risk to individual operational variability.

Emperor’s mine has underperformed - Emperor’s planned Phase 2 capital expenditure program has experienced delays.  DRD believes these delays have been negatively affecting ore production, and that Emperor’s full production forecast of 800,000 tonnes per annum by June 2004 will not be achieved.

Better future for Emperor - DRD specialises in difficult underground mines like Vatukoula.  Under DRD ownership, Emperor’s mine will benefit from DRD’s extensive mining expertise, capital expenditure capability and ability to extract synergies.

Shares in a major international gold company - DRD is the tenth largest gold producer in the world, with a market capitalisation of around $1 billion.  It is currently a larger producer than each of Newcrest, Lihir Gold and Sons of Gwalia.

The enclosed Offer and Bidder’s Statement contain more detailed information. I urge you to read these documents carefully. If you are in any doubt as to how to act, you should consult your financial or other professional adviser.

To accept the Offer for your Emperor shares, you should follow the instructions on the enclosed Acceptance Form.

I look forward to welcoming you as a DRD shareholder.

/s/ Ian Murray
Ian Murray – Chief Executive Officer
Durban Roodepoort Deep, Limited

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Contents of this booklet

Contents of this booklet

Letter from the Chief Executive Officer of DRD

Part A.	Summary of the Offer

How to accept the offer

Why you should accept this offer

Frequently asked questions

Part B.	Bidder’s Statement

Table of contents

Section 1	Profile of DRD and the DRD Group

Section 2	Profile of Emperor

Section 3	Post takeover intentions

Section 4	Effect of the Offer on DRD

Section 5	Sources of consideration

Section 6	Investment risks

Section 7	Taxation Considerations

Section 8	Other material information

Section 9	The Offer

Section 10	Definitions and interpretation

Section 11	Approval of Bidder’s Statement

Annexure A –	Announcements in relation to the Offer

Annexure B –	Other announcements by DRD between 1 July 2003 and 26 March 2004

Annexure C –	Description of DRD Shares and comparison of the rights of holders of Emperor Shares and DRD Shares

Annexure D –	ASX announcements by Emperor between 1 July 2003 and 25 March 2004

Annexure E –	Information on trading DRD Shares

Annexure F –	Prescribed occurrences

Annexure G –	Other possible outcomes

Acceptance form

Reasons to Accept the Offer

Summary of the Offer

This summary provides an overview of the Offer. You should read the Offer and this Bidder’s Statement in their entirety before making any investment decisions.

The Offer

Durban Roodepoort Deep, Limited (“DRD”) is offering to acquire all of your shares in Emperor Mines Limited (“Emperor”).

Offer consideration

DRD is offering you one DRD share for every five Emperor shares you own. The implied value of the Offer at announcement was $0.88 per Emperor share based on the closing prices of Emperor shares on the ASX and DRD shares on the Nasdaq Small Cap Market (“Nasdaq”) on 5 March 2004 (the last trading day before announcement of the Offer).

The implied value of the Offer will vary with fluctuations in the DRD share price and foreign exchange rates.

Conditions of the Offer

The Offer is conditional on:

•                  DRD obtaining a relevant interest in at least 90% of Emperor;

•                  DRD obtaining all necessary regulatory consents and approvals;

•                  ANZ Bank undertaking to waive any defaults by the Emperor group of companies under Emperor’s existing debt facility and any defaults arising as a result of the Offer;

•                  No fall in the gold price below South African Rand 78,000 per kilogram; and

•                  Other conditions set out in the Offer.

DRD may choose to amend or waive any of these conditions (except regulatory conditions that have to be satisfied) in accordance with the Offer.

Scheduled closing date

The Offer will close on 14 May 2004, unless extended.

An overview of DRD’s offer

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How to accept the Offer

How to accept the Offer

Acceptances must be received prior to the close of the offer period. The Offer is currently scheduled to close at 7pm (Sydney time) on 14 May 2004, unless extended.

The acceptance procedure will depend on whether your Emperor shares are in a CHESS Holding or an Issuer Sponsored Holding or you hold your Emperor shares through Emperor’s ADR program.

If you hold your Emperor shares in a CHESS Holding

If your Emperor shares are in a CHESS Holding, either:

•                  Contact your stockbroker to arrange acceptance; or

•                  Complete and sign the accompanying Acceptance Form in accordance with the instructions on it and deliver or send it by post together with all other documents required by those instructions.

If you hold your Emperor shares in an Issuer Sponsored Holding

If your Emperor shares are in an Issuer Sponsored Holding, to accept the Offer you must complete and sign the accompanying Acceptance Form in accordance with the instructions on it and deliver or send it by post together with all other documents required by those instructions.

The mailing address and delivery addresses for the completed Acceptance Form and any associated documents are as follows:

The mailing address is:

Durban Roodepoort Deep Takeover Offer

Computershare Investor Services Pty Limited

GPO Box 7115

Sydney NSW 2001

A reply paid envelope (for use by shareholders living in Australia) is enclosed for your convenience.

The delivery address is:

Durban Roodepoort Deep Takeover Offer

Computershare Investor Services Pty Limited

Level 3, 60 Carrington Street

Sydney NSW 2000

If you hold your Emperor shares through Emperor’s ADR program

If you hold your Emperor Shares through Emperor’s ADR facility, you should refer to section 9.5 of the enclosed Bidder’s Statement regarding how to accept the Offer.

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Why you should accept the Offer

DRD is offering you an attractive premium for your Emperor shares

•                  DRD’s Offer valued Emperor at $0.88 per share at the time of announcement (8 March 2004), representing a 32% premium to the previous trading day’s closing price of $0.67 per Emperor share

•                  Shareholders should note that the implied value of DRD’s Offer will vary with the market price of DRD’s shares and foreign exchange rates

•                  As at 2 April 2004, the implied value of DRD’s Offer was $0.90 per Emperor share. This is higher than the Emperor share price has been since July 2002

Note: Implied value of DRD’s offer is based on DRD’s Nasdaq closing share price converted into Australian dollars. (Source: CIBC World Markets.)

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DRD provides you with direct exposure to the gold price

•                  DRD has a policy of not hedging its gold production, so movements in the gold price are directly reflected in cashflow

•                  Over the past three years, the gold price has increased by 53%. Over that time, DRD’s share price has risen by 270%*

•                  Many investors worldwide buy DRD shares as a proxy for gold

Distribution of DRD shareholders by region

Source: DRD

* US dollar gold price and DRD share price on Nasdaq for the three years ended 5 March 2004. (Source: CIBC World Markets)

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DRD is a highly liquid stock

•                  DRD is the most heavily-traded gold stock in the world*

•                  It is also the most heavily-traded mining stock on Nasdaq**

•                  Approximately five times DRD’s capital has traded over the past year, with over four million shares traded every day on average across eight international exchanges***

•                  DRD CDIs issued under the Offer can be traded on the ASX or, once converted from CDIs, can be traded on other international markets where DRD is listed, subject to the transfer restrictions contained in the Bidder’s Statement.

Share Turnover 2003

Note: Turnover for 2003 calendar year based on total shares traded on all exchanges divided by the average shares outstanding. (Source: CIBC World Markets)

* For the year to 2 April 2004, based on turnover of shares (calculated as total shares traded on all exchanges divided by the average shares outstanding). Based on companies over $200 million.

**     For the year to 2 April 2004, based on turnover of shares (calculated as total shares traded on all exchanges divided by the average shares outstanding).

***        For the year to 2 April 2004.

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Emperor’s mine has underperformed

•                  Emperor forecasts full production levels of 800,000 tonnes per annum from Vatukoula by June 2004

•                  To reach these levels, Emperor is implementing its Phase 2 capital expansion plan.  However, delays in the implementation of the Phase 2 Plan have been reported by Emperor

•                  DRD believes these delays in the capital expenditure program have been negatively affecting ore production

•                  DRD is concerned the forecast production ramp-up will not be achieved in the expected timeframe, which may impact negatively on Emperor’s cash position.  This in turn may affect Emperor’s ability to fund the Phase 2 Plan and to extract maximum value from the mine

Note: July 2003 forecast information for Q1 & Q2 03-04 is as amended by Emperor in January 2004; month of March 2004 has been estimated by Emperor with two weeks of actual production (see Emperor’s announcement dated 5 April 2004 for updated March quarter information).

(Source: Emperor, BDA Reports)

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DRD will provide Vatukoula with a better future

•                  Vatukoula, Emperor’s only mine, will benefit from DRD’s ownership

•                  DRD specialises in extending the life and maximising the value of complex underground gold mines.  To illustrate, since DRD acquired the Tolukuma mine in PNG in mid 2001, production has increased significantly

•                  If DRD acquires Emperor, it intends to commit the necessary resources to complete the Phase 2 Plan, based on available information

•                  DRD can extract synergies from Vatukoula which are not available to Emperor

Tolukuma Ore Production (1999-2003)

(Sources: DRD & Dome Resources NL’s quarterly production reports)

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DRD provides you with diversification of risk

•                  Emperor owns only one mine.  This makes Emperor susceptible to operational variability – when there is a disruption to activities at the mine, the company’s cashflow suffers

•                  DRD’s ownership would give Emperor investors exposure to eight mines rather than one. This means that any disruptions at one mine can be offset by production at another

•                  DRD has interests in mines in three countries rather than one. This provides DRD shareholders with diversified political and economic risk

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DRD’s offer allows you to be a shareholder in a major international gold company

•                  DRD is the tenth largest gold producer in the world

•                  DRD has a market capitalisation of $1 billion

•                  DRD is currently a larger producer than each of Newcrest, Lihir Gold and Sons of Gwalia

15 Largest Publicly-Listed Primary Gold Producers

Note: Includes only companies whose primary producing commodity is gold and are listed on a major stock exchange. Gold production represents 2003 calendar year production except for Newmont which represents 2003 calendar year gold sales. (Sources: Company reports)

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Frequently asked questions

Questions & Answers you should consider in reaching your decision

What is DRD and where are its operations?

DRD is an international company based in South Africa engaged in gold mining, including exploration, extraction, processing, surface retreatment and smelting.  Established in 1895, the market capitalisation of DRD as at 2 April 2004 was $1.0 billion.

DRD’s principal activity is underground and surface gold mining, and has interests in eight operating mines in three different countries (including its 19.78% interest in Emperor).

DRD is one of the world’s largest gold producing companies, with annual attributable production (based on the December 2003 quarterly production annualised) of approximately 950,000 ounces of gold.  DRD currently produces more gold annually than Newcrest (0.7 million ounces), Lihir Gold (0.6 million ounces) or Sons of Gwalia (0.6 million ounces).

DRD is listed on several exchanges around the world, including the ASX, the JSE Securities Exchange South Africa and Nasdaq in the United States.  DRD is a member of the Philadelphia Gold and Silver Index (a capitalisation weighted index comprised of the leading publicly traded companies involved in the mining of silver and gold).

Why is DRD bidding for Emperor?

DRD has a strategy to grow outside South Africa to provide a more diversified production base. The first stage of this strategy has been to expand group production in Australasia to approximately 400,000 ounces of gold per year through the acquisition of suitable assets in the region. The acquisition of 100% of Emperor by DRD, together with DRD’s existing interests in the Tolukuma and Porgera mines in Papua New Guinea, will achieve this target.

The acquisition of Emperor is also a good fit for DRD, as its Vatukoula mine is a complex underground ore body. DRD’s operational strengths lie in extending mine life and enhancing the profitability of complex underground gold mines, which it has demonstrated through the turnaround of the Tolukuma mine in Papua New Guinea.

Are there any conditions to DRD’s obligations to complete the Offer?

Yes. The Offer is conditional on:

•                  DRD obtaining a relevant interest in at least 90% of Emperor shares;

•                  DRD obtaining all necessary regulatory consents and approvals;

•                  ANZ Bank undertaking to waive any defaults by the Emperor group of companies under Emperor’s existing debt facility and of any defaults arising as a result of the offer;

•                  No fall in the gold price below South African Rand 78,000 per kilogram; and

•                  Other conditions set out in the Offer.

DRD may choose to waive or amend any of these conditions (except any regulatory conditions that have to

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be satisfied) in accordance with the Offer.

How many Emperor shares does DRD own?

DRD currently owns 22,208,038 Emperor shares, or 19.78% of Emperor’s current issued share capital.

How long do I have to accept the Offer?

Unless the Offer is extended, you have until 7 pm (Sydney time) on Friday, 14 May 2004 to accept the Offer.

Can DRD extend the offer period?

Yes. If the offer period is extended, DRD will, subject to the Corporations Act, give Emperor and Emperor shareholders written notice of the extension.

What will I receive in exchange for my Emperor shares?

The consideration offered is one DRD share for every five Emperor shares held.

What will be the form of consideration to be paid to me if I accept the Offer?

Emperor shareholders who accept the Offer will receive their entitlement to DRD shares in the form of DRD CHESS Depositary Interests (CDIs).

Emperor shareholders outside of Australia, the United States (excluding the states of Massachusetts, Hawaii and New Jersey), the United Kingdom, New Zealand, Hong Kong, Fiji, Luxembourg or any other jurisdiction where DRD is not satisfied it can issue DRD shares as consideration under its Offer without contravening the laws of that jurisdiction and without any registration or approval obligations, will receive as consideration the net cash proceeds of a nominee sale of the DRD shares which they otherwise would have been entitled to receive.

What is a CDI?

CDIs are securities traded on the ASX under the CHESS electronic transfer and settlement system operated by the ASX in a manner identical to trading in other Australian listed shares.  They are issued to enable foreign companies such as DRD to have their securities cleared and settled electronically through CHESS.

CDI holders are treated as if they were the legal owners of the underlying shares. This ensures CDI holders receive all the economic benefits of legal ownership such as the right to receive the same dividends, rights issues and bonus issues to which certificated shareholders are entitled.  For more information on DRD CDIs, you should refer to section 2 of Annexure E of the enclosed Bidder’s Statement.

Where can I trade my DRD CDIs?

DRD CDIs can be traded on the ASX.

If your CDIs are converted to DRD shares, then subject to the transfer restrictions set out in the enclosed Bidder’s Statement, the DRD shares which you will receive may be traded on other stock exchanges on which

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DRD is listed. Should you wish to trade your DRD CDIs on an exchange other than ASX, you should read the transfer restrictions set out in the enclosed Bidder’s Statement and/or contact your financial adviser.

Will I have to pay brokerage and stamp duty?

There is no brokerage or stamp duty payable on acceptance of the Offer.

When will I be paid?

If you accept the Offer while it is conditional you will receive your consideration within one month after the date the Offer is declared unconditional.

If you accept the Offer after it is declared unconditional, you will receive your consideration within one month of the date your acceptance is received or within 21 days of the Offer closing whichever is earlier.

How will fractional shares of DRD be treated?

If, under the Offer, you become entitled to a fraction of a DRD share, the number of DRD shares you are entitled to pursuant to the Offer will be rounded down to the next whole number of DRD shares.

If I accept the Offer, will this be a taxable transaction for Australian tax purposes?

The exchange of your Emperor shares pursuant to the Offer may be a taxable transaction to you. However, if DRD acquires more than 80% of the Emperor shares under the Offer, Australian resident shareholders should be able to claim rollover relief from capital gains tax.

Further details of the tax implications of the transaction are set out in section 7 of the Bidder’s Statement contained in this Booklet. If you have additional queries regarding the tax implications of the Offer for you, you should see your tax adviser.

How will I know the progress of the Offer?

DRD will provide regular updates to Emperor and the ASX on the progress of the Offer. Shareholders should also refer to DRD’s website at www.drd.co.za or www.durbans.com

If I decide not to accept the Offer, what will happen to my Emperor shares after the completion of this Offer?

If DRD is successful in becoming entitled to at least 90% of Emperor shares, it will seek to compulsorily acquire the remaining Emperor shares on issue in accordance with the requirements of the Corporations Act. Its other intentions are set out in section 3 of the enclosed Bidder’s Statement.

The Offer is currently subject to (amongst other things) a 90% minimum acceptance condition. Whilst DRD has the right to waive the conditions, many of the advantages of the Offer will not be achieved if DRD does not acquire 100% of Emperor and so this is not DRD’s preferred outcome. Details regarding DRD’s intentions for Emperor should DRD decide to waive the 90% minimum acceptance condition are set out in Annexure G of the enclosed Bidder’s Statement.

If DRD is not successful in gaining 90% of Emperor shares, and does not declare the Offer unconditional, the bid will fail. This may adversely affect the traded price of Emperor shares going forward. South African

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Reserve Bank requirements mean that if DRD does not acquire control of Emperor, it may have to divest its Emperor shareholding. If this occurs, it is likely that Emperor shares will be depressed, at least over the short term, due to the overhang of Emperor shares in the market.

What if I have further questions about the Offer?

If you have any questions about the Offer, or if you would like additional copies of this booklet or the Acceptance Form, please contact the Emperor shareholder information line on 1800 118 838 (toll free within Australia) or +61 8 9386 2651 (international callers).

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This is an important document and requires your immediate attention.

If you are in any doubt as to how to act, you should consult your financial or legal adviser as soon as possible.

BIDDER’S STATEMENT

Offer

by

Durban Roodepoort Deep,
Limited

(ARBN 086 277 616 / South African Reg. No. 1895/000926/06)

to purchase all your ordinary shares in

Emperor Mines Limited
ABN 61 007 508 787

FOR

1 DRD Share for every 5 Emperor Shares

The Offer is dated 13 April 2004 and will close at 7pm (Sydney time) on 14 May 2004, unless extended.

Lodgment under the Corporations Act

This Bidder’s Statement is given by Durban Roodepoort Deep, Limited ARBN 086 277 616 (DRD) to Emperor Mines Limited ABN 61 007 508 787 (Emperor) under Part 6.5 of the Corporations Act.

A copy of this Bidder’s Statement was lodged with the Australian Securities and Investments Commission (ASIC) on 26 March 2004. A copy was also provided to the Australian Stock Exchange Limited (ASX) on that date. Neither the ASX nor the ASIC takes any responsibility for the content of this Bidder’s Statement.

Date of Bidder’s Statement and Offer

This Bidder’s Statement is dated 26 March 2004. It includes an Offer dated 13 April 2004 on the terms set out in section 9 of this Bidder’s Statement.

Defined terms

A number of defined terms are used in this Bidder’s Statement. Unless the contrary intention appears, the context requires otherwise, or words are defined in section 10 of this Bidder’s Statement, words and phrases in this Bidder’s Statement have the same meaning and interpretation as in the Corporations Act.

Investment advice

This Bidder’s Statement constitutes only general advice (within the meaning of section 766B(4) of the Corporations Act) and does not take into account your individual investment objectives, financial situation or particular needs. You may wish to seek independent financial and taxation advice before making a decision whether to accept the Offer.

Disclaimer regarding forward looking statements

This Bidder’s Statement contains forward looking statements, including without limitation, statements concerning DRD’s operations, economic performance, financial condition, the impact that the combination of DRD and Emperor may have on DRD’s results of operations and the benefits expected to result from the merger. All forward looking statements are not based on historical facts, but rather reflect the current expectations of DRD concerning future results and events. Since forward looking statements address future events and conditions, by their very nature they involve inherent risks, uncertainties and assumptions.  While DRD believes that the expectations reflected in the forward looking statements contained in this Bidder’s Statement are reasonable, no assurance can be given that such expectations will prove to be correct.

The risk factors described in section 6 of this Bidder’s Statement could affect future results of DRD as well as the actual benefits of the merger, causing these results to differ materially from those expressed, implied or projected in any forward looking statements. These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any forward looking statements. Other unknown or unpredictable factors could also have material adverse effects on DRD’s future results. The forward looking statements included in this Bidder’s Statement are made only as of the date of this Bidder’s Statement. Except as required by law, DRD does not intend to update any forward looking statements.

Any subsequent written and oral forward looking statements attributed to DRD or any person acting on its behalf are qualified by this cautionary statement.

Foreign jurisdictional notice

The distribution of this document and the making of the Offer may be restricted by the laws of foreign jurisdictions.  The Offer is not being made, directly or indirectly, in or into, and will not be capable of acceptance from within, any jurisdiction, if to do so, would not be in compliance with the laws of that jurisdiction. Emperor Shareholders who reside in the United States (excluding the states of Massachusetts, Hawaii and New Jersey), the United Kingdom, Hong Kong, New Zealand, Fiji and Luxembourg are lawfully able to accept the Offer.

Emperor Shareholders should inform themselves of, and observe, any restrictions which may apply in their relevant jurisdiction. Any failure to comply with these restrictions may constitute a violation of the securities laws of any of these foreign jurisdictions. DRD will not assume any responsibility or liability for the violation by a person of any foreign laws where that person, at the time the Offer is made, has a registered address outside Australia. DRD may, in its sole discretion, take such action as it deems necessary to make one or more Offers in any of these jurisdictions, and extend the Offer to any or all Emperor Shareholders in any of these jurisdictions.

U.S. Disclosures

The DRD Shares have not been registered under the U.S. Securities Act and may not be offered or sold within the United States or to U.S. persons unless they are registered under the U.S. Securities Act or an exemption from the registration requirements of the U.S. Securities Act is available.  Section 4.2 of Annexure E of this Bidder’s Statement describes the U.S. Securities Act exemptions pursuant to which the Offer is being made and the restrictions on transfers of the DRD Shares in the United States or to or for the account or benefit of a U.S. person.

The Offer described in this Bidder’s Statement is made for the securities of an Australian company.  The Offer is subject to disclosure requirements in Australia that are different from those of the United States.  Certain financial statements included in this document have been prepared in accordance with South African, Australian and/or International Accounting Standards that may not be comparable to the financial statements of United States companies.

It may be difficult for Emperor Shareholders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since DRD is located in South Africa, and all of its officers and directors are residents of countries other than the United States.  Emperor Shareholders may not be able to sue DRD or its officers or directors in a non-U.S. court for violations of U.S. securities laws.  It may be difficult to compel DRD and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that DRD may purchase securities otherwise than under the Offer, such as in the open market or privately negotiated transactions to the extent permitted under Australian law.

Some of the information in this Bidder’s Statement may contain projections or other forward looking statements regarding future events or other future financial performance. These statements are only projections and actual events or results may differ materially. In reviewing such statements, please refer to the documents that DRD files from time to time with the United States Securities and Exchange Commission (SEC), specifically DRD’s 2003 annual report on Form 20-F. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in DRD’s projections or forward looking statements, including difficulties associated with being a marginal producer of gold, changes and reliability of Ore Reserve estimates, gold price volatility, currency fluctuations, problems in the integration of operations, exploration and mining risks and a variety of risks described in DRD’s 2003 annual report on Form 20-F.

The SEC permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. SEC guidelines strictly prohibit companies from disclosing Mineral Resources (which includes Measured, Indicated, and Inferred Mineral Resources information) in documents filed with the SEC.  U.S. Emperor Shareholders are urged to consider closely the disclosure in DRD’s Form 20-F. This requirement is inconsistent with Australian commonly accepted practice which permits the disclosure of Mineral Resources.

Hong Kong holders

This Bidder’s Statement has not been authorised by the Securities and Futures Commission in Hong Kong.

The DRD Shares in relation to the Offer described in this Bidder’s Statement will only be offered to Emperor Shareholders in return for the Emperor Shares they hold. The Offer is not being made with the view to, or in connection with, any further sale of the DRD Shares in Hong Kong. Emperor Shareholders who are Hong Kong residents and accept DRD’s Offer are not permitted to resell the DRD Shares issued under the Offer to the public in Hong Kong within six months from the date of this Bidder’s Statement.

Table of contents

Section

1	Profile of DRD and the DRD Group

	1.1	Overview of DRD
	1.2	Principal activities of DRD
	1.3	Australasian operations
	1.4	South African operations
	1.5	Fiji - Emperor
	1.6	Exploration projects
	1.7	Discontinued operations
	1.8	DRD’s Mineral Resources and Ore Reserves
	1.9	Directors and senior management and employees of DRD
	1.10	Corporate Governance
	1.11	Production information
	1.12	Financial Information
	1.13	DRD’s capital structure
	1.14	GoldMoney.com
	1.15	Share price performance of DRD Shares
	1.16	Stock exchange listings
	1.17	U.S. Securities Act and the U.S. Exchange Act
	1.18	DRD shareholders
	1.19	Rights and liabilities attaching to the DRD Shares offered
	1.20	DRD’s interests in Emperor securities
	1.21	Other Information on DRD

2	Profile of Emperor

	2.1	Overview
	2.2	Phase 2 Plan
	2.3	Impact of Phase 2 Status on Outlook
	2.4	Hedging
	2.5	Emperor’s issued capital
	2.6	Substantial Shareholders
	2.7	Emperor Share price performance
	2.8	Dividends
	2.9	Other information
	2.10	Disclaimer

3	Post takeover intentions

	3.1	Approach
	3.2	Board, management and staff of Emperor
	3.3	Emperor operations
	3.4	Other intentions
	3.5	Other potential outcomes

4	Effect of the Offer on DRD

	4.1	An important step in DRD’s Australasian strategy
	4.2	Overview of the effect on DRD

	4.3	Pro forma financial information
	4.4	Impact on shareholding structure
	4.5	Synergies from combination

5	Sources of consideration

	5.1	Maximum DRD Share consideration

6	Investment risks

	6.1	Introduction
	6.2	Risks of the Offer
	6.3	Gold mining industry risks
	6.4	DRD specific risks

7	Taxation Considerations

	7.1	Introduction
	7.2	Australian taxation consequences
	7.3	Australian resident shareholders
	7.4	Non-resident shareholders
	7.5	Good and services tax (GST) considerations
	7.6	Stamp duty
	7.7	Optionholders

8	Other material information

	8.1	ASIC modifications to and exemptions from the Corporations Act
	8.2	Disclosure of interests of certain persons
	8.3	Disclosure of fees and benefits received by certain persons
	8.4	Directors’ interests in DRD securities
	8.5	DRD directors’ interests in Emperor
	8.6	Consents
	8.7	Expiry date
	8.8	Collateral benefits
	8.9	No escalation agreements
	8.10	Foreign regulatory matters
	8.11	Other material information

9	The Offer

	9.1	Offer
	9.2	Offer Period
	9.3	Official quotation of DRD Shares
	9.4	Who may accept
	9.5	How to accept this Offer
	9.6	The effect of acceptance
	9.7	When you will receive payment
	9.8	Conditions of this Offer
	9.9	The nature and benefit of conditions
	9.10	Freeing the Offer from conditions
	9.11	Statutory condition
	9.12	Notice on the status of conditions
	9.13	Withdrawal of Offer

	9.14	Variation of Offer
	9.15	No stamp duty or brokerage
	9.16	Governing law
	9.17	Date of Offer

10	Definitions and interpretation

	10.1	Definitions
	10.2	Interpretation
	10.3	Exchange rates
	10.4	Imperial units of measurement and metric equivalents

11	Approval of Bidder’s Statement

Annexure A - Announcements in relation to the Offer

Annexure B – Other announcements by DRD between 30 June 2003 and 23 March 2004

Annexure C – Description of DRD Shares and comparison of the rights of holders of Emperor Shares and DRD Shares

Annexure D – ASX announcements by Emperor between 30 June 2003 and 23 March 2004

Annexure F – Prescribed occurrences

Annexure G – Other possible outcomes

1                                        Profile of DRD and the DRD Group

1.1                               Overview of DRD

An international gold company

DRD is an international gold mining company with operating and exploration activities in Australasia and South Africa.

DRD’s mission statement is to be an independent gold producer focusing on extending mine lives safely and profitably.

It is engaged in underground and surface gold mining including exploration, extraction, processing, surface retreatment and smelting and has interests in eight operating gold mines in three different countries. In the December 2003 quarter, DRD’s gold production was 237,308 ounces of gold, excluding the attributed production from its interest in Emperor’s Vatukoula Mine in Fiji but including the attributed production from the Porgera Mine in Papua New Guinea. If DRD is successful in acquiring 100% of Emperor, DRD’s annual gold production based on annualised production results for the December 2003 quarter is expected to exceed 1 million ounces, with just under one third of its production expected to be received from its Australasian operations (including its interest in Emperor’s Vatukoula Mine). DRD is ranked in the top ten listed gold companies worldwide in terms of gold production.(1)

DRD is listed on several exchanges around the world, including the ASX, the JSE Securities Exchange South Africa (JSE) and Nasdaq SmallCap Market in the United States (Nasdaq). DRD is also included as a member of the Philadelphia Gold and Silver Index (a capitalisation weighted index comprised of the leading publicly traded companies involved in the mining of silver and gold).

DRD has an international spread of shareholders and its shares are heavily traded, with an average over the year prior to the announcement of the Offer of in excess of four million DRD Shares trading every day on the various markets on which DRD is listed. By way of comparison, the number of Emperor Shares traded daily on the ASX over the same period was approximately 290,000 Emperor Shares.

DRD is subject to a range of corporate governance regimes, including the U.S. Sarbanes-Oxley Act, the recently reformed Nasdaq corporate governance rules that apply to non-U.S. companies and the Principles of Good Corporate Governance and Best Practice Recommendations of the ASX Corporate Governance Council. It is committed to continuing to comply with international corporate governance standards and maintaining regular and substantive communications with all stakeholders.

(1)          List includes only companies whose primary producing commodity is gold and are listed on a major stock exchange.

A growth company

DRD has a focus on growth with the objective of making its production profile more sustainable and diversifying its risk. To date, this has been achieved by:

•                                         increasing gold production from its existing operations through capital expenditure programs and organic growth projects that extend the economic lives of its gold mines. These programs have included upgrading of the treatment plants and accessing new mining areas in and around DRD’s existing operations. For example, DRD has accelerated exploration programs at the North West Operations and the Blyvoor Section which has resulted in the life of both of these operations being extended to in excess of 15 years; and

•                                         strategic acquisitions of gold producing businesses or companies. Criteria for acquisitions include favourable financial returns and/or turnaround opportunities as well as compatibility with DRD’s existing operations and expertise. In furtherance of this objective, DRD developed an Australasian strategy (see section 1.3 for more details) and in 2003 acquired:

•                  100% of Orogen Minerals (Porgera) Limited (OMP) and Mineral Resources Porgera Limited (MRP) which together own an interest in the Porgera Mine in PNG; and

•                  a 19.78% shareholding in Emperor.

If successful, the acquisition of the balance of Emperor Shares not already owned by DRD, together with DRD’s existing PNG operations, will establish a critical mass of approximately 400,000 ounces of annual production in the Australasian region.

With the establishment of a base in the Australasian region, low DRD Group debt and its capacity to raise significant equity capital for appropriate acquisition opportunities, DRD is well positioned to fund further acquisitions in the region.

DRD’s South African assets provide high leverage to the gold price

As a matter of corporate policy, DRD is a non-hedger of its gold production. Consistent with this objective, in 2002, DRD closed out its gold hedge book and has no gold commodity hedging in place (DRD has some swaps under an electricity supply contract – see section 1.12(d) below). Being a non-hedger provides DRD shareholders with leverage to gold price movements.

Similar to Emperor’s Vatukoula Mine, the relatively high cost of many of DRD’s South African operations provides an additional level of gearing to the gold price. As the Rand gold price increases, the profitability of DRD’s South African operations increases with the improved margins and the level of reserves available to be economically mined increases significantly so that the life of the operations and / or production levels can be extended.  An indication of the sensitivity of DRD’s Ore Reserves to fluctuations in the Rand gold price is set out in section 1.8 below.

Due to its high leverage to the gold price, DRD is also affected by decreases in the gold price. DRD has actively managed this risk by:

•                                         providing downside protection through the development and implementation of its Australasian strategy which has delivered a lower cost Australasian production base to support the DRD Group in a lower gold price environment; and

•                                         actively managing its operations to address the impacts of changing economic circumstances. Due to the scale and diversity of its operations, DRD has the flexibility to alter its scale and mix of production to match the economic conditions.

Strategic and pro-active management

DRD’s management team is experienced in dealing with changing economic and mining conditions. DRD management has over the past three years demonstrated an ability to successfully and methodically implement its strategy and proactively manage its operations to the benefit of its shareholders.

In the last 18 months, largely to address reducing margins at its South African operations due to the rapid appreciation of the Rand against the U.S. Dollar, DRD management formulated its Australasian strategy - to geographically diversify its production profile and provide lower cost operations to support the DRD Group in low Rand gold price conditions. Over that period, DRD has been successful in:

•                                         turning around the performance of the Tolukuma Mine in PNG (see section 1.3(b));

•                                         acquiring an interest in the Porgera Mine in PNG (see section 1.3(c)); and

•                                         acquiring a 19.78% interest in Emperor which owns the Vatukoula Mine in Fiji. Under the Offer, DRD is seeking to acquire 100% of Emperor.

The significant Ore Reserves and Mineral Resources of the DRD Group enable it to alter its production profile to suit the prevailing conditions. This requires a proactive management approach, which has been evident from the DRD Group’s recent performance. Over the past three years, the production profile of DRD has changed significantly, with the closure of the Durban Deep and West Wits Sections in South Africa, the turnaround of the Tolukuma Mine and the acquisition of an interest in the Porgera Mine in PNG, an interest in the Vatukoula Mine in Fiji (through its shareholding in Emperor) and an interest in the ERPM Section in South Africa (through its shareholding in CGRL).

The following chart shows how DRD’s production profile has changed between the December 2001 quarter and the December 2003 quarter.

Note:  Crown Section production for the December 2001 quarter included production from the West Wits Section.

In addition to managing the production profile, DRD seeks to reduce production costs by employing rigorous cost controls and management of working capital and input costs. Often this can be achieved by improving its utilisation of existing infrastructures and implementing a flat management structure that is focused on reducing administrative costs and managing Ore Reserves in a manner that allows for effective grade control. Operational risk, and the costs associated with it, is minimised by a number of physical measures, such as increased planned maintenance, equipment improvements and asset protection.

DRD is also prepared to act early to address operational issues to protect the viability of its operations in the longer term. In the case of the North West Operations, DRD acted quickly to address the impact of the rapid appreciation of the Rand against the U.S. Dollar by restructuring the production and cost profile of these operations. The restructure was implemented in a socially responsible manner, following a participative review process with key stakeholders in the North West Operations (including the relevant labour organisations). There are already indications of a turnaround in the profitability of these operations.

1.2                              Principal activities of DRD

DRD’s operational structure is set out below.

Notes:

(1)                                 DRD has a 20% non-operating interest in the Porgera Mine in PNG. Placer operates the mine and has a 75% interest in the Porgera Mine.

(2)                                 North West Operations consist of the Harties and Buffels Sections.

(3)                                 DRD has a 40% operating interest in CGRL. The other 60% interest in CGRL is owned by KBH.

DRD currently has an interest in eight operations, five in South Africa, two in PNG and, through its 19.78% shareholding in Emperor, the Vatukoula Mine in Fiji.

An overview of the operations in Australasia and South Africa (other than the Vatukoula Mine) is set out below. A brief overview and update on Emperor’s Vatukoula Mine is provided in section 2 of this Bidder’s Statement.

1.3                              Australasian operations

(a)                                 Australasian strategy

DRD’s Australasian strategy is aligned with DRD’s mission statement. It seeks to diversify its operations to minimise risk, particularly currency, geographic and political risk, and take advantage of its expertise in extending the mine life of mature underground operations.

DRD has sought to establish an operational base in the Australasian region with annual gold production of approximately 400,000 ounces. This scale of operation will justify the establishment of an appropriate management infrastructure in the region including a corporate office, a local Australasian-based advisory board and adequate investor interest to build DRD’s Australasian shareholder base (more details are contained in the description of DRD’s intentions in section 3). From this base, the Australasian division will be well positioned to pursue appropriate growth opportunities in the region.

Within the last 12 months, DRD has successfully built its Australasian division through:

•                                         the turn around of the Tolukuma Mine in PNG which has been a sustainable gold producer over the last 12 months; and

•                                         the acquisition of 100% of OMP and MRP which together own an interest in the Porgera Mine in PNG, which is operated by Placer Dome Inc (Placer). The interest in the Porgera Mine provides significant free cash flow without the demands of managing the mining operations.

These Australasian assets (excluding DRD’s interest in Emperor’s Vatukoula Mine) contributed 67,903 ounces of gold for the December 2003 quarter (being just under one third of DRD’s total gold production for the quarter) at an average cash cost of US$232 per ounce.

The proposed merger with Emperor is consistent with DRD’s Australasian strategy and, if successful:

•                                         should increase DRD’s annual production in the Australasian region to the target level of approximately 400,000 ounces;

•                                         provides the opportunity for DRD to improve operational performance, profitability and mine life of the Vatukoula Mine through DRD’s expertise and experience (being a labour intensive, underground operation involving a complex ore body similar to that at the Tolukuma Mine);

•                                         will provide a significant boost to DRD’s Ore Reserve and Mineral Resource base in the Australasia region;

•                                         will provide management experience and depth in the region through the existing employees and management of Emperor; and

•                                         will expand DRD’s Australasian shareholder base.

(b)                                Tolukuma Mine (100%)

The Tolukuma Mine is situated approximately 100km north of Port Moresby in the Central Province of PNG, and is at an elevation of 1,550m. DRD owns 100% of the Tolukuma Mine through its wholly-owned subsidiary Tolukuma Gold Mines Limited.

The Tolukuma Mine is a 16,500 tonne per month, high-grade (14 g/t) operation. It employs approximately 650 people, including contractors who work on a “fly-in-fly-out” basis and are accommodated in single quarters when at the mine. DRD also has an extensive holding of exploration licences (approximately 7,750km2) around the mine and in the region.

The Tolukuma deposit is an epithermal low sulphidation gold/silver/quartz/adularia vein system noted for its high-grade “bonanza” style mineralisation. The Tolukuma deposit comprises two sub-parallel structures. These are connected by a series of linked structures. Quartz veins average 0.20m to 2.0m in width over a strike length of more than 1.4km. All of the present gold Ore Reserves are within these veins.

The current production is 90% from underground mining and 10% from open pit mining and is conducted using mining plant and equipment owned by Tolukuma Gold Mines Limited. Access to underground workings is via decline shafts. Mining methods vary according to local ground conditions. A mechanised cut and fill, or “flat backing” is used in relatively poor ground conditions and timber-supported up-dip or shrinkage stoping is used where the veins are narrow and wall rocks are relatively competent. Ore is trucked to the metallurgical plant situated about 550m from the mine, then milled and treated through a conventional gravity and carbon-in-leach circuit.

The Tolukuma Mine produced 21,767 ounces of gold for the December 2003 quarter at an average cash cost of US$253 per ounce.

Due to its remoteness, all transport to and from the mine is carried out by helicopter. As a result, 20% of the total cost of the mine is spent on transportation and logistics.

Based on the life of mine plan, in which DRD assumed a gold price of US$350 per ounce, Proved and Probable Ore Reserves of the Tolukuma Mine were 144,000 ounces at 30 June 2003. DRD believes that the current Ore Reserves at the Tolukuma Mine are sufficient to continue operations there at least until the end of 2006. Exploration success within and around the mining lease indicates that there is good reason to believe that mining should extend well beyond the depletion of the present resource base.

(c)            Porgera Joint Venture (20%)

On 21 November 2003, DRD acquired all of the shares in OMP and MRP (which were amalgamated with DRD’s subsidiary Dome Resources (PNG) Limited to form DRD (Porgera) Limited (DRD (Porgera)) from Oil Search Limited. The effective date for the acquisition was 30 June 2003. The principal asset of DRD (Porgera) is a combined 20% interest in fifteen mineral tenements located in PNG. These tenements are mined under a joint venture (the PJV) between DRD (Porgera) holding 20%, associated companies of Placer holding 75% and Mineral Resources Enga Limited (MRE) (on behalf of the Enga Provincial Government and Porgera landowners in PNG) holding 5%. The Porgera Mine is managed by Placer.

As part of the acquisition of MRP and OMP from Oil Search Limited, DRD undertook to offer MRE the right to acquire a 5% interest in the PJV from DRD (Porgera). On 2 February 2004, DRD (Porgera) entered into a sale and purchase agreement with MRE to on-sell a direct 5% interest in the Porgera Mine to MRE for US$22.521 million. The sale is subject to a number of conditions precedent, including MRE obtaining the necessary regulatory approvals and arranging finance. Subject to the satisfaction of these conditions, completion of the transaction is scheduled to occur by no later than 30 April 2004 (with 1 January 2004 being deemed to be the effective date for the acquisition). If the transaction completes, it will reduce DRD’s participation (through DRD (Porgera)) in the gold production from the Porgera Mine to 15%, and increase that of MRE to 10%.

The Porgera Mine is situated in the highlands of PNG, approximately 600km northwest of Port Moresby, and is at an elevation of 2,500m. Its workforce comprises of approximately 2,175 employees. In addition, there are approximately 560 contractors. Approximately 90% of the employees are PNG nationals. During the 2003 calendar year, the mine produced 852,000 ounces of gold.

Open-pit mining is currently in Stages 4 and 5 of a 5-stage open-pit mining plan. Stage 4 production was the principal source of ore in the 2003 calendar year and is expected to continue until completion of the stage late in the 2004 calendar year. Stage 5 is under development and will contribute ore from 2003 to 2006. The life of the Porgera Mine is currently expected to extend to 2012.

DRD’s attributable production from the Porgera Mine for the December 2003 quarter was 46,136 ounces of gold at an average cash cost of US$222 per ounce.

As at 31 December 2003, DRD’s attributable interest in the Ore Reserves of the Porgera Mine was 1.44 million ounces.

1.4                              South African operations

(a)                                 North West Operations (100%)

The North West Operations consist of two sections, namely the Buffels and Harties Sections, which lie adjacent to each other within the Klerksdorp goldfield, on the northwest rim of the Witwatersrand basin, about 160km southwest of Johannesburg. This operation is the largest within the DRD Group and produces approximately 326,500 ounces of gold per annum (based on annualised December 2003 quarterly production) from underground and surface operations and has approximately 8,200 employees. DRD owns 100% of the North West Operations.

The North West Operations infrastructure includes the shaft complexes, metallurgical plants and its associated tailings dams and engineering workshops. Accommodation for staff is situated on the property as well as in the neighbouring towns. Following a 60 day participative review process with labour organisations and other stakeholders, DRD restructured its North West Operations in the first quarter of the 2004 financial year in response to changing economic conditions in South Africa. The restructure has resulted in a reduction in gold output from the operations of approximately 20%, the mothballing of some infrastructure and a reduction in manpower at the mine, leading to reduced costs and higher profitability. The restructure has already begun to yield results with cash operating costs of US$399 per ounce for the December 2003 quarter (compared to cash operating costs for the September 2003 quarter of US$423 per ounce).

The North West Operations mine the Vaal Reef ore body and previously discarded low-grade rock dumps. The operations have an expected life of mine of in excess of 15 years.

The North West Operations also have significant medium grade areas (Mineral Resource below the current cut-off grade) which may become economically viable to mine should the Rand gold price improve from the current levels.

Buffels Section

The Buffels Section comprises of both underground mining and surface reclamation (waste rock dumps) operations. The mine was originally developed in 1949 and since inception has produced over 32 million ounces of gold, with 20,100 tonnes of uranium as a by-product.

The bulk of the mine’s Ore Reserves have been mined out but the infrastructure is in good condition and is being used to access remnant reserves and blocks originally bypassed because of structural complexity. Access from the surface to the current underground workings of the mine is through vertical shafts. Mining of the reef takes place in stope panels. Holes are drilled into the solid rock, charged with explosives and blasted. The loosened rock is removed from the stope panels and conveyed to the shaft, tipped into the ore-pass systems, hoisted to the surface and conveyed to the metallurgical plant for gold extraction.

Based upon an assumed gold price of US$350 per ounce and an exchange rate of R8.58 to US$1.00 (equivalent to R96,500/kg gold), Proved and Probable Ore Reserves of the Buffels Section as at 30 June 2003 were 1,426,000 ounces. DRD estimates that the life of the Buffels Section extends to the year 2011.

Production at 11 shaft is currently being downscaled and will be suspended by April 2004. It will not impact on the production forecast of the North West Operations, but will reduce Ore Reserves by approximately 41,700 ounces, 0.5% of North West Operations’ Ore Reserves.

Harties Section

The Harties Section comprises underground and surface reclamation (waste rock dumps) operations. Development of, and production from, the Harties Section also dates back to 1949 with total gold production from the area totalling over 38 million ounces of gold, with uranium oxide, sulphuric acid, pyrite and silver being recovered as by-products.

Following the acquisition of the Harties Section by DRD in 1999, it has been converted from a high-grade mine with a short life dependent on the mining of shaft pillars and scattered remnants to a medium-grade mine with a longer life. To date, under DRD’s management, the mine has produced more than 1,400,000 ounces of gold. DRD estimates that the life of the Harties Section extends to the year 2023.

Based upon an assumed gold price of US$350 per ounce, and an exchange rate of R8.58 to US$1.00, equivalent to R96,500/kg gold, Proved and Probable Ore Reserves of the Harties Section as at 30 June 2003 were 7,058,000 ounces.

The Harties Section also has a large Mineral Resource base below its pay limit of 8 g/t, (13 Mt at 5.40 g/t) or 2,300,000 ounces of gold (70 tonnes), which is accessible at marginal cost and so allows the Harties Section to readily switch to lower grade ore when the gold price increases in Rand terms to further extend mine life.

(b)            Blyvoor operations (100%)

The Blyvoor Section is situated in the Carletonville goldfields on the north-western edge of the Witwatersrand Basin, approximately 80km west of Johannesburg. It comprises the Blyvoor and Doornfontein mines which merged in 1995. Gold production at the Blyvoor mine commenced in 1942 and the operation has produced over 35 million ounces of gold since inception.

The Blyvoor Section comprises both underground mining and surface reclamation operations. It has two main gold bearing horizons, namely, the Carbon Leader Reef, which is one of the principal ore bodies in the goldfield, and the Middelvlei Reef which is situated approximately 75m vertically above the Carbon Leader Reef horizon. Its operating facilities located on the property include shaft complexes, administrative offices for managerial, administrative, financial and technical disciplines, extensive workshops, consumable stores, the metallurgical plants, tailings dams and waste rock dumps.

The Blyvoor Section has approximately 5,350 employees, including contractors. DRD houses the majority of its employees in DRD-owned accommodation on the property and in the town of Carletonville.

Access from the surface to the current underground workings of the Blyvoor Section is through vertical and incline shaft systems. Mining of the reef takes place in stope panels. Holes are drilled into the solid rock and are charged with explosives and blasted. The loosened rock is removed from the stope panels and is conveyed to the shaft, tipped into the ore-pass systems, hoisted to the surface and transported to the metallurgical plant for gold extraction. The shaft system consists of three vertical shafts from the surface, twelve sub-incline shafts and two sub-vertical shafts underground.

DRD implemented the “Blyvoor Expansion Project” in the 2001 financial year. The project extended the life, and further realised the potential of the Blyvoor Section by introducing the mining of the lower grade Middelvlei Reef (possible because of the extensive pre-development work done), as well as the reclamation of “old gold” in worked out areas. The expansion project has increased the life of mine plan from 12 years to 20 years.

In January 2004, DRD commissioned a R45 million slimes dam reclamation project, expected to increase gold production, reduce costs per ounce and extend the life of mine.  The slimes dam reclamation project involves:

•                                         the reclamation of some 24 Mt of slimes material, at a rate of 240,000 tonnes per month, by high pressure water jetting from the mine’s 50-year old slimes dams, at an average grade of 0.587 g/t;

•                                         a new carbon-in-leach (CIL) circuit, treating slimes material, will run in parallel with the older CIP circuit, treating underground ore;

•                                         the adoption of new technology in the plant – specifically the Kemix Reactor Process – which is expected to deliver both improved gold recoveries and lower costs;

•                                         the extension of  No 6 Slimes Dam to accommodate retreated slimes from the project. Cyclones have been installed to make for faster deposition, a reduced footprint and greater stability; and

•                                         a focus on environmental considerations. The Nos 4 and 5 Slimes Dams, once cleared, will liberate nearly 100 hectares of rehabilitated land for possible redevelopment.

Based upon an assumed gold price of US$350 per ounce and an exchange rate of R8.58 to US$1.00, equivalent to R96,500/kg gold, Proved and Probable Ore Reserves of the Blyvoor Section as at 30 June 2003 were 5,780,000 ounces. DRD estimates that the life of the Blyvoor Section extends to the year 2024.

On 15 March 2004, Blyvoor announced the appointment of a multidiscipline task-team to investigate the negative impact on the margins at the Blyvoor Section due to the effect of Rand strength on costs and revenues, and to propose counter measures. On 23 March 2004, the task team recommended that DRD implement measures at the Blyvoor Section to enhance the efficiency of its rock-drill operators (RDO). These include a revised RDO incentive scheme, and the appointment of an assistant to each RDO. The measures were devised to increase consistency in face advance. Further recommendations aimed at reducing lost shifts attributable to absenteeism are also under consideration.

(c)            Crown Gold Recoveries (Pty) Limited (40%)

DRD owns 40% of Crown Gold Recoveries (Pty) Limited (CGRL), the entity which owns and controls the Crown Section and the ERPM Section, through its wholly owned subsidiary, Crown Gold Recoveries Limited. The remaining 60% interest in CGRL is held by a South African company, Khumo Bathong Holdings (Pty) Ltd (KBH). DRD has assisted in the funding of capital projects and has loaned approximately R130.9 million to CGRL. A further R128 million in funding was provided by the Industrial Development Corporation (IDC). DRD and the IDC are joint preferred creditors of CGRL and East Rand Proprietary Mines Limited, and have taken general notarial bonds over their assets.

The sale by DRD of a 60% interest in CGRL to KBH during 2002 achieved the South African Broad Based Socio Economic Empowerment Charter 10 year target of 26% empowerment in respect of ownership.

DRD provides management services for the Crown and ERPM Sections under management service agreements entered into with CGRL and East Rand Proprietary Mines Limited respectively. These services include financial management, gold administration, technical and engineering services, mineral resource services and other management related services.

DRD accounts for its interest in the Crown and ERPM Sections under the equity method such that the value of DRD’s investment will vary depending on the profitability of the Crown and ERPM Sections. As at 31 December 2003, the carrying value of the investment was nil. Shareholder loans of R99 million have been fully provided against, and R84.5 million of the R130.9 million in funding provided to CGRL have been provided against. The gold production attributable to DRD’s 40% interest represented approximately 10% of gold produced by DRD in the December 2003 quarter.

Both the Crown and ERPM Sections are extremely sensitive to fluctuations in the Rand gold price. Forecasts done on the current Rand gold price and the operating and fixed costs of the Crown and ERPM Sections suggest that contributions generated from its operations will from July 2004 (when part repayment of the loan facilities extended to it by IDC and DRD is required) may be insufficient to cover all its monthly obligations.

As a result, on 23 March 2004, the board of directors of CGRL resolved to review the capital structure of CGRL and East Rand Proprietary Mines Limited and both DRD and KBH agreed to reduce their management fees.

Crown Section

The Crown Section is situated 30km south-east of Johannesburg, South Africa. It is involved in the clearing of old slime dams and sand dumps and the environmental clean-up of land across Central Johannesburg. The Crown Section, through CGRL, has mining rights to 5,787 acres and has the right to occupy 1,490 acres of freehold property. The operation has approximately 860 employees including contractors.

The Crown Section has three operating plants situated at Crown Mines, City Deep and Knights, with an installed capacity to treat 13 Mt of sand and tailings per annum. The three operating plants at the Crown Section re-treat the sand dumps, slimes dumps and other gold-bearing material such as valley silts, gold plant foundations and railway ballast (collectively termed “archive material”) deposited as tailings from the now defunct mines that once operated in the Witwatersrand area of South Africa.

Based upon an assumed gold price of US$350 per ounce and exchange rate of R8.58 to US$1.00 (equivalent to R96,500/kg gold), Proved and Probable Ore Reserves of the Crown Section as at 30 June 2003 were 418,000 ounces.

ERPM Section

The ERPM Section is located close to Boksburg, east of Johannesburg and approximately 100km from the Blyvoor Section. Mining operations at the ERPM Section comprise three vertical shafts providing access to two underground sections comprising several longwalls advancing east-west. The ERPM Section also has a large surface Mineral Resource of which DRD’s attributable interest is 8.16 Mt at 0.632 g/t or 165,805 ounces of gold.  The ERPM Section’s largest mining area is the south east block, which is mined in a longwall fashion. This mining method has the benefit of removing the stress from the footwall excavations but has the disadvantage that all the panels in the longwall approach a parallel structure/grade variation in a line, often with a large effect (both positive and negative). The operation has approximately 3,260 employees including contractors.

Based upon an assumed gold price of US$350 per ounce and an exchange rate of R8.58 to US$1.00 (equivalent to R96,500/kg gold), Proved and Probable Ore Reserves at the ERPM Section as at 30 June 2003 were 794,000 ounces.

1.5                              Fiji - Emperor

As at 25 March 2004, DRD holds approximately 19.78% of the Emperor Shares currently on issue. Details of Emperor and its operations are set out in section 2 of this Bidder’s Statement.

1.6                              Exploration projects

(a)                                 South Africa

The Argonaut Project represents the southern down-dip extension of the Central Rand Goldfield. It relates to the possible exploitation of part of the potential resource striking 30km east / west from the ERPM Section’s western boundary and extends from 2,800m to 5,000m below surface.

Renewed focus has been placed on progressing the Argonaut Project by reviewing the geological modelling and Mineral Resource definition in the project target area and valuation model. The results are expected to be finalised in June 2004, and at this stage, it is expected to result in a substantial downgrading in the Mineral Resource from that previously reported for the Argonaut Project.

The Argonaut Project still represents a promising, yet challenging deep-level mining development opportunity which is dependent on significant increases in the Rand gold price before becoming viable. On surface, the project target area is located largely within the southern suburbs of the greater Johannesburg metropolitan region, which overlies the unmined, down-dip extensions of the rich, gold-bearing reefs that were previously the primary sources of gold production from the now defunct mines of the former Central Rand Goldfield.

(b)                                Papua New Guinea

In PNG, DRD has extensive exploration tenements in the vicinity of the Tolukuma Mine covering approximately 7,750km2. It holds three exploration licences that surround the mining lease, three other exploration licences and five areas held under application for exploration licences in the nearby region.

These areas are being explored using geophysical surveys, interpretation of satellite images, mapping and sampling of streams. This is followed up by detailed mapping, trenching and drilling of prospective target areas. The recent focus has been on two areas adjacent to the mining lease, the Saki and Sere Sere projects situated 3km east and south of the mine respectively, and also an area within the mining lease close to the current mine workings.

Drilling results to date include intersections of 37.8 g/t over 2m, 24.1 g/t over 0.9m, 15.6 g/t over 1m and 13.5 g/t over 1.5m at the Saki project. Results of drilling at Sere Sere include intersections of 21.0 g/t over 2m and 34.4 g/t over 1m. These results are encouraging and follow up drilling is planned. Infill drilling is currently being undertaken on the recently discovered Zine vein within the mine workings to delineate additional mineral resources.

Exploration within the mining lease has recently been expanded with the purchase of two underground diamond drill rigs, including one with long hole capability, and an additional rig for surface drilling. This brings the number of rigs on site to five compared to only one in 2003. The short-term focus will continue to be on increasing the resource base at and around the Tolukuma Mine.

(c)                                 Australia

DRD holds two exploration licences around Daylesford, which is a prospecting area in Victoria, Australia. Progress to date includes data acquisition and interpretation. Previous drilling by Range River Gold NL does not appear to effectively test a structurally favourable zone below the Ajax workings, which is a mining area, since the area has not been tested by drilling beyond relatively shallow depths. Testing of drill samples indicates 85% of gold is located at a depth of less than 105m. The quartz reef mineralisation appears to have strike lengths of less than 150m with widths of one to five metres and multiple reefs were exploited representing structural repetition at depth.

1.7                              Discontinued operations

DRD retains a 100% interest in, and mining title to, two substantial lease areas, being the Durban Deep Section and the West Wits Section. Mining at these operations has been discontinued and these areas are in the process of being rehabilitated.

At the Durban Deep Section, DRD has mining title to 14,262 acres and owns 3,667 acres of freehold property on which substantially all of the discontinued mining operations were situated. DRD ceased all underground and open-pit mining operations in August 2000 because of high mining costs.

At the West Wits Section, DRD has mining title to 8,364 acres and owns 72 acres of freehold property on which all of the discontinued mining operations were situated. DRD ceased all underground and open-pit mining operations in 2003 because of high mining costs and a decline in the gold grade at the West Wits Section.

DRD does not expect either of the Durban Deep or West Wits Sections to be brought back into production. DRD has entered into an agreement to sell the West Wits plant and dumps and may also seek to dispose of its interests in the Durban Deep Section or permit limited third–party processing of surface dumps and tailings materials. The third–party processing or sale is not expected to yield significant benefits to DRD but should provide a contribution to the costs of rehabilitation of the discontinued operations as a whole.

1.8                              DRD’s Mineral Resources and Ore Reserves

DRD’s Mineral Resources and Ore Reserves for its South African operations are compliant with the South African Mineral Resource Committee (or SAMREC) requirements and its Australasian Mineral Resources and Ore Reserves are compliant with the JORC Code. DRD has prepared the Ore Reserve figures in accordance with industry practice and in compliance with SAMREC and the JORC Code, converting Mineral Resource estimates to Ore Reserve through the preparation of a mining plan. The Ore Reserve figures are, however, estimates which may not reflect actual reserves or future production. The Ore Reserve estimates set out below have been determined and valued based on assumed future gold prices, cut-off grades and operating costs that may prove to be inaccurate. Estimates are by definition imprecise and depend to some extent on statistical inferences, which may prove unreliable.  Emperor Shareholders should note the U.S. disclosures on the inside front cover of this Bidder’s Statement.

Ore Reserve estimates require revisions based on actual production experience or new information. Should DRD encounter mineralisation or formations different from those predicted by past drilling, sampling and similar examinations, Ore Reserve estimates may have to be adjusted and mining plans may have to be altered in a way that might adversely affect DRD’s operations. Moreover, if the price of gold declines, or stabilises at a price that is lower than recent levels, or the Rand strengthens further against the U.S. Dollar, or if DRD’s production costs increase or recovery rates decrease, it may become uneconomical to recover Ore Reserves containing relatively lower grades of mineralisation. Under these circumstances, DRD would be required to re-evaluate its Ore Reserves. Moreover, short-term operating factors relating to the Ore Reserves, such as the need for sequential development of ore bodies and the processing of new or different grades, may adversely affect DRD’s profitability in any particular accounting period.

The international mining consulting firm, RSG Global Pty Ltd, has performed a technical review of DRD’s June 2003 Ore Reserves and Mineral Resources (with the exception of DRD’s attributable Ore Reserves and Mineral Resources of Emperor), to the extent of DRD’s current mining plans.

Set out below is DRD’s Mineral Resources and Ore Reserves at 30 June 2003, excluding attributed Mineral Resources and Ore Reserves from the Porgera Mine. The information:

•                                         is based on mining plans for DRD’s operations as at 30 June 2003, which are revised annually to take into account depletion through mining, drilling results, actual production experience, prevailing economic conditions and new information;

•                                         is based upon an assumed gold price of US$350 per ounce and an exchange rate of R8.58 to US$1.00, equivalent to R96,500/kg gold (as at 24 March 2004, the Rand gold price is R87,613/kg gold);

•                                         includes attributed Mineral Resources and Ore Reserves from DRD’s interest in Emperor (other than surface material at the Vatukoula Mine);

•                                         excludes DRD (Porgera)’s interest in the Porgera Mine which was acquired after 30 June 2003;

•                                         makes no allowance for the expected reduction in Mineral Resource at the Argonaut Project (see section 1.6(a) above); and

•                                         makes no allowance for any potential reduction in the Ore Reserves and Mineral Resources as a result of the phasing out of 11 shaft at the North West Operations.

DRD’s attributed Mineral Resource (excluding its interest in the Porgera Mine) as at 30 June 2003

Mineral Resource	Tonnage	Grade	Gold
	(Mt)	(g/t)	(Moz)
Underground
Measured	50.00	8.8	14.10
Indicated	48.76	7.0	10.93
Inferred	211.54	5.2	35.52
Sub-total	310.30	6.1	60.55
Surface
Measured	91.41	0.5	1.50
Indicated	152.13	0.3	1.50
Inferred	35.92	0.3	0.36
Sub-total	279.46	0.4	3.36
Open-pit
Measured	0.001	25.9	0.001
Indicated	0.022	5.6	0.004
Inferred	0.001	40.8	0.001
Sub-total	0.024	7.2	0.006
TOTAL	589.78	3.4	63.92

Source:  DRD 2003 Annual Report.

DRD’s attributed Ore Reserve (excluding its interest in the Porgera Mine) as at 30 June 2003

Ore Reserves	Tonnage	Grade	Gold
	(Mt)	(g/t)	(Moz)
Underground
Proved	41.28	7.2	9.53
Probable	22.50	6.7	4.83
Sub-total	63.78	7.0	14.36
Surface
Proved	52.76	0.6	1.06
Probable	14.89	0.8	0.37
Sub-total	67.65	0.7	1.43
Open-pit
Proved	0.001	21.2	0.001
Probable	0.003	28.7	0.002
Sub-total	0.004	26.9	0.003
TOTAL	131.43	3.7	15.79

Source:  DRD 2003 Annual Report.

The information on resources and reserves at the Porgera Mine below reflects DRD’s attributed Mineral Resource and Ore Reserves in respect of the Porgera Mine as at 31 December 2003. Placer’s December 2003 quarterly report states that the Porgera Mine Ore Reserve information complies with the Canadian Institute of Mine Metallurgy and Petroleum requirements (National Instrument 43-101 of the Canadian Securities Administrator). The information:

•                                         is based on the current mine plan for the Porgera Mine. Placer is the manager of the Porgera Mine and may revise the mine plan at any time to take into account depletion through mining, drilling results, actual production experience, prevailing economic conditions and new information;

•                                         in respect of Ore Reserves, is based upon an assumed gold price of US$325 per ounce and exchange rates of US$0.60:A$1 and US$0.25:PGK1; and

•                                         in respect of Mineral Resource, is based upon an assumed gold price of US$450 per ounce and exchange rates of US$0.60:A$1 and US$0.25:PGK1.

DRD’s attributed Mineral Resource at the Porgera Mine as at 31 December 2003

Mineral Resource	Tonnage	Grade	Gold
	(Mt)	(g/t)	(Moz)
Underground
Measured	21.073	2.89	1.958
Indicated	10.175	2.76	0.904
Inferred	2.261	3.75	0.273
TOTAL	33.509	2.91	3.135

Source: DRD

DRD’s attributed Ore Reserve at the Porgera Mine as at 31 December 2003

Ore Reserves	Tonnage	Grade	Gold
	(Mt)	(g/t)	(Moz)
Proved	10.982	3.24	1.145
Probable	2.045	4.44	0.292
TOTAL	13.027	3.43	1.437

Source:  Placer December 2003 quarterly report.

DRD’s attributed interest in the Mineral Resource and Ore Reserves at the Porgera Mine will be reduced if the proposed sale by DRD (Porgera) of a 5% interest in the PJV to MRE completes (see section 1.3(c) for more information).

The underground Ore Reserves quoted as of 30 June, 2003 are sensitive to Rand gold price assumptions as shown in the table below. These sensitivities are presented to give an indication of changes in Ore Reserves relative to the gold price assumptions used. All sensitivities have been calculated at the then prevailing exchange rates of R8.58 to US$1.00.  The sensitivities do not include the effect of a change in the gold price on DRD’s attributable Ore Reserves at the Tolukuma Mine or the Vatukoula Mine. The sensitivities also exclude the effect of a change in the gold price on DRD’s attributable interest in the Porgera Mine, as it was acquired after 30 June 2003. The table illustrates the effect of a change in the Ore Reserve as a result of a change in the Rand gold price (where all other factors remain the same).

At a gold price of R86,000.00/kg, the DRD Ore Reserves (excluding DRD’s attributable interest in the Porgera Mine and Vatukoula Mine) reduces to 14.5 million ounces (122 Mt @ 3.7 g/t).

Sensitivities to Rand gold price

DRD (SA) Operations	R80,000/kg			R90,000/kg			R96,500/kg			R100,000/kg
	Tonnes	Grade	Gold	Tonnes	Grade	Gold	Tonnes	Grade	Gold	Tonnes	Grade	Gold
	Mt	g/t	koz	Mt	g/t	koz	Mt	g/t	koz	Mt	g/t	koz

Blyvoor Section
Proved	40.2	3.0	3,820	44.1	3.1	4,396	44.3	3.1	4,413	45.5	3.1	4,569
Probable	4.0	7.9	1,006	6.2	6.8	1,355	6.3	6.7	1,368	8.4	6.3	1,701
Sub Total	44.2	3.4	4,826	50.3	3.5	5,751	50.6	3.5	5,781	53.9	3.6	6,270

Buffels Section
Proved	0.7	8.5	205	1.4	7.5	347	1.5	7.4	351	1.7	7.2	387
Probable	9.9	1.8	563	12.2	2.7	1,056	12.3	2.7	1,074	14.0	3.1	1,379
Sub Total	10.6	2.2	768	13.6	3.2	1,403	13.8	3.2	1,425	15.7	3.5	1,766

Harties Section
Proved	17.2	7.5	4,160	21.4	6.8	4,698	21.6	6.8	4,714	22.9	6.6	4,851
Probable	10.5	6.2	2,114	12.2	5.9	2,343	12.3	5.9	2,344	13.4	5.7	2,471
Sub Total	27.7	7.0	6,274	33.6	6.5	7,041	33.9	6.5	7,058	36.3	6.3	7,322

ERPM Section
Proved	9.4	1.5	459	10.3	1.8	600	10.4	1.8	605	10.8	1.9	668
Probable	0.6	7.8	143	0.9	6.9	194	0.9	6.9	196	1.0	6.6	214
Sub Total	10.0	1.9	602	11.2	2.2	794	11.3	2.2	801	11.8	2.3	882

Crown Section
Proved	3.3	0.7	72	15.7	0.6	318	15.9	0.6	326	15.9	0.6	326
Probable	5.8	0.7	123	5.4	0.6	100	5.2	0.5	92	6.8	0.6	121
Sub Total	9.1	0.7	195	21.1	0.6	418	21.1	0.6	418	22.7	0.6	447
Total
Proved	70.8	3.8	8,716	92.9	3.5	10,358	93.7	3.5	10,408	96.8	3.5	10,801
Probable	30.8	4.0	3,949	36.9	4.2	5,049	37.0	4.3	5,075	43.6	4.2	5,886
Total	101.6	3.9	12,665	129.8	3.7	15,407	130.7	3.7	15,483	140.4	3.7	16,687

DRD (AUS) Operations	13.3	3.7	1,582	13.3	3.7	1,582	13.3	3.7	1,582	13.3	3.7	1,582

Emperor	7.9	4.3	1,090	7.9	4.3	1,090	7.9	4.3	1,090	7.9	4.3	1,090

DRD and Emperor Operations	122.8	3.9	15,337	151.0	3.7	18,079	151.9	3.7	18,155	161.6	3.7	19,359

1.9                               Directors, senior management and employees of DRD

Brief profiles of the directors and senior management of DRD are as follows:

(a)                                 Executive Directors

Mark Michael Wellesley-Wood (52): Executive chairman. Mr. Wellesley-Wood was appointed non-executive chairman in May 2000 and appointed chairman and chief executive officer in November 2000. He was subsequently appointed executive chairman on 19 December 2003. Mr. Wellesley-Wood holds a degree in Mining Engineering from the Royal School of Mines and a MBA from City Business School. He is a Chartered Engineer, a Member of the Institution of Mining and Metallurgy, a former Member of the Stock Exchange in London, a Fellow of the Securities Institute and a Member of the Society of Investment Professionals. Mr. Wellesley-Wood has been involved in all aspects of raising finance and financial advice for mining companies since 1977. Mr. Wellesley-Wood is also a director of Emperor, Oxus Gold Limited and WCS Limited. He is also a member of the family council of the Unwins Wine Group Ltd. Mr Wellesley-Wood is a member of the Risk Committee.

Ian Louis Murray (37): Chief executive officer and chief financial officer. Mr Murray was appointed Manager Corporate Finance in 1997, alternate director in July 1999, Chief Financial Officer in November 2000, deputy Chief Executive Officer in January 2003 and Chief Executive Officer in December 2003. He resigned as Chief Financial Officer in January 2003 but re-assumed that position on June 30, 2003 upon the resignation of Mr J.H. Dissel. Prior to joining DRD, Mr Murray was group financial and administration manager of Bioclones (Pty) Limited, a subsidiary of SA Breweries, from August 1995 to January 1997. He is also a director of Goldmoney.com. Mr Murray is a member of the South African Institute of Chartered Accountants and the Chartered Institute of Management Accountants. He holds a commerce degree (B.Comm) and Graduate Diploma in Accounting from the University of Cape Town and an Advanced Taxation certificate from the University of South Africa.

(b)                                Non-executive Directors

Geoffrey Charles Campbell (42): Senior non-executive director. Mr. Campbell was appointed as non-executive director in 2002. He was appointed senior non-executive director on 19 December 2003. He is a qualified geologist and started his career at the Gwynfynydd Mine in Wales as chief geologist. In 1986, Mr. Campbell joined Sheppards in London as mining analyst. In 1994, Mr. Campbell was appointed to the position of senior research analyst at Fleming Martin, London and New York, before joining Merrill Lynch Investment Managers in 1995 as research director and senior fund manager. He is currently self–employed and is the managing director of Boatlaunch Limited. Mr Campbell is the Chairman of the Remuneration Committee and is a member of the Audit Committee.

David Christopher Baker (44): Non-executive director. Mr. Baker was appointed as non-executive director in 2002. He is a qualified metallurgist and started his career at the CRA Broken Hill mine in Australia. During 1986 he joined Capel Court Powell as a mining analyst, transferring to London to join James Capel in a similar role in 1987.  In 1992, Mr Baker joined Merrill Lynch Investment Managers as a Senior Fund Manager on the Global Natural Resources team, primary responsibility for the Mercury Gold Metal Open Fund.  In 2001, Mr Baker helped establish Baker Steel Capital Managers LLP, which manages money in the natural resources sector.  He is also a director of Northcliffe Holdings Pty Ltd, Baker Steel Ltd, Serpent Investments Pty Ltd, Genus Natural Resources Fund, Genus Natural Resources Master Fund, Baker Steel Capital Managers (Cayman) Ltd and Emperor. Mr Baker is a member of the Risk Committee and the Audit Committee.

Robert Peter Hume (63): Non-executive director. Mr. Hume was appointed non-executive director in 2001. Mr. Hume has 41 years of experience in the auditing field of which the last eighteen years were as a partner in the firm KPMG Inc., East London Office. He is also a director of King Consolidated Holdings, Limited, and is a member of the South African Institute of Chartered Accountants. Mr Hume is the Chairman of the Audit Committee.

Moltin Paseka Ncholo (40): Non-executive director. Dr. Ncholo was appointed non-executive director in 2002.  Dr. Ncholo is an advocate of the High Court of South Africa and also the chairman of KBH. He is also a director of East Rand Proprietary Mines Ltd, CGRL, KBH and Mvelaphanda Resources Ltd.

Douglas John Meldrum Blackmur (60): Non-executive director. Professor Blackmur was appointed as a non-executive director in October 2003. Professor Blackmur holds a doctorate in industrial relations from the University of Queensland and has a career which spans more than 35 years, primarily in the university and management fields. He is a Fellow of the Institute of Directors of Southern Africa, and currently holds the position of Standard Bank Professor of Management at the University of the Western Cape. Professor Blackmur is the Chairman of the Risk Committee and is also a member of the Remuneration Committee.

(c)                                 Alternate Directors

Anton Lubbe (44): Alternate director. Mr. Lubbe was appointed an alternate director on 30 June 2003. He has a BSc (Mining) with distinction (Wits), Graduate Diploma in Engineering (Wits) and a MBA from the University of

Wales. He was appointed in 1994 as general manager of the Durban Deep Section. He has also served as general manager at the Tolukuma Mine, the Buffels Section and Harties Section. Mr. Lubbe was promoted to divisional director growth and services in March 2003.

Deon van der Mescht (40): Alternate director. Mr. van der Mescht was appointed an alternate director on 30 June 2003. He started his career as a learner official at Evander Mines in the early 1980’s. Shortly thereafter, he obtained his National Higher Diploma in Metalliferous Mining. In 1998, he became production manager at the Buffels Section.  In January 2002, Mr van der Mescht was appointed general manager of the Blyvoor Section. He was appointed as Divisional Director - South African Operations in March 2003.

(d)                                Other Senior Employees

Grant Dempsey (43): Divisional Director Joint Venture. Mr. Dempsey was appointed Divisional Director Joint Venture in June 2003. He has 25 years of experience in the mining industry.

Richard Johnson (45): Divisional Director Australasia. Mr. Johnson was appointed Divisional Director Australia in June 2003. He has 20 years of experience in the mining industry.

Andrea Isolde Townsend (37): Group Company Secretary. Ms. Townsend was appointed Group Company Secretary in October 2003. Ms. Townsend is a qualified attorney. She has 4 years experience in legal practice and 10 years experience in the corporate legal and company secretarial field in the financial services industry.

Wayne Gregory Koonin (34): Divisional Director: Group Finance. Mr. Koonin was appointed Divisional Director: Group Finance in October 2003. He is a member of the South African Institute of Chartered Accountants. He has 7 years experience as a Financial Director at board level across a number of industries, including coal mining. Mr. Koonin is also a director of Rand Refinery Ltd.

Johann Engels (50): Divisional Director Group Human Resources. Mr. Engels was appointed Group Human Resources Manager in July 2002. He has 26 years experience in the mining industry.

(e)                                 Employees

As at 31 December 2003, DRD employed and contracted approximately 18,600 people, excluding employees and contractors at the Porgera Mine, approximately 70% of whom are members of trade unions or employee associations.

South Africa’s labour relations environment remains a platform for social reform, although the political transitions that have taken place in the country have reduced the impact of organised labour on political transformation.  The NUM, the major union in the mining industry in South Africa, is influential in the tripartite alliance between the ruling African National Congress, the COSATU and the South African Communist Party, as it is the biggest affiliate of COSATU.  A two-year wage agreement for 2003-2005 has been signed with the NUM, which provides for an average wage increase of 9.12% in year one, with an inflation linked increase in year 2 of the agreement.  Wage settlement agreements have also been concluded with the other recognised unions and associations.

(f)                                   Employee share option scheme

DRD has an employee share option scheme, the Durban Roodepoort Deep (1996) Share Option Scheme (ESOS). Under the ESOS, employees may be granted options to purchase shares in DRD’s authorised, but unissued, share capital. Unissued shares that have been reserved for the ESOS may not exceed 15% of the number of issued ordinary and preferred ordinary shares. The Remuneration Committee of DRD has resolved to commit no more than 5% of the unissued share capital to the ESOS.  The Remuneration Committee of DRD has further resolved to issue no more than 1% of DRD’s unissued share capital in any one year under the ESOS.

Directors and approximately 100 executive officers and other senior employees currently participate in the ESOS. Details of the options currently on issue under the ESOS are contained in section 1.13.

The exercise price of options under the ESOS is the lowest seven-day trading average of the closing market prices of a DRD Share on the JSE, as confirmed by the company’s directors, during the three months preceding the day on which the employee is granted the option. The vesting period for options is determined by the directors. Any options not exercised within ten years from the original date of the option grant will expire and may not thereafter be exercised.

1.10                        Corporate governance

DRD is committed to international best practice standards of corporate governance. DRD supports the principles set out in the King II Report (South Africa). DRD is subject to the Sarbanes-Oxley Act and is instituting the policies and procedures necessary for implementing the applicable requirements of that Act. DRD is also subject to the Nasdaq corporate governance rules that apply to non-U.S. companies and the Principles of Good Corporate Governance and Best Practice Recommendations of the ASX Corporate Governance Council.

The DRD Board consists of two executive directors (being the Executive Chairman and the Chief Executive Officer), five non-executive directors and two alternate directors. One non-executive director has been appointed as senior independent non-executive director.

The Board meets on a quarterly basis. Three sub-committees are chaired by non-executive directors: the Remuneration Committee, the Audit Committee and the Risk Committee. These sub-committees meet on a quarterly basis and report directly to the Board.

Remuneration Committee

The Remuneration Committee recommends remuneration policies and the terms and conditions of employment of executive directors and officers to the Board. The committee also considers and approves the eligibility criteria and performance measures of the DRD ESOS which are applicable to executive directors and senior management.

Audit Committee

The Audit Committee reviews DRD’s annual results, the effectiveness of DRD’s system of internal financial controls, internal audit procedures and legal and regulatory compliance. The committee also reviews the scope of work carried out by DRD’s internal auditors and external auditors and holds regular discussions with DRD’s external auditors, internal auditors and DRD’s Enterprise Risk Manager. DRD’s Audit Committee develops strategic views on financial risk management.

Risk Committee

The Risk Committee reviews DRD’s risk management strategies and health, safety and environmental compliance. It liaises with the audit committee on all matters of mutual concern.

1.11                        Production information

(a)                                 Operating strategy

DRD’s operational management system comprises a flat organisational structure (to make decision making as efficient as possible) and a structured set of systems and procedures which focus on:

•                                         Margin management – with detailed budgets for costs and production, short and long-term plans, regular grade management assessments, accessibility to management on site, short-term interval control and below performance areas are actioned expeditiously.

•                                         Gold production levels – these are varied depending on the prevailing conditions. Pay limits are reviewed monthly in line with gold price, cost structures and contribution levels.

•                                         Productivity – the workforce is motivated by positive recognition and appropriate bonus schemes. Strict control on absenteeism is enforced. Productivity is measured monthly and bonuses are adjusted accordingly.

•                                         Cost control - purchasing is conducted centrally where possible and cost budgets are set at a supervisory level in the organisation.

(b)                                Historical production performance

In the financial year ended 30 June 2003, DRD’s attributable gold production was 870,235 ounces of gold at an average cash cost of US$303 (R88,112/kg based on an exchange rate of R9.05:US$1) (excluding its attributable production from the Vatukoula Mine). In the half–year to 31 December 2003, DRD’s attributable gold production was 435,800 ounces of gold at an average cash cost of US$352 (R80,173/kg based on an exchange rate of R7.08:US$1) (excluding its attributable production from the Vatukoula Mine, but including its attributable production from Porgera Mine).

DRD Group production results

The following table details the operating and production results for the DRD Group for the financial year ended 30 June 2003 and for mining activities for the past six months ended 31 December 2003. It includes details of DRD’s attributable production from the Porgera Mine in which DRD acquired an interest in the first half of the 2003/4 financial year.

DRD Group Production and Costs		Six months ended 31 December 2003	2003 Financial Year
DRD Group Attributable

Ore milled	t’000	6,040	16,122

Gold produced	oz	435,800	870,235

Cash operating cost	US$/oz	352	303

Cash operating profit	US$’mil	11.4	10.2

Total cost	US$/oz	426	283

Source:  DRD’s 2003 Annual Report on Form 20-F, DRD 31 December 2003 Half-Yearly Report

DRD costs reconciliation

Total costs is a non-GAAP measurement that represents the full amount of costs incurred and represents the difference between revenues from gold bullion and related by-products delivered to refineries and profits or losses before taxation and includes the effects of any changes in accounting policy. Total costs per ounce are calculated by dividing total costs by ounces of gold produced.

Cash costs are costs incurred directly in the production of gold and include labour costs, contractor and other related costs, inventory costs and electricity costs. Although described as “cash” costs, this measure is computed under the accrual method of accounting required under GAAP, but excludes certain non-cash amounts, such as depletion, depreciation and amortisation, which are required to be included in measures computed under GAAP. Cash costs have been calculated on a consistent basis for all periods presented.

Cash costs should not be considered by Emperor Shareholders as an alternative to net operating income or net profit applicable to common shareholders or as an alternative to other GAAP measures and may not be comparable to other similarly titled measures of other companies. However, DRD believes that cash costs and cash costs per ounce are useful indicators to Emperor Shareholders of the performance of individual mines and DRD’s operations as a whole, as they provide:

•                                         an indication of a mine’s profitability and efficiency;

•                                         the trend in costs as the mine matures;

•                                         a measure of a mine’s gross margin per ounce, by comparison of the cash costs per ounce for each mine to the price of gold;

•                                         an internal benchmark of performance to allow for comparison against other similar mines; and

•                                         a basis for benchmarking against other mining companies with similar assets.

During the annual planning process, cash cost per ounce targets are approved for each month by DRD’s board of directors. These targets are adjusted for changes in exchange rates on a monthly basis. Variances are analysed monthly, taking into account volume changes, production and labour efficiencies, price variances and changes of scope. For negative variances, a plan of action is agreed upon by management to address the situation.

The following table lists the components of cash costs for the six months ended 31 December 2003 and the year ended 30 June 2003.

Costs	Six months ended 31 December 2003	Year ended 30 June 2003
Labour	50%	42%

Contractor services	19%	22%

Inventory	20%	25%

Electricity	11%	11%

Source:  DRD’s 2003 Annual Report on Form 20-F.

Cash costs do not include certain factors that bear on DRD’s overall financial performance, including gains and losses on financial instruments, depreciation and amortisation and selling, administration and general charges.

A reconciliation of cash costs to total costs for each of the two periods included in the table above is presented below. In addition, the table below also provides a reconciliation of cash costs per ounce to total costs per ounce for each of those periods.

	Six months ended 31 December 2003		Year ended 30 June 2003
	US$’000s	US$ per ounce	US$’000s	US$ per ounce
Total costs	164,874	426	224,798	283

Adjustments

Finance costs	(3,772)	(10)	(4,364)	(5)

Non-operating income	4,648	12	11,050	14

Selling, administration and general charges	(4,318)	(11)	(6,750)	(8)

Other operating costs	(25,173)	(65)	15,228	19

Cash costs	136,258	352	239,961	303

Total ounces produced (excluding ERPM Section and Crown Section)	387,098		792,996

Source:  DRD’s 2003 Annual Report on Form 20-F, DRD's 31 December 2003 Half-Yearly Report

DRD production results by operation

The operating and production results for each of DRD’s mining activities for the financial year ended 30 June 2003 and for the six months ended 31 December 2003 are set out below.

		Six months ended 31 December 2003	2003 Financial Year
NORTH WEST OPERATIONS (Surface & Underground)

Ore milled

Surface	t’000	1,399	5,008

Underground	t’000	866	2,515

Gold produced

Surface	oz	28,776	78,447

Underground	oz	144,068	384,296

Cash operating cost

Surface	US$/oz	262	252

Underground	US$/oz	442	335

Cash operating (loss)/profit	US$’million	(6.1)	7.4

BLYVOOR SECTION (Surface & Underground)

Ore milled

Surface	t’000	818	1,668

Underground	t’000	415	881

Gold produced

Surface	oz	18,358	44,626

Underground	oz	106,710	203,000

Cash operating cost

Surface	US$/oz	375	241

Underground	US$/oz	341	269

Cash operating profit	US$’million	3.9	16.5

TOLUKUMA MINE (Underground)

Ore milled	t’000	94	162

Gold produced	oz	43,050	68,096

Cash operating cost	US$/oz	266	291

Cash profit/(loss)	US$million	4.8	3.8

CROWN AND ERPM SECTIONS (40% ATTRIBUTABLE TO DRD FROM 1 JULY 2002)

Ore milled

Crown Section (Surface)	t’000	2,036	4,285

ERPM Section	t’000	117	146

Gold produced

Crown Section (Surface)	oz	26,750	56,496

ERPM Section	oz	21,953	20,743

PORGERA MINE (20% ATTRIBUTABLE TO DRD FROM 1 October 2003)

Ore milled	t’000	295	DRD acquired 100% of OMP and MRP

Gold produced	oz	46,136	(now DRD (Porgera)),

Cash operating cost	US$/oz	222	which holds its interest in the Porgera

Cash profit/(loss)	US$million	8.8	Mine, in November 2003.

			This information reflects 3 months production from 1 October 2003 to 31 December 2003.

Source: DRD's 31 December 2003 Half Yearly Report, 2003 DRD Annual Report,

Note:                DRD’s attributable interest in the Mineral Resource and Ore Reserves at the Porgera Mine will be reduced if the proposed sale by DRD (Porgera) of a 5% interest in the PJV to MRE completes (see section 1.3(c) for more information).

An explanation of the DRD historical production performance can be obtained by reviewing the DRD quarterly, half–yearly and annual reports. DRD makes the following comments in relation to the recent production performance of the DRD Group:

•                                         The average cash cost for the North West Operations for the month ended 31 December 2003 (US$364 per ounce/R76,393 per kilogram) was lower than that for the half–year primarily due to the effect of the restructure of the North West Operations, which was completed in November 2003.

•                                         Cash operating profit at the Blyvoor Section dropped in the half–year to 31 December 2003. The decrease is primarily due to a lower Rand gold price. For the six months ended 31 December 2003, the average gold price received was R86,298 /kg, as opposed to the average for the year ended 30 June 2003 which was R96,714 /kg.

•                                         At the Blyvoor Section, feed from the slimes dam project is now replacing current surface sources, following the fall–off in production from this section in the 2003 financial year.

•                                         Gold production at the Tolukuma Mine has consistently achieved approximately 7,000 ounces per month for each of the last 12 months.

•                                         DRD acquired 100% of DRD (Porgera) which owns an interest in the Porgera Mine in November 2003. DRD’s attributable interest in the Porgera Mine added 46,136 ounces to DRD’s Australasian production portfolio for the December 2003 quarter.

(c)                                 Production forecasts

DRD has prepared forecast production information as a guide only to provide an indication of the DRD Group’s gold production from its operations up until 30 June 2005. DRD considers all of the assumptions made to be reasonable, when taken as a whole.  However, forecasts are inherently speculative and subject to significant business, economic and competitive uncertainties and contingencies which may be beyond the control of DRD. In addition, the forecasts are based upon estimates and assumptions with respect to future business decisions which are subject to change. As such, the production forecast information may vary from actual results and any variation may be material. Accordingly, neither DRD nor its directors can give any assurance that the production forecast information for DRD will be achieved (see also the warning in relation to forward looking statements on the inside cover of this Bidder’s Statement).

Set out below are details of the actual gold production (or attributable production) from each of DRD’s existing operations (excluding its interest in the Vatukoula Mine) for the half–year ended 31 December 2003, as well as the forecast production from these operations for the 2004 and 2005 financial years. The forecast information should be read together with the assumptions underlying their preparation as set out below, the risk factors set out in section 6 and other information contained in this Bidder’s Statement.

Gold production forecast

	Actual	Forecast
OPERATION	31 December 2003 Half-Year (koz)	2003/2004 Financial Year (koz)	2004/2005 Financial Year (koz)
Blyvoor Section	125	250	259

North West Operation	173	347	347

Tolukuma Mine	43	85	79

Porgera Mine (20% attributable)(1)	46	139	174

Crown Section (40% attributable)	28	53	56

ERPM Section (40% attributable)	22	51	65

TOTAL	437	925	980

Source:  DRD 31 December 2003 Half Yearly Report

Notes:

(1)                                The forecast attributable production from the Porgera Mine for the financial year ending 30 June 2004 reflects only 9 months of production, as DRD only acquired DRD (Porgera) in November 2003.

(d)                                Summary of assumptions underlying forecast

The production forecast information is necessarily based upon a large number of estimates and assumptions concerning future events, including the key assumptions set out below:

•                                         The production forecast information set out above is based on events and conditions existing as at 23 March 2004.

•                                         DRD is currently in the process of compiling the life of mine plans for each of its operations (other than the Porgera Mine and the Vatukoula Mine which it does not control), which includes profiles of production, costs and capital expenditure. This process, which is an annual process, is unlikely to be completed before June 2004. The forecast information provided above is based on the existing mine plans for each of the above operations. Production forecasts for each operation may change if the life of mine plans for the relevant operation changes.

•                                         The current life of mine plans for the above operations (other than the Porgera Mine) were compiled on the basis of gold price and exchange rate assumptions used in the life of mine plans which are based on the historical three-year averages for each parameter. The gold price and exchange rate assumptions are as follows:

Gold Price	Exchange Rate
US$325/oz	R/US$8.61
R90,000/kg	A$1.00 / US$0.59
A$551/oz	PGK3.23:US$1

•                                         The current life of mine plan for the Porgera Mine was compiled on the basis of a gold price for 2003/2004 financial year of A$537 per ounce, a gold price for the 2004/2005 financial year of US$325 per ounce (A$551 per ounce) and using exchange rates of US$0.59:A$1 and PGK3.23:US$1.

•                                         DRD’s wholly-owned subsidiary, DRD (Porgera), continuing to own a 20% interest in the Porgera Mine. As at the date of this Bidder’s Statement, the sale and purchase agreement in respect of the sale of a direct 5% interest in the Porgera Mine to MRE remains conditional, such that there is no certainty that this agreement will complete. However, should this sale complete, DRD (Porgera)’s interest in the Porgera Joint Venture will be reduced to 15%. This will reduce the gold production attributable to DRD from the Porgera Joint Venture to approximately 104,000 ounce in 2003/4 and 131,000 ounce in 2004/5.

(e)                                 Factors affecting forecasts

In addition to the assumptions set out above, Emperor Shareholders should note that mine production could differ from that currently anticipated by reason of factors such as the productivity of DRD’s mining properties, changes in general economic conditions and conditions in the financial markets, changes in demand and prices for minerals DRD produces, litigation, legislative, environmental and other judicial, regulatory, political, technological and operational difficulties encountered in connection with DRD’s mining activities, labour relations matters and costs.

It could also be affected by the success in implementing measures to enhance efficiency at the Blyvoor Section (refer to section 1.4(b)), the outcome of the capital restructure at CGRL and East Rand Proprietary Mines Ltd (refer to section 1.4(c)) or material reductions in the Rand gold price.

1.12                        Financial information

(a)                                 Historical financial information

The annual financial report for DRD for the financial year ended 30 June 2003 has been lodged with the ASIC and given to the ASX. The half-yearly accounts for the 6 months ended 31 December 2003 have also been lodged with the ASX.

In summary, DRD’s annual financial report for the financial year ended 30 June 2003 shows the following:

•                                         a profit from ordinary activities before taxes and minority interests of R374.2million (A$71.2 million) using an exchange rate of R5.25:A$1, with net profit after tax of R370.9 million (A$70.6 million) using an exchange rate of R5.25:A$1;

•                                         DRD’s revenue for the year ended 30 June 2003 decreased by 9% to R2,408.6 million (A$458.2 million) using an exchange rate of R5.25:A$1 compared to the 2002 financial year. In 2003, DRD produced 870,235 ounces of gold from 16.12 Mt at an average yield of 1.68 g/t, down 15% from the 2002 financial year. The decreases in production and revenue for the year were mainly due to the sale of 60% of CGRL to KBH on 1 July 2002 and the decrease in the average Rand gold price during the year;

•                                         cash costs per ounce in the 2003 financial year increased by 43% to US$303 per ounce compared to a cash cost of US$212 per ounce in the

2002 financial year. The increase in the cash cost per ounce was primarily due to the 27.9% appreciation of the Rand against the U.S. Dollar over that period. The North West Operations also experienced negative external factors such as fires, power cuts and seismicity, as well as the rendering of its medium grade project as uneconomic. These factors led to higher costs and lower production, contributing to the increased cost per ounce; and

•                                         as at 30 June 2003, total assets amounted to R1,816.7 million (A$364.6 million at an exchange rate of R4.98:A$1), an increase of 12.5% from 30 June 2002. Net assets amounted to R456.1 million (A$91.5 million) at 30 June 2003, an increase of 4.1% from 30 June 2002. Total DRD Group long term debt amounted to R387.5 million (A$77.8 million), or 21.3% of total assets.

(b)                                Update for half year ended 31 December 2003

Set out below is a summary of the audited financial results for the year ended 30 June 2003 and the audit reviewed financial results for the half–year ended 31 December 2003.

The information set out below should be read in conjunction with the notes accompanying those accounts. It is important to note that DRD acquired its interest in the Porgera Mine after 30 June 2003 and so the financial information for the year ended 30 June 2003 does not take into account the effects of the acquisition by DRD of the Porgera Mine.

Consolidated DRD Profit and Loss Statement

Profit & Loss	Six months ended 31 December 2003 (R’million)	Year ended 30 June 2003 (R’million)
Revenue	1,039	2,409

Operating profit / (loss) before taxes and minority interests	(122)	374

Income tax benefit / expense	85	(3)

Minority interests	0	0

Operating profit / (loss) attributed to common shareholders	(37)	371

Source:  DRD 31 December 2003 Half Yearly Report, DRD 2003 Annual Report.

Consolidated DRD Balance Sheets

Balance Sheet	Six months ended 31 December 2003 (R’000)	Year ended 30 June 2003 (R’000)
Cash and cash equivalents	145	332

Other current assets	240	232

Total assets	2,289	1,817

Long-term liabilities	332	387

Shareholders equity	1,093	456

Total liabilities and shareholders equity	2,289	1,817

Source:  DRD 31 December 2003 Half Yearly Report, DRD 2003 Annual Report.

More detailed information relating to financial statements for DRD for the half–year ended 31 December 2003 can be found in the pro forma financial information set out in section 4.3 of this Bidder’s Statement.

Financial highlights for the 6 months to 31 December 2003

Gold		6 months ended 31 December 2003	Year ended 30 June 2003
Attributed production(1)	(Koz)	436	870

Average spot price	(US$/oz)	378	334

Average price received	(US$/oz)	381	336

Average cash cost	(US$/oz)	352	303

Revenue	(R’million)	1,039	2,409

Operating profit/(loss) from gold	(R’million)	(112)	92

Profit / (loss) after tax	(R’million)	(37)	371

Basic profit / (loss) per share	(R’cent)	(18)	202

Total assets	(R’million)	2,289	1,817

Net asset value per share(2)	(R’cent)	494	248

Source:  DRD 2003 Annual Report, DRD 31 December 2003 Half Yearly Report

Notes:

(1)                                Attributed production excludes DRD’s attributable production from the Vatukoula Mine but includes attributable production from the Porgera Mine for the 6 months ended 31 December 2003.

(2)                                Based on the number of shares on issue as at 31 December 2003.

(c)                                 International financial reporting standards

The financial information regarding DRD in this Bidder’s Statement has been prepared in accordance with SA GAAP. DRD Management believes that DRD’s financial information (as prepared under SA GAAP) are in all material respects consistent with IFRS.

(d)                                Hedging policy

As a general rule, DRD sells the gold it produces at market prices to obtain the maximum benefit from prevailing gold prices and to offer DRD’s shareholders exposure and leverage to the gold price.

DRD has previously entered into hedging arrangements such as forward sales or derivatives which establish a price in advance for the sale of its future gold production. However, during the 2002 financial year, DRD undertook a major restructuring of its hedge book designed to close out DRD’s hedging contracts. The only remaining contract which DRD has in place is a “gold for electricity” contract with Eskom Holdings Limited (Eskom), South Africa’s power utility company, whereby the price of power supply is linked to a pre-determined Rand gold price.

During January and February of 2004, DRD closed out the majority of the Eskom gold for electricity swap. A total of 135,000 ounces covering the period January 2005 to September 2005 (15,000 ounces per month) remain under the Eskom “gold for electricity” contract. As of 31 December 2003, the mark to market of the Eskom “gold for electricity” contract was a liability of R231 million

(A$46.2 million using an exchange rate of R4.98:A$1) which was before the January/February closeout.

(e)                                 Dividend history

DRD has not paid cash dividends since 2 December 1986 with respect to its ordinary shares. DRD’s board of directors periodically reviews the ability and desirability relating to the payment of dividends. In the event that DRD has sufficient profits to permit the payment of dividends, the board may determine to pay dividends on its ordinary shares.

The 5,000,000 outstanding cumulative preference shares issued, with a par value of R0.10 per share, carry the right, in priority to DRD’s ordinary shares, to receive a dividend equal to 3% of the gross future revenue generated by the exploitation or the disposal of the mineral rights represented by the Argonaut Project.

(f)                                   No forecast financial information

Other than the information set out in this section, section 1.11(c) and the Ore Reserve or Mineral Resource information set out in this Bidder’s Statement, DRD has not included any forecasts or projections relating to future earnings or production costs of DRD as it considers that, given the uncertainties inherent in the mining industry generally and DRD’s general policy not to hedge its gold production, this information would be unduly speculative and potentially misleading.

1.13                        DRD’s capital structure

As at the date of this Bidder’s Statement, the issued capital of DRD consisted of:

Class
AUTHORISED SHARE CAPITAL
Ordinary shares of no par value (DRD Shares)	300,000,000
Cumulative preference shares of R0.10 each	5,000,000
ISSUED SHARE CAPITAL
Ordinary shares of no par value (DRD Shares)	231,987,028
Cumulative preference shares of R0.10 each(1)	5,000,000
CONVERTIBLE NOTES
Senior convertible notes of US$1,000 each(2)	66,000
OPTIONS(5)
Employee share options outstanding(3), (5)	7,667,380
Employee share options vested (4)	2,428,180

Notes:

1                                         The terms of issue of the cumulative preference shares are that they carry the right, in priority to DRD’s ordinary shares, to receive a dividend equal to 3% of the gross future revenue generated by the exploitation or the disposal of Argonaut’s mineral rights acquired from Randgold & Exploration Company Limited in September 1997.

2                                         The notes are due in November 2006 at a premium of 102.5% of the principal amount. Each convertible note is convertible at the option of the holder into ordinary shares (or DRD ADRs) at a conversion rate of 266.6667 ordinary shares per US$1,000 principal amount of the notes. The notes are convertible into DRD Shares at DRD’s option at a conversion price of US$3.75 per share, subject to adjustment in certain events. DRD may redeem the notes, in whole or in part, at any time after 12 November 2005, subject to certain conditions.

3                                         Each employee share option is exercisable into 1 DRD Share at an average exercise price of R17.93 per share.

4                                         Each employee share option is exercisable into 1 DRD Share at an average exercise price of R17.48 per share.

5.                                      Options as at 31 December 2003. DRD may issue up to 15% of its authorised share capital under the Durban Roodepoort Deep (1996) Share Option Scheme.  The Remuneration Committee of DRD has resolved to commit no more than 5% of the unissued share capital to the ESOS.  The Remuneration Committee of DRD has further resolved to issue no more than 15% of DRD’s unissued share capital in any one year under the ESOS.

Source:  DRD Appendix 3B.

1.14                        GoldMoney.com

On 26 January 2004, DRD announced the acquisition of a strategic interest in GoldMoney Network Limited (GoldMoney.com). GoldMoney.com is a leading internet-based gold marketing company, which provides an easy portal to buy and sell gold on the internet, as well as the use of gold as a form of currency to carry out purchases on the internet. DRD’s initial investment of US$200,000 (1.4% equity stake) has an option to increase the stake to US$2 million, or 14.3% at a later stage.

1.15                        Share price performance of DRD Shares

The latest recorded sale price of DRD Shares on the ASX before the public announcement of the Offer was A$4.26. The latest recorded sale price of DRD Shares on Nasdaq before the public announcement of the Offer was US$3.35, equivalent to A$4.41 at that time.

The latest recorded sale price of DRD Shares on the ASX before the date on which this Bidder’s Statement was lodged with the ASIC (being the closing price on the ASX on 25 March 2004) was A$4.40. The latest recorded sale price of DRD Shares on Nasdaq before the date on which this

Bidder’s Statement was lodged with the ASIC (being the closing price on Nasdaq on 25 March 2004) was US$3.36, equivalent to A$4.55 at that time.

The highest recorded sale price of DRD Shares on the ASX in the 4 months before this Bidder’s Statement was lodged with the ASIC was A$5.20. The lowest recorded sale price of DRD Shares on the ASX in the last 4 months before this Bidder’s Statement was lodged with the ASIC was A$3.30.

The highest recorded sale price of DRD Shares on Nasdaq in the 4 months before the public announcement of the Offer was US$4.10, equivalent to A$5.28 at that time. The lowest recorded sale price of DRD Shares in the last 4 months before the public announcement of the Offer was US$2.34, equivalent to A$3.16 at that time.

The following graph shows the DRD Share performance on the ASX, for the three years ended 25 March 2004 (the last practicable date before finalising this Bidder’s Statement).

Source: CIBC

DRD Shares are heavily traded with a daily average of 4.2 million DRD Shares being traded internationally (average over the 12 month period ending 5 March 2004), with the majority of trading occurring on Nasdaq. Emperor Shareholders should be aware that DRD Shares issued under the Offer will be issued in the form of DRD CDIs. Emperor Shareholders should be aware of the procedures for converting DRD CDIs into DRD Shares (see Annexure E generally), and the Transfer Restrictions that apply to the DRD Shares issued under the Offer (see sections 8.10 and section 4.2 of Annexure E of this Bidder’s Statement).

1.16                        Stock exchange listings

DRD is listed on several exchanges around the world, with its primary listing on the JSE. Other listings include the ASX, Nasdaq, the London Stock Exchange, the Euronext Brussels and the Euronext Paris. DRD Shares are also traded on the Berlin and Stuttgart “over the counter” markets and the regulated unofficial market of the Frankfurt Stock Exchange.

1.17                        U.S. Securities Act and the U.S. Exchange Act

The Emperor Shares the subject of the Offer are not registered under the U.S. Exchange Act, and pursuant to applicable provisions of the U.S. Exchange Act,

the Offer is exempt from the timing requirements, and certain of the filing, procedural and disclosure requirements, applicable to tender offers under the U.S. Exchange Act.

Important information in relation to the application of U.S. securities laws to the Offer and to the DRD Shares under the Offer is set out in Annexure E.

1.18                        DRD shareholders

Being listed on numerous stock exchanges worldwide, DRD has built an international shareholder base. To the best of DRD’s knowledge, as at 27 February 2004, approximately 80% of DRD Shares were held through its ADR Program in the United States.

To the best of its knowledge, DRD is not directly or indirectly owned or controlled by another corporation or any person or foreign government, and there are no arrangements the operation of which may at a subsequent date result in a change in control of DRD. The DRD ADRs representing the underlying DRD Shares are held by investors in the United States through a depositary receipt facility managed by The Bank of New York, as depositary.  As at 27 February 2004, the depositary advised that there were 3,761 registered DRD ADR holders of record holding approximately 188,344,708 DRD ADRs.

1.19                        Rights and liabilities attaching to the DRD Shares offered

Any DRD Shares received as consideration under the Offer will rank equally with existing DRD Shares. The rights and restrictions attaching to the DRD Shares which will be issued under the Offer are set out in DRD’s Articles. The main rights and liabilities attaching to DRD Shares are summarised in Annexure C.

1.20                        DRD’s interests in Emperor securities

(a)                                 DRD’s relevant interest in Emperor securities

The number of Emperor Shares that DRD had a relevant interest in as at the date of this Bidder’s Statement was 22,208,038 which are held by DRD’s wholly owned subsidiary, DRD (Isle of Man) Limited.

DRD did not have a relevant interest in any Emperor Options as at the date of this Bidder’s Statement.

The number of Emperor Shares that DRD had a relevant interest in as at the date immediately prior to the date of the Offer was 22,208,038 which are held by DRD’s wholly owned subsidiary, DRD (Isle of Man) Limited.

DRD did not have a relevant interest in any Emperor Options as at the date immediately prior to the date of the Offer.

(b)                                DRD’s voting power in Emperor

As at the date of this Bidder’s Statement, DRD’s voting power in Emperor was 19.78% based on 112,261,912 Emperor Shares on issue.

As at the date immediately before the date of the Offer, DRD’s voting power in Emperor was 19.78% based on 112,261,912 Emperor Shares on issue.

(c)                                 Acquisitions of Emperor Shares by DRD or DRD’s associates

Neither DRD nor its associates provided, or agreed to provide, consideration for Emperor Shares under a purchase or agreement during the 4 months before the date of this Bidder’s Statement.

Neither DRD nor its associates provided, or agreed to provide, consideration for Emperor Shares under a purchase or agreement during the period starting on the date of this Bidder’s Statement and ending on the date immediately before the date of the Offer.

(d)                                South African Reserve Bank approval condition

The terms of the approval received from the South African Reserve Bank (SARB) at the time DRD acquired its initial shareholding in Emperor required DRD to either obtain a controlling interest in Emperor or divest its holding.  Accordingly, if DRD is not successful in its bid for Emperor, it is likely that DRD will be required by SARB to divest its Emperor shareholding. Were DRD to dispose of its holding in Emperor, it is believed that it would have a negative impact on the Emperor Share price.

1.21                        Other information on DRD

DRD is a disclosing entity and as such is subject to regular reporting and disclosure obligations in Australia (although prior to 30 June 2002, DRD was listed on the ASX as an exempt foreign entity and as such was not subject to all such obligations contained in the Listing Rules).

The ASX maintains files containing publicly disclosed information about all listed companies. Information on DRD, including half yearly and annual reports and accounts, required to be lodged pursuant to these reporting obligations can be accessed through the internet at www.asx.com.au. The ASX code for DRD is “DRD”. In addition, DRD is obliged to lodge certain documents with the ASIC pursuant to the Corporations Act. Copies of documents lodged by, or in relation to, DRD with the ASIC may be obtained from, or inspected at, an ASIC office.

DRD is also required to file documents from time to time with the SEC. Copies of documents filed with the SEC electronically can be accessed through the internet at www.sec.gov/edgar.shtml.

Copies of particular documents, such as the DRD quarterly, half–yearly and annual reports, are also available on the DRD website (www.durbans.com or www.drd.co.za).

On request to DRD and free of charge, Emperor Shareholders may obtain a copy of, or inspect, any documents referred to in this Bidder’s Statement which have been lodged with the ASIC, the ASX, the JSE or SEC. In addition, DRD will, on request and free of charge, provide copies of documents lodged by DRD with the ASX after lodgement of its 2003 annual report. A list of material announcements since this date is contained in Annexure B. To request a copy of any of these documents, Emperor Shareholders should contact the Emperor Shareholder Infoline on 1800 118 938 (toll free from within Australia) or +61 8 9386 2651 (from outside Australia).

2                                        Profile of Emperor

The primary sources of information about Emperor’s business used by DRD to compile this profile include:

•                                         Emperor’s annual report for the year ended 30 June 2003;

•                                         Emperor’s half-year report for the half year ending 31 December 2003;

•                                         Emperor’s quarterly reports for the quarters ending 30 September 2003 and 31 December 2003;

•                                         two independent draft reports prepared at the request of the “ANZ Investment Bank” by Behre Dolbear Australia Pty Ltd (BDA) dated October 2003 and a follow-up report dated February 2004 regarding the Phase 2 Plan (BDA Reports);

•                                         other information received from Emperor management;

•                                         presentation by Emperor to analysts and investors dated 13 November 2003;

•                                         press releases and the ASX announcements made by Emperor since 1 July 2003; and

•                                         other publicly disclosed releases to the ASIC and the ASX.

2.1                               Overview

Emperor is a gold exploration and mining company which is listed on the ASX.

Emperor’s only operating asset is the Vatukoula Mine, located on the north coast of Fiji’s largest island, Viti Levu. The mine has been in operation since 1933, producing some 6.9 million ounces of gold over the 70-year period. It is a multi-shaft underground mine, which produced some 115,000 ounces of gold in the 2003 fiscal year.  In June 2002, Emperor announced a planned expansion of activities at Vatukoula. Further details of this plan are set out in section 2.2.

As at 30 June 2003, the Vatukoula Mine had a total identified underground Mineral Resource of 12.34 million tonnes at an average grade of 10.0g/t and a tailings Mineral Resource of 5.18 million tonnes at 1.5g/t.  Emperor’s Ore Reserves at 30 June 2003 comprised 2.68 million tonnes at 9.8g/t from underground Ore Reserves and 5.18 million tonnes at 1.5g/t from tailings.

Emperor has an advanced stage exploration project, Tuvatu, located on the western coast of Viti Levu and has interests in the retreatment of tailings from the Vatukoula Mine and a number of exploration leases. Identified Mineral Resources at Tuvatu as at 30 June 2003 was 1.64 million tonnes at 8.5g/t.

Total gold produced and cash cost per ounce of gold produced at the Vatukoula Mine for the year ended 30 June 2003 was 114,642 ounces at A$536 per ounce. On 23 March 2004 Emperor announced it expected to produce in excess of 130,000 ounces for the year ended 30 June 2004. This compares to Emperor’s November 2003 projection of 140,000 ounces. Emperor also announced it expected to produce 14,500 ounces in March 2004 which, if achieved, will result in production in the first nine months of the year of 91,210 ounces.

On 1 September 2003, Emperor announced the completion of a bankable feasibility study for a power generating project that Emperor believes would cost FJD$48 million (approximately A$40 million). It is a condition of the Offer in section 9.8(e) that no material commitments are made by Emperor outside the ordinary course of business. DRD considers that any material commitment involving $1 million or more in relation to the power plant project would breach this condition. This condition is included to give DRD an opportunity to assess the potential viability and impact of the proposal on the Vatukoula operations.

In November 2003, in a presentation to analysts and investors (which was released to the ASX), Emperor disclosed projections for production, net cash provided by operating activities and capital expenditure. On 23 March 2004, Emperor updated some of these projections in a letter to shareholders (which was also released to the ASX).  The projections are provided for 2003-04 and 2004-05 years and are described in the table below, and compared with the actual numbers for 2002-03:

Emperor projections

	Fiscal Year 2003 (Actuals)	Fiscal Year 2004 (Forecast)		Fiscal Year 2005 (Forecast)
Ore mined - Nov 03 projection (‘000 tonnes)	530	654		801

Gold production - Nov 03 projection (‘000oz)	115	140		185

Gold production - Mar 04 projection (‘000oz)(1)	115	130	+	180

Net cash provided by operating activities - Nov 03 projection (A$m)	4.6	15.0	(2)	31.9

Capital expenditure commitments - Nov 03 projection (A$m)	23.4	26.0		18.8	(3)

(1) Updated estimates contained in Emperor’s letter to shareholders dated 23 March 2004.
(2) For the period November 2003 to June 2004.
(3) However, in its release of 23 March 2004, Emperor notes that “It is expected however that current development rates will have to be maintained into the next year, whereas in the early designs of the expansion plan, there was an expectation of reducing capital development expenditure in 2004-05.”

Source: Emperor’s November 2003 presentation to analysts and investors; Emperor Annual Report 2003; Emperor’s letter to shareholders dated 23 March 2004.

In order to achieve its long term target of 180,000 ounces of annual gold production, Emperor has been implementing its Phase 2 Plan. The successful implementation of the Phase 2 Plan is considered by DRD to be critical to the ongoing success and viability of Emperor, and, as evidenced by the projections above, the achievement of these projections depends on the Phase 2 Plan being implemented successfully and on time.

2.2                               Phase 2 Plan

Overview

On 19 June 2002, Emperor announced a planned expansion of activities at the Vatukoula Mine (the Phase 2 Plan).

In June 2002, Emperor stated that:

•                                         the objective of the Phase 2 Plan is to increase mine output by 40% over a three-year expansion program, and to make full use of the mine’s 800,000 tonnes per annum milling capacity. The Phase 2 Plan is intended to increase production by 2004/2005 to 180,000 ounces of gold a year (an increase of approximately 57% from Emperor’s annual gold production for the 2003 financial year); and

•                                         originally, Emperor intended to achieve the Phase 2 Plan targets through capital equipment and development expenditure of A$27.6 million over two years to 30 June 2004. On 23 March 2004, Emperor advised that the Phase 2 expansion is now forecast to be completed in December 2004. Due to changes in the Phase 2 Plan (eg acquisition, rather than leasing, of vehicles), capital and development expenditure has been increased.

In general terms, the Phase 2 Plan involves increasing surface and underground drilling together with underground development and exploration. Capital expenditure in the Phase 2 Plan involves an increase in underground development and associated ventilation infrastructure, increasing the hoisting capacity of the main Smith Shaft and constructing an underground ring road connecting the four underground working areas to create operational efficiencies and a greater ability to access orebodies.

In December 2002, Emperor entered into a US$14.7 million project loan facility with ANZ Bank to partially finance the Phase 2 Plan (ANZ Facility). The loan was for a six-year period, with drawdown of the facility being available until December 2004. The facility was fully drawn down during the September 2003 quarter. In its 2003 Annual Report, Emperor advised that an amount of A$5 million is maintained as a buffer amount under the terms of the ANZ Facility. At the request of the ANZ Bank, Emperor engaged mineral industry consultants BDA to prepare the BDA Reports.

BDA has indicated that it is expected that the Phase 2 Plan (as modified) is likely to be completed within budget.

Achievements to date

Achievements under the plan, as announced by Emperor or described in the BDA Reports,  are:

•                                         commissioning of Cagi Vou ventilation shaft and fans. Once all the underground connections from Smith Shaft, R1 Cayzer, Decline and Philip Shaft are complete (the BDA Report states that it is expected by the first quarter of 2004-05), this shaft will be able to operate at full capacity;

•                                         site establishment and reaming of the Sautu Shaft (the R1 Ventilation Shaft);

•                                         refrigeration plant for Smith Shaft installed and commissioned;

•                                         Smith Shaft No 2 Winder – the men and materials winder has been replaced, the head gear upgrade is due for completion shortly;

•                                         the bulk of the new or reconditioned drills, loaders and trucks planned to be purchased are now on site and operational; and

•                                         “Ring Road” connection between Decline and R1 and 12 Level completed.

Outstanding Phase 2 work

The key projects under the Phase 2 Plan which are yet to be completed, or have been cancelled, are:

•                                         Sautu Ventilation Shaft - the shaft is designed for air extraction for the Philips Shaft, Cayzer and decline areas and should materially improve ventilation to the R1 area. It is scheduled to be completed in April 2004;

•                                         Philip Shaft Deepening – slow progress was being made in cleaning out the lower portion of the Philips Shaft, with excavation having progressed about 40m of the planned 100m. The delay is partly due to the presence of hot water and difficult digging conditions, but Emperor has advised that the booster compressors have been commissioned and the excavator is in place to allow mucking to continue;

•                                         Smith Shaft – the deepening of Smith Shaft has been cancelled and the ore pass development modified to optimise movement of ore from MNE and

R1 areas. The No 2 Winder has been replaced but the No 1 Winder is now to be upgraded rather than replaced;

•                                         refrigeration Units – Four units were specified as part of the original Phase 2 Plan. One has been installed as a replacement for a failed Smith Shaft Chiller plant. The installation of the remaining chillers (two bought and one still to be ordered) has been put on hold pending evaluation of the impact of the new vent shafts;

•                                         back fill and fill plant – Since formulation of the expansion program, the ground conditions at depth at Philip Shaft appear to be better than anticipated, thereby reducing the imperative to use fill. With the economics of the project in question and the requirement reduced, the project has been cancelled; and

•                                         tailings Dam – the planned further lifts to No 5 and the Toko dams are proceeding. The No 7 dam is required in four years time and, given anticipated lengthy negotiations with landowners, this process was started early to ensure all approvals are in place when the capacity is required.

Production difficulties

As indicated in Emperor’s 2003 Annual Report and the BDA Reports, Emperor has encountered a number of problems in the process of implementing the Phase 2 Plan which have limited mine output.  These problems include:

•                                         ventilation conditions in a number of key production areas being poor. This had a significant impact on mining productivities and the ore tonnage produced from those areas. There are still areas (particularly Philips Shaft and R1 Cayzer) where saturated temperatures of 38° – 40°C are common. It would be expected that drops in temperature similar to those experienced in the Smith Shaft (30°C) may be achievable once the ventilation connections are complete (all underground connections are expected by Emperor to be complete by the first quarter of the 2004-05 financial year);

•                                         key production areas were impacted by ground water flows with water temperatures commonly reaching 50°C. The hot water affected the working conditions, diminished the ventilation cooling effectiveness and delayed progress of development. Hot water handling systems are now progressing and in the December 2003 quarter, new hot water ash pumps were installed;

•                                         as announced, approximately 50,000 planned stope tonnes were not exploited, primarily due to unforeseen complex geology on the Matanagata East ore body at Smith Shaft. This adversely affected production necessitating the introduction of a revised mining plan;

•                                         failure of the Smith chiller plant in October 2002 caused the working environment to deteriorate markedly. A replacement plant was commissioned on 29 June 2003. Emperor also encountered a temporary closure of the power plant due to ground subsidence which has now been rectified;

•                                         haulage from some areas of the mine is inefficient due to lack of access to the shaft system at appropriate levels. Decline and haulage development is ongoing to optimise haul route arrangements and distances and the Philip

Shaft is being cleared to allow loading and shaft hauling from low levels. This should provide productivity benefits when completed; and

•                                         productivity has been poor. The tonnage per man shift in many areas of the mine is relatively low (largely due to difficult working conditions). The ongoing ventilation and drainage work should improve working conditions in some of the production areas when complete and this should have an impact on productivity. Productivity may also be improved by alternative mining methods in some areas.

DRD believes that the existence of these difficulties is, in part, a reflection of the complex and difficult nature of the Vatukoula orebody. Emperor itself indicates that the continuing implementation of the remainder of the Phase  2 Plan will not be trouble free.  As evidenced by the successful turnaround at DRD’s Tolukuma Mine in PNG (also a complex epithermal deposit) DRD has demonstrated a high degree of competency in operating such mines.

2.3                               Impact of Phase 2 Plan status on outlook

Delays in the implementation of Phase 2 Plan have been reported by Emperor in its 2003 Annual Report, its September and December 2003 Quarterly Reports and its letter to shareholders dated 23 March 2004.  DRD believes that these delays in the capital expenditure program have been negatively affecting ore production and hence gold recovered.  In March 2004, this has been offset by an unbudgeted improvement in the gold grade.

Development

The chart below compares actual mine development with the original Phase 2 Plan budget mine development.

Source:  Emperor; BDA (DRD has not had access to the budgeted development statistics for periods prior to the September 2003 quarter).

The delay in the mine development of the Phase 2 Plan can be seen in the chart, which indicates that the quarterly development of underground infrastructure to access the ore body has not increased materially since the beginning of the 2002 fiscal year. Increased development as budgeted as part of the Phase 2 Plan is, in DRD’s view, required to enable sustainable ramp-up of production.

In DRD’s view, the current level of development spending is only consistent with the ore production levels achieved in the eight months to February 2004.

DRD expects that these delays in implementing the Phase 2 Plan and the budgeted development will continue to result in ore production and gold production falling short of the projections for 2004-05 presented by Emperor to investors in November 2003.

Ore production

The chart below compares actual ore production with the original and revised Phase 2 Plan forecasts for ore production.

Notes: July 2003 forecast information for the months January to June 2004 inclusive is as amended by Emperor in January 2004 (source: BDA Reports);  March 2004 has been estimated by Emperor with two weeks of actual production.

Source:  Emperor; BDA.

The above chart shows that:

•                                         so far this fiscal year, ore production levels are approximately 12% below the production schedule in the original Phase 2 Plan budget;

•                                         ore production for the half-year ended 31 December 2003 (271,739 tonnes) was below 2002 production levels for the same period (273,485 tonnes);

•                                         to achieve the revised July 2003 ore production forecast for the 2004 fiscal year of 654,496 tonnes, production for the remaining four months of the year must average 72,691 tonnes per month, an increase of 60% over the average production levels experienced during the first eight months of the year; and

•                                         preliminary figures provided by Emperor indicate that the March 2004 ore production is likely to be approximately 53,000 tonnes.

It is DRD’s view that the productivity increases, and thus ramp up to full production levels (800,000 tonnes per annum) to achieve the sustainable gold production levels (180,000 ounces per annum), are likely to be constrained until the bulk of the Phase 2 Plan is complete and operational.

Gold production

The chart below compares actual gold production achieved with the original and revised Phase 2 Plan forecasts.

Note: July 2003 forecast information for the months January to June 2004 inclusive is as amended by Emperor in January 2004 (source: BDA Reports);  March 2004 has been estimated by Emperor with two weeks of actual production. The January - June 2004 forecast information have been adjusted from the February 2004 BDA Report by applying a recovery percentage of 87.5%

Source:  Emperor; BDA.

This chart shows that:

•                                         so far this fiscal year, gold production levels are approximately 19% below the production schedule in the original Phase 2 Plan budget;

•                                         gold production for the half-year ended 31 December 2003 (55,926 ounces) was below 2002 production levels for the same period (56,411 ounces);

•                                         to achieve the July 2003 gold production forecast for the 2004 fiscal year as revised in January 2004 (134,277 ounces(1)), production for the remaining four months of the year must average 14,392 ounces per month, an increase of 50% over the average gold production levels experienced during the first eight months of the year and 43% over the average gold production levels experienced during the March 2003 quarter; and

•                                         on 23 March 2004, Emperor revised its 2004 fiscal year gold production forecast from 140,000 ounces to 130,000 ounces. To achieve this revised level, production for the remaining four months must average 13,323 ounces per month.

It should be noted that Emperor anticipates a significant difference between the volume of gold produced and the volume of gold shipped by Emperor in March 2004.  Emperor only receives revenues for ounces shipped.  The difference is primarily accounted for by gold in circuit, as explained by Emperor in its letter to shareholders dated 23 March 2004:

“As a result of the excellent performance in March and increased production from areas with higher than average sulphur content, we are currently experiencing a bottleneck with the roaster at Vatukoula.  This issue is resulting in gold being temporarily locked up within the metallurgical process.  We are presently increasing our gold in circuit at the rate of around 700 ounces per week.  We are currently undertaking investigations to determine how best to remove the bottleneck and how best to manage the impact on our short-term working capital requirements.”

Gold grade

The chart below compares actual gold grades achieved with the original and revised Phase 2 Plan forecasts.

(1)                                 The 134,277 ounce forecast for 2003-04 is based on monthly data contained in the BDA Reports.  The 2003-04 forecast of 140,000 ounces is Emperor’s forecast disclosed to the market in November 2003 (since revised).

Note: July 2003 forecast information for the months January to June 2004 inclusive is as amended by Emperor in January 2004 (source: BDA Reports)  March 2004 has been estimated by Emperor  with three weeks of actual production/
Source:  Emperor; BDA.

Emperor recently announced that it expects March 2004 gold production to reach 14,500 ounces as the mine achieved gold grade of 9.4g/t as compared with an average gold grade of 7.6g/t realised over the first eight months of the year.

The average gold grade at the Vatukoula Mine over the two years to 30 June 2003 and five years to 30 June 2003 was 8.0g/t and 8.3g/t respectively.

Impact on financial projections

In the letter to shareholders of 23 March 2004, Emperor announced that its latest production estimate for 2003-04 “is in excess of 130,000 ounces” and that the production forecast for 2004-05 remains unchanged at 180,000 ounces.  DRD believes that achieving these forecast levels of gold production depends upon:

•               completion of the Phase 2 Plan;

•               increasing mine development to enable access to ore to sustain production ramp–up over the longer term;

•               achieving and maintaining levels of ore production significantly above current rates; and

•               overcoming the bottleneck at the plant to enable gold produced to be recovered and sold.

Emperor has projected that net cash from operating activities will be approximately A$15 million for the eight month period from November 2003 to June 2004 and A$31.9 million for the 2004-05 fiscal year.  This compares with net cash from operating activities produced for the year ended 30 June 2003 of A$4.6 million and for the six months ended 31 December 2003 of A$2.5 million.

As at 31 December 2003, Emperor’s cash on hand was A$11.9 million, of which A$5million is required as a buffer amount under the terms of its loan agreement with the ANZ Bank.

In November 2003, Emperor forecast capital expenditure commitments of A$18.8 million for both the eight month period from November 2003 to June 2004 and the 2004-05 fiscal year.   In its release of 23 March 2004, Emperor notes that: “It is expected however that current development rates will have to be maintained into the next year [2004-05], whereas in the early designs of the expansion plan, there was an expectation of reducing capital development expenditure in 2004-05.”

With the ANZ Facility being fully drawn, DRD believes that Emperor is highly dependent on operational performance to fund the ongoing capital expenditure program.  DRD believes that Emperor has already made modifications to the Phase 2 Plan to reduce or defer costs (eg deferring the installation of chiller units, reduced development, etc) in part, to address its funding deficiencies to date.

DRD believes there is a risk that Emperor will not meet its ore production targets in the nine months to December 2004, negatively impacting gold production which may be compounded by the inability of the mill to convert gold produced into shippable gold.  As a result there remains a risk that, with lower gold production, cash constraints may impede the full implementation of the Phase 2 Plan without further debt or equity funding. Given that the full benefits of the Phase 2 Plan are unlikely to be achieved until the completion of all projects, funding will be an important consideration to enable completion of the Phase 2 Plan.

2.4                               Hedging

Emperor had gold hedge positions outstanding at 30 June 2003 of 366,715 ounces extending to December 2008. This represents 34% of Emperor’s Ore Reserve. Delivery of a substantial proportion of gold ounces produced at the Vatukoula Mine into the hedging contracts will be made during the period of high cash outlay associated with the expansion. Emperor made a provision for hedging restructure of A$4.9 million for the 2003 financial year. As a result of the restructure of the hedge book and a higher A$ spot gold price, hedge ounces sold contributed only A$0.72 million.

The total gold production ounces which Emperor had committed under its gold hedges as at 31 December 2003 was:

•	year ending June 2004 :	59,280 ounces;
•	year ending June 2005 :	66,340 ounces;
•	year ending June 2006 :	66,120 ounces; and

•	beyond June 2006 :	145,695 ounces.

The total gold committed in the hedge as at 31 December 2003 was 337,435 ounces. As of 31 December 2003, the mark to market was a A$6.3 million liability at the December 2003 quarter end gold price of A$556 per ounces.

2.5                               Emperor’s issued capital

According to documents provided by Emperor to the ASX, as at the date of this Bidder’s Statement, Emperor’s issued securities consisted of:

•               112,261,912 Emperor Shares; and

•               1,533,333 Emperor Options.

2.6                               Substantial shareholders

Based on the most recent substantial shareholder notices in relation to Emperor lodged with the ASX and on the information contained in Emperor’s 2003 Annual Report, also lodged with the ASX, each of the following persons (on behalf of themselves and their related bodies corporate) held the following substantial shareholdings in Emperor Shares as at the date of this Bidder’s Statement:

Shareholder	Shares held	% of Issued Capital
DRD (Isle of Man) Ltd	22,208,038	19.78%
Equity Trustees Limited	9,528,758	8.49%

2.7                               Emperor Share price performance

The latest recorded sale price of Emperor Shares on the ASX before the public announcement of the Offer was A$0.67. The latest recorded sale price of Emperor Shares on the ASX before the date on which this Bidder’s Statement was lodged with the ASIC (being the closing price on the ASX on 25 March 2004) was A$0.87.

The highest recorded sale price of Emperor Shares on the ASX in the 4 months before the public announcement of the Offer was A$0.76. The lowest recorded sale price of Emperor Shares in the last 4 months before the public announcement of the Offer was A$0.61.

The highest recorded sale price of Emperor Shares on the ASX in the 4 months before this Bidder’s Statement was lodged with the ASIC was A$0.89. The lowest recorded sale price of Emperor Shares in the last 4 months before this Bidder’s Statement was lodged with the ASIC was A$0.61.

The following graph sets out the share price of Emperor Shares on the ASX for the three years ended 25 March 2004 (the last practicable date before finalising this Bidder’s Statement).

Source:  CIBC.

2.8                               Dividends

Emperor has not paid a dividend since at least 1996.

2.9                               Other information

Emperor Shareholders may obtain copies of documents lodged by Emperor from the ASIC databases or by contacting the ASX. In addition, on request to DRD and free of charge, Emperor Shareholders may obtain a copy of, or inspect, any documents referred to in this Bidder’s Statement which have been lodged with the ASIC or the ASX. DRD will also, on request and free of charge, provide copies of documents lodged by Emperor with the ASX after lodgement of its 2003 annual report. A list of material announcements since this date is contained in Annexure D. To request a copy of any of these documents, Emperor Shareholders should contact the Emperor Shareholder infoline on 1800 118 938 (toll free from within Australia) or +61 8 9386 2651 (from outside Australia).

In addition, further information relating to Emperor’s business may be included in the target’s statement which Emperor is required to provide to Emperor Shareholders under the Corporations Act in response to this Bidder’s Statement.

2.10                        Disclaimer

This profile of Emperor has been prepared by DRD using publicly available information together with certain other information which has been made available to DRD. Information in this Bidder’s Statement concerning Emperor’s business has not been independently verified. DRD does not, subject to the Corporations Act, make any representation or warranty, express or implied, as to the accuracy or completeness of such information.

3                                        Post takeover intentions

3.1                               Approach

(a)                                 DRD’s Australasian strategy

As mentioned in section 1.3 above, DRD currently has an Australasian strategy to establish an operational base in the region. Its intentions in relation to Emperor are largely consistent with this strategy and seek to establish the requisite infrastructure to further grow its operations in the region.

(b)                                Intentions on the basis that DRD achieves its 90% minimum acceptance

To justify the establishment of the relevant infrastructure, DRD is seeking 100% of Emperor and the intentions disclosures set out in this section 3 assume that DRD achieves its 90% minimum acceptance condition to the Offer (section 9.8(A))

DRD has the right to waive the 90% minimum acceptance condition in certain circumstances. In the event that it decides to do so, many of the advantages of the Offer may not be achieved and so it is not a preferred outcome. DRD’s intentions in these circumstances are described in Annexure G.

(c)                                 Disclosure on intentions is based on limited information

This section 3 sets out DRD’s intentions on the basis of facts and information concerning Emperor which are known to DRD at the time of preparation of this Bidder’s Statement, and the existing circumstances affecting the business of Emperor, in relation to the following:

•                                         the continuation of the business of Emperor;

•                                         any major changes to the business of Emperor and any redeployment of the fixed assets of Emperor; and

•                                         the continuation of the future employment of the present employees of Emperor.

DRD has based its intentions set out in this section 3 on information which is publicly available about Emperor, together with certain other information which has been made available to DRD by Emperor. DRD has been given the opportunity to conduct limited due diligence enquiries in relation to Emperor’s operations, including site visits to the Vatukoula Mine in 2003. DRD has not, however, had access to all the information necessary to review the operational, commercial, taxation and financial considerations relevant to making final decisions on the above matters.

Final decisions will only be reached by DRD in light of material facts and circumstances at the relevant time and once DRD has had the opportunity to make a detailed review of the operations of Emperor. As indicated in section 3.3 below, DRD intends to conduct a thorough review of Emperor and its operations if it is successful in acquiring Emperor. Accordingly, the statements set out in this section 3 are statements of current intentions only and based on limited information, which may vary as circumstances change and further information is obtained.

3.2                               Board, management and staff of Emperor

The extent of any board or management changes described below is dependent on the outcome of DRD’s proposed review of Emperor’s management structure and personnel.

(a)                                  Board of Emperor

If Emperor becomes a wholly-owned subsidiary of DRD, DRD intends to establish an Australasian advisory board to assist the Merged Group in monitoring and growing its Australasian operations, within the broader strategic objectives set by the DRD board. Whilst no final decisions have been made regarding the composition or precise role of the advisory board, it is likely that one or more of the current directors of Emperor would be invited to join this advisory board.  Whether Emperor directors are invited will depend upon the appropriateness of the skills and experience required by the advisory board when established.

(b)                                 Emperor management and staff

It is envisaged that Emperor’s head office functions will be conducted with support from DRD’s head office in South Africa, with Australian–related issues being dealt with through a DRD office in Australia. This should assist in eliminating duplicated head office activities and corporate costs. The location of the office is dependent on the outcome of a review which will be conducted following the close of the Offer.

Given the skills and experience of senior management of Emperor, DRD would seek to retain senior management to assist with the operations of its Australasian businesses or redeploy senior management elsewhere within the DRD Group.

DRD will seek to allocate alternative responsibilities to any employees whose responsibilities are duplicated to minimise any redundancies. However, if DRD considers it not feasible to redeploy, or allocate alternative responsibilities to, any such employee, it is expected that the employee would be made redundant in accordance with applicable regulations and accepted labour practice.

Based on information currently available, DRD intends to optimise  production at the Vatukoula Mine and fund the completion of the Phase 2 Plan currently underway at the Vatukoula Mine (see section 2.2 for more details). Accordingly, DRD does not expect any significant redundancies or changes to operational management in Fiji. It is likely however that DRD will appoint a general manager to the Vatukoula Mine.

(c)                                  Extension of ESOS

DRD intends to extend the benefits of the ESOS (described in section 1.9(F)) to qualifying Emperor employees. The shares issued under the ESOS will be subject to relevant regulatory requirements in South Africa (including exchange control regulations and restrictions).

3.3                               Emperor operations

The descriptions of DRD’s intentions below are based on the information relating to Emperor which was in DRD’s possession at the date of this Bidder’s Statement and may change upon completion of a review of Emperor’s operations.

(a)                                  Vatukoula Mine

Based on the information which DRD has reviewed, it is DRD’s current intention to:

•                                         seek to optimise plant throughput and gold production at the Vatukoula Mine to a level which fully utilises Emperor’s production capability. In its December 2003 quarterly report, Emperor indicated that throughput was 136,850t of underground ore, which equates to 547,400t per annum — well short of the Vatukoula Mine’s stated production capacity of 800,000t per annum. The increase in production will be dependent on the successful completion of the Phase 2 Plan as well as the identification of a suitable reserve base. Based on available information, DRD  intends to commit the necessary resources to complete the Phase 2 Plan;

•                                         initiate additional resource definition drilling to add to the reserves, initiate exploration programs and initiate regional acquisitions, all aimed at identifying resources within economic transport distance of the Vatukoula Mine and plant;

•                                         improve operational efficiencies in the difficult mining conditions being experienced at the Vatukoula Mine, such as the operational issues associated with deep, steep, and labour intensive underground mining, by applying DRD’s experience in those conditions. Any changes will be directed to improving productivity, increasing production and reducing production costs, and are dependent on the outcome of DRD’s proposed review; and

•                                         achieve synergies through access to the regional operations of  DRD, such as through the sharing of expertise and the greater purchasing power of the Australasian division as a whole.

(b)                                 Review of operations

DRD has not had access to all the information relevant to making a final decision regarding what changes, if any, will be made to the operations at the Vatukoula Mine.

If the Offer is successful, DRD will conduct a detailed review of the Vatukoula Mine focused on the assets, liabilities and operating performance of the Vatukoula Mine to determine mechanisms for improving the performance and return to shareholders of Emperor’s gold mining assets. The review would be conducted shortly after the close of the Offer and is expected to be completed within 3 to 6 months. The extent of the review is not able to be determined at this stage, although it is likely to involve some, or all, of the following:

•                                         an analysis of the outlook for Emperor, including an examination of business plans and forecasts;

•                                         a detailed analysis and audit of all geological and mining data relating to the Vatukoula Mine and its operations;

•                                         a review of the ore management system;

•                                         an analysis of Emperor’s exploration targets and strategy;

•                                         a review of Emperor’s work practices;

•                                         a review of the short interval production and cost controls;

•                                         a review of mining and metallurgical processes;

•                                         a review of the underground fleet management system;

•                                         a review of the parameters applied to the Ore Reserves and Mineral Resources, the grade reconciliation statistics, a remodelling of the resource base and a review of life of mine planning, together with an examination of potential cost savings;

•                                         a review of staff succession planning;

•                                         a review of management accounts, including asset verification and valuation;

•                                         a review of Emperor’s audit, treasury and management reporting functions to ascertain whether those functions are operating on a “best practice” basis and to determine whether there are opportunities for cost savings or improvements;

•                                         a review of management structure and personnel to evaluate existing resources and develop a plan for enhancing those resources over time;

•                                         an examination of the risk management and insurance policies of Emperor;

•                                         the carrying out of an environmental audit;

•                                         a review of any current or threatened litigation against Emperor;

•                                         a review of key contractual arrangements to which Emperor is a party;

•                                         a review of Emperor’s accounting policies and procedures;

•                                         a review of Emperor’s international tax strategy;

•                                         a review and alignment of hedging strategies;

•                                         to the extent required, a detailed legal, financial, accounting and taxation analysis on any issues or recommendations that emerge from the review;

•                                         a review of communications, human resource and employee representative bodies and structures, including communications structures with government, shareholders and other stakeholders; and

•                                         a review of the proposed power plant project to assess its costs and benefits.

The above and other issues will be prioritised once DRD has full access to Emperor’s operations.

(c)                                  Other Emperor projects

DRD does not have sufficient information available to it as at the date of this Bidder’s Statement to express a view on whether any particular business, asset or investment (other than the Vatukoula Mine) of Emperor ought to be sold and therefore it has not formed any intentions in this regard and will not be in a position to do so until the review mentioned above has been completed.

It is possible that the review will result in DRD determining that some businesses, assets or investments of Emperor ought to be sold. However, until the outcome of the review is known, it is not possible to determine whether that will be the case and, if so, which businesses, assets or investments will be sold.

3.4                               Other intentions

(a)                                 If DRD acquires a relevant interest in at least 90% of the Emperor Shares, DRD intends to:

•                                           proceed with compulsory acquisition of the outstanding Emperor Shares in accordance with the provisions of Chapter 6A of the Corporations Act, including any Emperor Shares which are issued after the close of the Offer and as a result of the exercise of Emperor Options; and

•                                         arrange for Emperor to be removed from the official list of the ASX, thereby eliminating the corporate administration costs associated with maintaining Emperor as a listed company.

(b)                                 Emperor Options

If DRD is successful in acquiring 100% of Emperor, it will make an offer to acquire unexpired Emperor Options.  The terms of that offer for Emperor Options will be decided following the close of the Offer.

(c)                                  Gold price exposure and hedging

Emperor had gold hedge positions outstanding at 30 June 2003 of 366,715 ounces extending to December 2008.  This represents 34% of the Ore Reserve.

As mentioned in section 1.12(d) of this Bidder’s Statement, as a general rule, DRD sells the gold it produces at market prices to obtain the maximum benefit from prevailing gold prices and to offer DRD’s shareholders exposure and leverage to the gold price.

If the Offer is successful, DRD will review Emperor’s existing hedging strategy and arrangements in light of any other operational changes adopted.

(d)                                 General

Other than as set out in this section 3, it is the present intention of DRD (based on the information available to it) to:

•                                         continue the business of the Vatukoula Mine;

•                                         not make any major changes to the business of the Vatukoula Mine nor to redeploy any of the fixed assets of the Vatukoula Mine; and

•                                         continue the future employment of the Vatukoula Mine’s present employees in the ordinary course of business.

3.5                               Other potential outcomes

DRD’s intentions in circumstances where it obtains a relevant interest in less than 90% of Emperor Shares but acquired Effective Control of Emperor under the Offer are set out in Annexure G.

As mentioned in section 1.20(d) above, SARB may require DRD to divest its holding of Emperor Shares if DRD is not successful in acquiring Effective Control of Emperor.

4                                        Effect of the Offer on DRD

4.1                               An important step in DRD’s Australasian strategy

The acquisition of Emperor is an important step in DRD’s Australasian strategy (which is described in section 1.3 above).  The acquisition of Emperor:

•                                         provides critical mass for DRD’s Australasian business, by increasing the regional production to approximately 400,000 ounces per annum.  With this scale of operation, DRD will establish a base in the region, with an Australian advisory board and an operational office in Australia;

•                                         improves the production profile and scale of Mineral Resources and Ore Reserves in the region, as well as further diversifying DRD’s operations;

•                                         improves shareholder diversification and should provide more liquidity in the Australian market; and

•                                         better positions DRD to develop existing opportunities and pursue growth opportunities in the region.

4.2                               Overview of the effect on DRD

The following section provides a general overview of DRD assuming that it acquires 100% of Emperor. The Offer is currently subject to (amongst other things) a 90% minimum acceptance condition. Whilst DRD has the right to waive the conditions, many of the advantages of the Offer will not be achieved if DRD does not acquire 100% and so this is not DRD’s preferred outcome. Should DRD decide to waive the 90% minimum acceptance condition, an overview of DRD on the basis that it is only successful in acquiring 50.1% of Emperor is set out in Annexure G.

To enable Emperor Shareholders to assess the impact of the Offer on DRD, the table below sets out pro forma information on the basis that the merger of DRD and Emperor was effective as at 31 December 2003.  The pro forma information does not constitute a representation that the matters specified will be achieved.  The statistics below should be read in conjunction with the assumptions and notes set out under the table.

	DRD	Emperor	Merged Group
Interests in operating mines	8	1	8
Current annual gold production – Total(1)	949,228	118,364	1,067,592
Current annual gold production – Australasia(1)	271,612	118,364	389,976
Cash operating cost per ounce (US$) – Total(2)	$330	$339	$331
Cash operating cost per ounce (US$) – Australasia(2)	$232	$339	$264
Ore Reserves (koz) – Total(3),(4)	17,059	1,090	18,149
Ore Reserves (koz) – Australasia(3),(4)	1,582	1,090	2,672
Mineral Resources (koz) – Total(3),(4)	66,169	4,641	71,710
Mineral Resources (koz) – Australasia(3),(4)	3,479	4,641	8,120
Committed ounces under hedges(5), (6)	135,000	337,435	472,435
Shares outstanding (millions) – basic(7),(8)	232.0	112.3	250.0
Market capitalisation at 5 March 2004 (A$million)(9)	$1,023	$99	$1,103

Notes:

(1)                                 Annual production figures represent the 2003 December quarterly production figures which have been annualised.

(2)                                 Cash operating cost for 2003 December quarter.

(3)                                 DRD Ore Reserves and Mineral Resources represent DRD’s attributable Ore Reserves and Mineral Resources as at 30 June 2003 except for Porgera Mine, which is as at 31 December 2003. DRD’s attributable Ore Reserves and Mineral Resources exclude its 19.78% share of Emperor Ore Reserves and Mineral Resources as at 30 June 2003.

(4)                                 Emperor Ore Reserves and Mineral Resources as at 30 June 2003.

(5)                                 DRD’s committed ounces represent DRD ounces committed under the Eskom “gold for electricity” swap. Figures have been adjusted for the 180,000-ounce close out announced on 20 February 2004.

(6)                                 Emperor committed ounces as at 31 December 2003.

(7)                                 DRD Shares outstanding as at 5 March 2003.

(8)                                 Merged Group shares outstanding assumes that DRD acquires all 90,053,874 Emperor Shares it does not already own in exchange for 18,010,775 DRD Shares. It also assumes that no Emperor Options are exercised.

(9)                                 Based on a DRD Share price on Nasdaq of US$3.35, a US$/A$ exchange rate of US$0.759/A$ and an Emperor Share price of A$0.88 (based on the implied value of the Offer immediately prior to announcement).

Source: DRD, Emperor and Placer December 2003 quarterly reports, DRD and Emperor 2003 Annual Reports, CIBC.

4.3                               Pro forma financial information

(a)                                 Basis of preparation

Set out below is the condensed unaudited consolidated pro forma financial information of DRD based on DRD and Emperor’s financial information as at 31 December 2003. This information is compiled on the basis set out below.

The pro forma information is provided for illustrative purposes and only in order to show the effects of the acquisition of 100% of Emperor by DRD as if that acquisition had been completed as at 31 December 2003 and so may not represent the financial position and results of operations following the completion of the Offer. Pro forma historical information should not be construed as indicative of the future financial performance of the Merged Group.  Actual results and performance may differ significantly from the results and performance as indicated in the pro forma statements.

Financial information regarding Emperor has been obtained from publicly available sources and adjusted where considered appropriate by DRD based on DRD’s industry knowledge and expertise.

The pro forma information has been prepared based on IFRS and incorporates the accounting policies of DRD. It has not been audited.

DRD reports its financial statements in accordance with SA GAAP requirements. DRD management believes that DRD’s financial information, prepared under SA GAAP are, in all material respects, consistent with IFRS. As a result, for the purposes of the pro forma financial information, no adjustments have been made to the financial information of DRD.

Emperor reports its financial statements in accordance with Australian generally accepted accounting principles. Australian companies, such as Emperor, will be required to provide financial information in accordance with IFRS with effect from 1 January 2005. To provide pro forma financial information, DRD has adjusted Emperor’s financial information to an IFRS basis to ensure, so far as is possible, a consistent basis of comparison.  The conversion of Emperor’s financial information to IFRS has been based on publicly available information. and DRD has not had access to all of Emperor’s financial books and records to confirm that all necessary adjustments have been made.  The transition procedures, on the first time adoption of IFRS, have not been taken into account when converting the Emperor financial statements to IFRS due to a lack of sufficient information.

The assumptions used in converting Emperor’s financial information to IFRS the pro forma financial information, together with the other key assumptions adopted, are set out below.

It is expected that Emperor will release up-to-date financial information in the target statement which will be sent to Emperor Shareholders.

(b)                                Unaudited condensed pro forma consolidated balance sheet

The following condensed pro-forma consolidated balance sheet is presented as at 31 December 2003. It assumes:

•                                         the acquisition by DRD of 100% of Emperor’s current outstanding shares; and

•                                         an effective acquisition date of 31 December 2003.

	DRD	Emperor	Emperor adjustments to convert to IFRS		Purchase adjustments		Pro forma
	(US$m)(4)	(US$m)(5)	(US$m)(5)		(US$m)(4),(5)		(US$m)(4),(5)
Assets
Cash & cash equivalents	21.9	8.9					30.8
Receivables	19.2	2.3					21.5
Inventories	16.8	6.1					22.9
Other	0.0	0.6					0.6
Current assets	57.9	17.9					75.8

Mining assets	157.6	44.5	- 0.2	(1)	64.0	(3)	265.9
Deferred income & mining tax	55.9	0.1					56.0
Other assets	72.7	4.4	- 3.7	(2)	—11.5	(3)	61.9
Non-current assets	286.2	49.0	-3.9	(1),(2)	52.5		383.8

Total assets	344.1	66.9	- 3.9	(1),(2)	52.5		459.6

Liabilities & shareholders’ equity
Accounts payable & accrued liabilities	46.0	11.1					57.1
Short-term portion of long term loans	6.5	0.0					6.5
Current liabilities	52.5	11.1					63.6

Long-term loans	49.8	13.6					63.4
Derivative instruments	34.6	3.7	4.5				42.8
Deferred income and mining tax	0.0	0.0			19.2	(3)	19.2
Provision-environmental rehabilitation	32.2	0.0					32.2
Other(2)	10.7	5.4	-4.5				11.6
Non-current liabilities	127.3	22.7	—		19.2		169.2

Shareholders’ equity	164.3	33.1	- 3.9	(1),(2)	33.3	(3)	226.8

Total liabilities & shareholders’ equity	344.1	66.9	- 3.9		52.5		459.6

Notes:

(1)                                 Exploration expenditure: DRD expenses exploration costs as they are incurred. Emperor currently capitalises exploration costs. The adjustment is a result of writing off the exploration expenditure at the beginning of the period against the opening retained income of Emperor.

(2)                                 Derivative instruments: DRD accounts for its derivative instruments on the balance sheet at their fair value at the date of reporting. Any changes, “realised’ or “unrealised”, in the fair value of the derivative instruments are reflected in the income statement in the period in which they occur. Emperor currently accounts for the fair value of its forward sale agreements on the balance sheet. The corresponding entry, and any subsequent “unrealised” changes in fair value, are also accounted for on the balance sheet. Realised changes in the fair value of the instruments are included in the income statement in the period in which they occur. For the purposes of preparing the pro forma information, DRD has assumed that Emperor’s forward sales agreements are classified as derivative instruments. As a result, all movements, “realised” and “unrealised”, in the fair value of these instruments have been reflected in the income statement and ultimately retained income. DRD has also assumed that the fair value of these instruments is reflected in the balance sheet of Emperor as at 31 December 2003 under Australian GAAP approximate the fair value in terms of IFRS.

(3)                                 Purchasing accounting adjustments: - Acquisition of 100% of Emperor

Purchase consideration based on the following information

Shares of Emperor acquired by DRD	90,053,874
Offer ratio	1 DRD Share for every 5 Emperor Shares
DRD Shares issued	18,010,775
DRD Share price (5-Mar-04)	US$3.35
US$/A$exchange rate (5-Mar-04)	US¢75.94/A$
Transaction value (5-Mar-04)	A$79.5 million
US$/A$exchange rate (31-Dec-03)	US¢74.91/A$
Transaction value (31-Dec-03)	US$59.5 million
Transaction costs estimate (5% of Transaction value)	US$3.0 million
Total Transaction value (31-Dec-03)	US$62.5 million
Carrying value of 19.78% Emperor investment (31-Dec-03)	US$11.5 million
Total value of Emperor (31-Dec-03)	US$74.0 million
Emperor net asset value (“NAV”) under IFRS (31-Dec-03)	US$29.3 million
Net Excess of purchase price over NAV (31-Dec-03)	US$44.8 million
Consisting of :
Fair value adjustment to mining assets acquired (31-Dec-03)	US$64.0 million
Deferred tax liability on fair value adjustment (31-Dec-03)	(US$19.2 million)

The excess of the purchase price over the NAV of Emperor (after IFRS adjustments) has been allocated to Ore Reserves, mining assets and deferred taxation as per the values determined above.

(4)                                Rand figures have been converted to U.S. Dollars at the 31 December 2003 exchange rate of US¢15.0/Rand.

(5)                                Australian Dollar figures have been converted to U.S. Dollars at the 31 December 2003 exchange rate of US¢74.9/A$.

(6)                                No potential savings associated with acquisition synergies and/or corporate administration costs have been included as the achievement of these savings can be assessed only after the outcome of DRD’s post acquisition review of Emperor.

(7)                                The pro forma balance sheet assumes that no Emperor Options are exercised.

(8)                                As noted in section 1.12(d), DRD closed out a portion of the Eskom “gold for electricity contract” with proceeds from an issue of DRD Shares. This transaction occurred over January and February 2004. A total of 10.2 million DRD Shares were issued, raising R217.4 million (A$43.5 million). From these proceeds R129.4 million (A$25.9 million) was used to close out the above Eskom positions, R15.7 million (A$3.1 million) to settle transaction costs outstanding in relation to the acquisition of DRD (Porgera). The remaining cash will be used for general corporate funding requirements. The effects of these transactions have not been included in the above pro forma numbers.

Source:  DRD 31 December Half–Yearly Report, Emperor 31 December Half Yearly Report.

(c)                                 Pro forma information not prepared in accordance with SEC Rules and Regulations

The pro forma historical information included in this Bidder’s Statement does not purport to be in compliance with Article 11 of Regulation S-X of the Rules and Regulations of the SEC. Under Article 11, pro forma income statements must be presented assuming the transaction had been consummated at the beginning of the fiscal year presented and may only include adjustments which give effect to events that are directly attributable to the transaction, are expected to have a continuing impact on the entity and are factually supportable. Pro forma adjustments related to the pro forma statement of financial position must be computed assuming the transaction was consummated on the date of the statement of financial position being presented and must include adjustments which give effect to events that are directly attributable to the transaction and factually supportable, regardless of whether they have a continuing impact or are non-recurring. These requirements are inconsistent with commonly accepted practice in Australia for offers of this type and so have not been adopted.

(d)                                No forecast financial information

DRD has not included in this Bidder’s Statement any forecasts or projections relating to future earnings or production of Emperor or the Merged Group. DRD considers that inclusion of such forecasts would be unduly speculative and potentially misleading for Emperor Shareholders for the following reasons:

•                                         DRD has not had full access, for due diligence purposes, to the assets and records of Emperor, and, given the Phase 2 Plan and its status, there is insufficient publicly available information from which to produce reliable forecasts in relation to Emperor;

•                                         on obtaining control of Emperor, DRD intends to review Emperor’s operations to ascertain whether any operational or other changes should be made. The results of such a review cannot be predicted with any certainty; and

•                                         DRD is a non-hedger and so its financial results and its operations can be materially affected by changes in the gold price.  In addition, mining is subject to inherent risks and external factors which materially affect the reliability of forecast financial information.

4.4                               Impact on shareholding structure

No of DRD Shares
Issued capital of DRD as at 24 March 2004	231,987,028
Maximum number of shares to be issued under the Offer(1)	18,010,775
Issued capital if DRD acquires 100% of Emperor Shares	249,997,803

Notes:

(1)                                 The Offer is 1 DRD Shares for every 5 Emperor Shares. The actual number of DRD Shares issued will vary slightly due to rounding.  No allowance has been made for the acquisition of Emperor Shares issued on the exercise of Emperor Options and accepted into the Offer.  If all Emperor Options are exercised, approximately 306,667 additional DRD Shares would be issued (subject to rounding).

Source:  DRD and Emperor announcements lodged with the ASX.

If DRD obtains 100% of Emperor Shares, Emperor Shareholders will, subject to Section 9.1, hold approximately 7% of the then issued ordinary share capital of DRD.

4.5                               Synergies from combination

DRD believes that the acquisition of 100% of Emperor will over time deliver costs savings and improved operational performance at the Vatukoula Mine. These savings are expected to arise as a result of the implementation of the intentions described in section 3. The extent and timing of the cost savings and synergies cannot be predicted with certainty until after the review DRD proposes to conduct following the successful acquisition of 100% of Emperor.

5                                        Sources of consideration

5.1                               Maximum DRD Share consideration

The maximum number of DRD Shares which would become payable under the Offer if acceptances are received in respect of all Emperor Shares on issue as at the date of this Bidder’s Statement (other than those Emperor Shares in which DRD has a relevant interest) is approximately 18,010,775 DRD Shares.

In addition, if all Emperor Options on issue as at the date of this Bidder’s Statement convert into Emperor Shares during the Offer Period, then approximately 306,667 additional DRD Shares would become payable. If this additional number of DRD Shares also becomes payable, the total number of DRD Shares which would become payable under the Offer is approximately 18,317,442 DRD Shares.

The actual number of DRD Shares to be issued will be dependent on the rounding of the entitlements of Emperor Shareholders.

DRD has the capacity to issue the maximum number of DRD Shares which it may be required to issue under the Offer.

6                                        Investment risks

6.1                               Introduction

In deciding whether to accept the Offer, you should read this entire Bidder’s Statement (and its appendices and annexures) carefully. You should also carefully consider the following categories of  risk factors:

•                                         Risks associated with the Offer. These risks are explained in section 6.2 below.

•                                         Gold mining industry and general economic risks which apply in varying degrees to both DRD and Emperor. These risks are summarised in section 6.3.

•                                         DRD specific risks which apply due to the nature and location of DRD’s operations and structure. These risks have previously been disclosed by DRD in various public disclosures, the most recent of which is DRD’s 2003 Annual Report on Form 20-F. An overview of these risks is described in section 6.4 below.

6.2                               Risks of the Offer

•                                         Market fluctuations may affect the market value of the consideration offered to you because the exchange ratio contemplated by the Offer is fixed: You are being offered consideration under the Offer that consists of a specified number of DRD Shares, rather than a number of DRD Shares with a specified market value. As a result, the value of the Offer will fluctuate depending upon the market value of the DRD Shares. The Australian Dollar value of the Offer may be affected by exchange rate fluctuations between the Australian, South African and United States currencies.

Accordingly, the market value of DRD Shares at the time you receive them may vary significantly from their market value on the date of your acceptance of the Offer. In this context it is noteworthy that over the past 6 months at least, there has been a high correlation between the DRD and Emperor share prices such that, generally speaking, when the DRD Share price declines, the Emperor Share price also declines.

•                                         Benefits from the integration of Emperor’s and DRD’s operations may not be achieved to the extent, or within the time period, that is currently anticipated, which would reduce or delay the realisation of increased earnings, cost savings and operational benefits: As discussed in section 3 of this Bidder’s Statement, DRD intends, to the extent possible, to integrate Emperor’s operations with those of DRD so as to achieve cost savings through synergies as well as consolidation and enhanced growth opportunities. There is no guarantee that the synergy benefits or costs savings will be achieved on time or at all. Furthermore, additional costs may be incurred as a result of, among other things, loss of key employees, possible inconsistencies in standards, controls, procedures, policies, business cultures and compensation structures between Emperor and DRD, and the need to implement, integrate and harmonise various business specific and company wide operating procedures and systems and the diversion of management’s attention from day-to day business as a result of the need to deal with integration matters.

•                                         Full integration of Emperor’s operations with DRD’s operations may not be achieved if DRD cannot compulsorily acquire all the outstanding Emperor Shares: At the end of the Offer Period, DRD may not hold a sufficient number of Emperor Shares in order to effect the compulsory acquisition of the remaining Emperor Shares. This could prevent or significantly delay DRD from realising some or all of the anticipated benefits from the integration of Emperor’s operations with DRD’s operations. However, the Offer is currently subject to a 90% minimum acceptance condition and so if this condition is not satisfied or waived, the Offer will automatically terminate in accordance with section 9.6(a) below.

•                                         DRD has not verified the reliability of the Emperor information included in, or which may have been omitted from, this Bidder’s Statement: DRD has relied upon publicly available information and certain information made available to DRD by Emperor. Any inaccuracy in the Emperor information could adversely affect the anticipated results of operations of the Merged Group.

•                                         DRD’s Shares trading on the ASX could have low liquidity: The level of trading activity of DRD Shares on the ASX is less than some other exchanges on which DRD trades, such as the Nasdaq and the JSE. DRD expects the liquidity of DRD Shares on the ASX to improve as a result of the implementation of the Offer. However, different levels of liquidity may affect the respective share prices in the different stock exchanges on which DRD Shares trade. DRD Shares are traded in significantly greater amounts globally than Emperor Shares. Subject to the Transfer Restrictions, DRD Shares issued in terms of the Offer will generally be able to be traded on other stock exchanges on which DRD is listed.

6.3                               Gold mining industry risks

DRD, like Emperor, is subject to the inherent risks which apply to some degree to all participants in the gold mining industry.  Details of these risks have been disclosed in detail to the ASX, most recently in DRD’s 2003 Annual Report on Form 20-F.  A summary of some of the more important of these risks is set out below:

•                                         Risks of gold price fluctuations: Substantially all of DRD’s revenues come from the sale of gold. As DRD does not hedge against gold price movements, the market price of gold has a significant effect on DRD’s results of operations, its ability to undertake capital expenditures, and the market price of its securities.

•                                         Economic conditions: General economic factors such as economic activity, inflation, currency exchange fluctuations, industrial disruption, interest rate fluctuations, component and commodity prices, stock market prices and changes in government policy, regulations or legislation may have an adverse impact on DRD and its future operating performance.

•                                         Ore Reserve realisation: Ore Reserves are estimates based upon drilling results, past experience with mining properties, experience of the person making the reserve estimates and many other factors. Ore Reserve estimation is an interpretative process based upon available data. The actual quality and characteristics of ore deposits cannot be known until mining takes place, and will almost certainly differ from the assumptions used to develop reserves. Further, reserves are valued based on future costs and future prices and consequently may be reduced with declines in or a sustained low gold price.

•                                         The exploration of mineral properties is highly speculative in nature, involves substantial expenditure, and is often unproductive.

•                                         Variability of costs: The cost of production at any particular mining location is frequently subject to great variation from one year to the next due to a number of factors, such as, changing waste-to-ore ratios, ore grade, metallurgy and the cost of supplies and general economic conditions.

6.4                               DRD specific risks

Details of these risks have been disclosed in detail to the ASX, most recently in DRD’s 2003 Annual Report on Form 20-F. A list of some of the more important of these risks is set out below:

•                                         DRD has not always operated profitably: DRD has incurred losses in the past, most recently a net loss of R510.5 million for the 2002 financial year (a significant proportion of which was due to the close out of its hedge book). DRD generated a net profit of R370.9 million for the 2003 financial year.

•                                         As DRD does not, in principle, use forward contracts to protect against low gold prices with respect to most of its production, DRD is exposed to the impact of any significant drop in the gold price: Accordingly, if the gold price decreases significantly, DRD will realise reduced revenues. However, conversely, if the gold price increases significantly DRD will realise the positive impact of the increase.

•                                         DRD’s business is affected by exchange rate and currency fluctuations as it generally does not hedge its currency exposures.

•                                         DRD is reliant on retaining key personnel: DRD may experience problems in managing new acquisitions and integrating them into existing operations which could have a material adverse effect. DRD is actively pursuing growth through acquisition and will carefully monitor its capacity to manage and integrate the assets and operations it acquires.

•                                         DRD owns its interests in the Porgera Mine through the PJV with other mining companies. Any failure of the other companies in the PJV to meet their obligations to DRD or to third parties could have a material adverse effect on the PJV. In addition, DRD may be unable to control strategic decisions made in respect of the Porgera Mine.

•                                         DRD’s operations in South Africa and Papua New Guinea are subject to extensive regulations which could impose on it significant costs and burdens.

•                                         Government policies aimed at vesting the custodianship of Mineral Resources to the State in South Africa and providing certain rights to historically disadvantaged South Africans under the Mineral and Petroleum Resources Development Act (SA) may result in significant adjustments to DRD’s property ownership structure, which could adversely impact DRD’s South African gold mining operations.

•                                         DRD’s ability to conduct business outside South Africa may be constrained by South African exchange control regulations.

•                                         Flooding at DRD’s closed operations at Durban Deep Section and West Wits Section may cause it to incur liabilities for environmental damage.

•                                         Political or economic instability in South Africa or regionally may reduce DRD’s production and profitability.

•                                         AIDS poses risks to DRD in terms of productivity and costs.

•                                         Due to the deep underground nature of mining in South Africa there are enhanced risks of liability, delays and increased production costs.

•                                         Mining operations in PNG also have jurisdiction specific risks including landslides, earthquakes, environmental hazards, including riverine discharge of tailings, industrial accidents such as helicopter failure or loss of loads in flight, and security to personnel and plant resulting from landowner and tribal disputes.

•                                         The primary trading market for DRD’s equity securities are the ADSs issued under DRD’s ADR facility and quoted on the Nasdaq. There are U.S. federal securities law restrictions on the ability to obtain ADSs that depend on your circumstances and are described under section 4.2 of Annexure E of this Bidder’s Statement.

7                                        Taxation considerations

7.1                               Introduction

This section of this Bidder’s Statement provides a general outline of the Australian tax consequences for both resident Australian and non-resident Emperor Shareholders as a result of accepting the Offer. The discussion contained herein is based on existing law at the date of this Bidder’s Statement.

This summary is very broad and is only intended to provide a brief overview of the potential Australian taxation consequences if the Offer is accepted. The summary is not exhaustive and does not deal with all the income tax issues that may affect a particular investor. Special additional rules may apply to particular Emperor Shareholders such as insurance companies, superannuation funds and financial institutions.

Furthermore, Emperor Shareholders who are not resident in Australia for tax purposes should also take into account the tax consequences under the laws of their country of residence that may arise as a result of accepting the Offer.

It is emphasised that this section does not constitute tax or legal advice for any particular Emperor Shareholder and in no circumstances should it be relied upon as such. It is strongly recommended that all Emperor Shareholders consult with their own independent tax advisers regarding the CGT consequences of disposing of Emperor Shares having regard to their particular circumstances.

7.2                               Australian taxation consequences

The Australian taxation consequences for Emperor Shareholders who accept the Offer will be dependent upon a number of factors including:

•                                         when their Emperor Shares were acquired, particularly if prior to 20 September 1985;

•                                         whether the Emperor Shareholder holds their Shares in Emperor on capital or revenue account or as trading stock;

•                                         the tax residency of the Emperor Shareholder (i.e. whether an Australian resident or not);

•                                         whether the level of acceptances under the Offer results in DRD owning at least 80% of Emperor’s voting shares; and

•                                         the consideration under the Offer.

Each Emperor Shareholder will need to consider their own specific circumstances, particularly in respect to the first three factors identified above, as this will determine which category of ownership applies to them in terms of the differing Australian tax consequences which are discussed below.

Revenue versus capital account

The tax consequences for all Emperor Shareholders are impacted by whether they hold their Emperor Shares on revenue account or capital account.

Broadly, where the Emperor Shares were acquired with the dominant purpose of reselling them at a profit, or where they are held for resale as trading stock, they are likely to be considered to be on revenue account for tax purposes.

Whereas, Emperor Shareholders who hold their Emperor Shares as passive investments with the intention of generating dividend income and long term capital growth are likely to be considered to hold the shares on capital account for tax purposes.

The following matrix summarises the general Australian tax outcomes arising for Emperor Shareholders upon the disposal of their Emperor Shares under the Offer, which are discussed in further detail below.

	Australian tax resident	Non-resident
Revenue account	• Taxable, with no indexation or capital gains discount available.

•     If resident in a country with which Australia has a Double Tax Agreement (DTA) and gain on sale attributable to Australian “permanent establishment”, then taxable, with no indexation or capital gains discount available.

•     If resident in a country with which Australia does not have a DTA, then taxable if Australian source income or if not Australian sourced then may be taxable under CGT where at least 10% interest held by Emperor Shareholder.

Capital account

•     If pre-CGT shares (i.e. acquired before 20 September 1985) then not taxable.

•     If post-CGT and rollover chosen then not taxable (although cost base consequences for DRD Shares).

•      If post-CGT and no rollover then taxable, but indexation or capital gains discount may be available to reduce taxable amount of gain.

•     If pre-CGT (i.e. acquired before 20 September 1985) then not taxable.

•      If post-CGT and at least 10% interest held by Emperor Shareholder then taxable, subject to any DTA relief which may be available.

•     If taxable, indexation or capital gains discount may be available to reduce taxable amount of gain.

7.3                               Australian resident shareholders

(a)                                 Shares held on capital account

Under the Australian CGT regime, acceptance of the Offer by Emperor Shareholders will cause a disposal of their Emperor Shares which constitutes a CGT event.

To the extent that the value of the consideration received (being the market value of the DRD Shares) is greater or less than the cost base a shareholder has in their Emperor Shares, a capital gain or capital loss may result.  Certain Emperor Shareholders, including individuals, trusts and complying superannuation funds, but not companies, that held their Emperor Shares for at least 12 months prior to accepting the Offer, may choose to utilise the CGT discount to potentially reduce the taxable amount of the gain (by 50% for individuals and trusts, and 33 1/3% for complying superannuation funds).  Alternatively, any Emperor Shareholder that acquired their Emperor Shares prior to 21 September 1999 may be eligible to apply indexation to their CGT cost base and thereby reduce any capital gain (but not to increase any capital loss). Where both indexation and the CGT discount are available to an Emperor Shareholder in respect of a CGT event, they cannot both be applied to reduce the same gain.

If a capital gain accrues to an Emperor Shareholder as a result of accepting the Offer, they may be eligible to choose to obtain relief from CGT upon the disposal of their Emperor Shares under the scrip for scrip rollover provisions discussed below (if available).

Finally, but importantly, any capital gain or loss is disregarded where the Emperor Shares were acquired by the Emperor Shareholder prior to 20 September 1985.

Scrip for scrip rollover relief

In order for scrip for scrip rollover relief to be able to apply, a fundamental requirement is that there be sufficient acceptance of the Offer by Emperor Shareholders so that DRD’s interest in Emperor increases, from a current 19.78%, to at least 80% of all voting shares. Given that one of the conditions for completion of the Offer by DRD is that the level of acceptance must result in DRD becoming entitled to at least 90% of all Emperor Shares (referred to in section 9.8), then scrip for scrip rollover relief should prima facie be expected to be available in respect of the Offer (although it is noted that in addition to the 80% threshold requirement there are various other pre-conditions to be satisfied before rollover relief will actually be available to an Emperor Shareholder). Nevertheless, as DRD reserves the right to waive or amend this condition, and as a result of which DRD may complete the Offer where the level of acceptance is not sufficient to bring its total interest in Emperor to at least 80%, then scrip for scrip rollover relief will not necessarily be applicable.  Accordingly, Emperor Shareholders seeking to choose scrip for scrip CGT rollover relief if the Offer is completed by DRD should confirm the actual acceptance level in terms of how it increases DRD’s overall interest in Emperor, particularly if the minimum acceptance condition referred to is either waived or varied.

If the pre-conditions for scrip for scrip rollover relief are satisfied, including the Emperor Shareholder electing to obtain the rollover, then a capital gain which would otherwise arise in respect of the disposal of the Emperor Shares is disregarded.  The election must be made before or with the tax return for the year in which the Offer is accepted. Another consequence of the rollover is that, broadly, the cost base in the original Emperor Shares is allocated proportionally across the replacement DRD Shares.  This is discussed further below.

Pre-CGT shares

Emperor Shareholders who acquired their Emperor Shares before 20 September 1985 should not be subject to Australian CGT in respect of their disposal of those shares.  However, this pre-CGT status will not be imputed to the DRD Shares received in consequence of the acceptance of the Offer.  It is noted that the scrip for scrip rollover relief is specifically denied in respect of pre-CGT interests.

(b)           Shares held on revenue account

Any gain or loss realised upon the disposal of Emperor Shares held on revenue account (the gain or loss amount determined by comparing the cost of the shares with the proceeds, being the market value of DRD Shares received in substitution plus any other consideration received) will be assessed as ordinary income or allowable as a revenue deduction.  The scrip for scrip rollover relief provisions will generally have no application.

(c)           Shares held as trading stock

Emperor Shareholders engaged in the business of share trading, whereby they regularly acquire shares and hold them with a view to making short-term profits through sale or exchange in the ordinary course of carrying on a business, would hold the Emperor Shares as trading stock.

Where this is the case, scrip for scrip rollover relief will not be available on acceptance of the Offer.  Any proceeds received from the sale arising from the Offer (again being the market value of the DRD Shares plus any other consideration) will be included in assessable income in these circumstances.

(d)           Acquisition of DRD Shares

The Australian income tax and CGT consequences associated with the acquisition of the DRD Shares will depend on whether the shares were acquired:

•                                         pursuant to scrip for scrip rollover;

•                                         without rollover relief; or

•                                         where the shareholder disposed of pre-CGT Emperor Shares.

The Australian tax consequences flowing from the alternative ways the DRD Shares may be acquired are discussed below.  DRD Shares acquired by Australian residents shall prima facie be subject to the CGT regime, notwithstanding that DRD is not itself an Australian entity.

Scrip for scrip rollover relief chosen

If an Emperor Shareholder is eligible for scrip for scrip rollover relief, and elects for it to apply, then:

•                                         for the purposes of determining whether the DRD Shares issued under the Offer have been held for at least 12 months, and are therefore potentially eligible for discount capital gain treatment on any subsequent disposal of the DRD Shares issued under this Offer, as discussed in section 7.3(a) above, (i.e. 50% for individuals and trusts, and 33 1/3% for complying superannuation funds) those shares will be taken to have been acquired at the time the Emperor Shares were originally acquired; and

•                                         the CGT tax cost base and reduced cost base of the DRD Shares issued under the Offer will be determined on the basis of a reasonable attribution of the cost base and reduced cost base of the Emperor Shares disposed of by the accepting Emperor Shareholder.

No rollover relief

Where the scrip for scrip rollover relief did not apply to the disposal of Emperor Shares (e.g. where DRD did not attain an interest of at least 80%, or where the Emperor Shareholder did not choose to obtain the rollover) the cost base of the DRD Shares issued under the Offer shall generally be the market value of the Emperor Shares disposed of on the date of acquiring the DRD Shares.

Disposal of pre-CGT Emperor Shares

Australian resident Emperor Shareholders who acquired their Emperor Shares before 20 September 1985, and therefore are not subject to CGT in respect of their disposal of Emperor Shares, shall nevertheless be subject to the CGT provisions at the time of any subsequent disposal of the DRD Shares issued pursuant to the Offer.  Again the cost base of the DRD Shares will be determined by reference to the market value of the Emperor Shares at the date the DRD Shares are acquired.

If the holders of Emperor Shares have any questions about the financial or taxation aspects of holding or disposing of DRD Shares, they should consult a suitably qualified adviser prior to making a decision whether or not to accept the Offer for their Emperor Shares.

7.4                               Non-resident shareholders

(a)                                 Shareholders holding less than 10% in Emperor on capital account

For non-resident shareholders who (together with associates) hold less than 10% of the Emperor Shares (and who have not held more than 10% at any time in the previous 5 years), their shares will not be considered as assets having the necessary connection with Australia for CGT purposes. As a result, such shareholders will not be subject to Australian CGT on the disposal.  The replacement DRD Shares will also not be subject to Australian CGT.

(b)                                Non-resident shareholders holding 10% or more in Emperor on capital account

For non-resident shareholders (together with associates) that currently hold, or during the previous 5 years have held, 10% or more of the Emperor Shares, the disposal of Emperor Shares acquired on or after 20 September 1985 will prima facie be subject to Australian CGT.  However, this is subject to any relief which might be available under a DTA between Australia and the non-resident’s home country.  A discussion of whether capital gains may be free from Australian tax pursuant to the operation of the various DTA is outside the scope of this tax summary.  It is recommended that non-resident shareholders seek specific advice in this regard.

Where capital gains are taxable in Australia, certain Emperor Shareholders (such as individuals, trusts and complying superannuation funds) that had held their Emperor Shares for at least 12 months may be eligible for the CGT discount.  Alternatively, indexation may be available to Emperor Shareholders (including companies) for Emperor Shares acquired prior to 21 September 1999.

Scrip for scrip rollover relief

Broadly, scrip for scrip rollover relief will not be available for non-resident Emperor Shareholders as the DRD Shares acquired in place of the Emperor Shares are shares in a foreign company and, broadly, the scrip for scrip provisions do not apply to non-residents where the replacement shares are not in an Australian resident company.

Pre-CGT shares

Emperor Shareholders who have acquired, or are deemed to have acquired, their Emperor Shares before 20 September 1985 should not be subject to Australian CGT in respect of the disposal of those shares.

(c)           Non-resident shareholder holding shares on revenue account

A non-resident Emperor Shareholder that holds shares as trading stock or otherwise on revenue account for Australian income tax purposes will generally only be taxable in Australia where the shareholder is resident in a country with which Australia has a DTA, and the gain on sale is attributable to an Australian “permanent establishment”.  In such circumstances the gain would be taxable as normal assessable income with no indexation or discounting available as potentially exists for CGT purposes.

If the Emperor Shareholder is resident in a country with which Australia does not have a DTA, then a gain on revenue account from the sale of Emperor Shares is only taxable in Australia as ordinary income to the extent that the gain is Australian sourced.  Determining the source of income is largely a question of fact, which takes into account various factors to which differing weighting is applied depending upon the particular circumstances.  As a guide, such factors generally include, inter alia, the place where the Emperor Shareholder carried on business, the locations of the parties and the corporate register for the shares being traded, and where key events relevant to the transaction take place, such as where the contract is negotiated and/or executed.

In any event, where such a revenue gain is deemed to not be Australian sourced, it might still be subject to Australian CGT as discussed above (requiring the non-resident Emperor Shareholder’s interest to be at least 10%) as, technically, the Australian CGT regime does not require an asset to be held on capital account (although gains which are otherwise assessable e.g. as ordinary income, are not also subject to CGT under anti-overlap provisions).  Accordingly, non-DTA country resident Emperor Shareholders holding Emperor Shares on revenue account should also consider any potential Australian CGT consequences upon accepting the Offer.

7.5                               Good and services tax (GST) considerations

Emperor Shareholders who accept the Offer and who are registered, or required to be registered, for GST in Australia will also need to consider whether there is a GST impact to them.

A supply of shares is an input taxed supply for GST purposes.  Consequently, the disposal of shares by Emperor Shareholders to DRD will not give rise to any GST liability.

However, any GST on expenses associated with the sale or acquisition of shares may become a cost to the Emperor Shareholder.  This is because GST incurred on acquisitions that relate to the making of input taxed supplies is not generally recoverable as an input tax credit.  However, any impact will be dependent upon the level of expenses associated with the sale and the individual Emperor Shareholder’s own GST status.

As special rules exist which may reduce partially, or possibly in full, input tax credits in certain circumstances, dependent upon both the nature of the supply and the recipient’s purpose in relation thereto, each Emperor Shareholder should obtain their own specific advice.

7.6                               Stamp duty

If the Offer is accepted by Emperor Shareholders, no stamp duty will arise under Australian law on the disposal of their Emperor Shares or on the acquisition of their DRD Shares.

7.7                               Optionholders

Please note that the above discussion is only intended for Emperor Shareholders.  Emperor Optionholders who, as described in section 3.4(b) above, may ultimately dispose of their Emperor Options, should seek independent advice as to the tax consequences having regard to their particular circumstances and the terms of such disposal.

8                                        Other material information

8.1                              ASIC modifications to and exemptions from the Corporations Act

ASIC has published various “class order” instruments providing for modifications and exemptions that apply generally to all persons, including DRD.

8.2                              Disclosure of interests of certain persons

No director or proposed director of DRD or any person named in this Bidder’s Statement as performing a function in a professional, advisory or other capacity in connection with the preparation or distribution of this Bidder’s Statement holds, or held at any time during the last 2 years, any interest in:

•                                         the formation or promotion of DRD;

•                                         property acquired or proposed to be acquired by DRD in connection with its formation or promotion or the offer of DRD Shares under the Offer; or

•                                         DRD Shares to be issued under the Offer,

other than as set out in this section 8 or elsewhere in this Bidder’s Statement.

8.3                              Disclosure of fees and benefits received by certain persons

Other than as set out below or elsewhere in this Bidder’s Statement, no amounts have been paid or agreed to be paid and no benefits have been given or agreed to be given:

(a)                                 to a director or a proposed director of DRD, to induce them to become, or to qualify as a director of DRD; or

(b)                                for services provided by any person referred to in section 711(4) of the Corporations Act in connection with the formation or promotion of DRD or the offer of DRD Shares under the Offer.

CIBC has acted as exclusive financial advisor to DRD in relation to the Offer. DRD has agreed to pay a work fee and a success fee for services provided by CIBC in connection with the Offer. Assuming DRD acquires 100% of Emperor and based on the value of the Offer as at 23 March 2004, CIBC would be paid approximately A$1.3 million (including both the work fee and the success fee).

8.4                              Directors’ interests in DRD securities

As at the date of this Bidder’s Statement, the directors of DRD had the following relevant interests in DRD securities:

Director	No. of DRD Shares	No. of DRD Options over DRD Shares
M. Wellesley-Wood	115,797	1,023,912
I. Murray	503,808	793,371
P. Ncholo	4,794,889	47,800
G. Campbell	nil	54,900
R. Hume	4,000	79,750
D. Baker	943,300	49,600
D Blackmur	nil	nil
A. Lubbe (alternate)	nil	188,258
D. van der Mescht (alternate)	nil	239,595

Source:  DRD 2003 Annual Report, Appendix 3Ys — Change of Directors Interest Notices lodged with the ASX

8.5                              DRD directors’ interests in Emperor

As at the date of this Bidder’s Statement:

•                                         Mark Wellesley-Wood is a director of Emperor; and

•                                         David Baker is a director of Emperor and holds a beneficial interest in 200,000 Emperor Shares.

8.6                               Consents

The following firms and companies have given and, at the date of this Bidder’s Statement, have not withdrawn their written consent to being named in this Bidder’s Statement and to the inclusion of the following information in the form and context in which it is included. None of the following firms and companies have caused or authorised the issue of this Bidder’s Statement or have in any way been involved in the making of the Offer. The Offer under this Bidder’s Statement is made by DRD.

CIBC has consented to being named in this Bidder’s Statement as exclusive financial advisor to DRD in relation to the Offer.

KPMG has consented to the inclusion of all references to the audited accounts of DRD for the year ended 30 June 2003 and the audit reviewed accounts of DRD for the half-year ended 31 December 2003 in the form and context in which they are included.

RSG Global Pty Ltd (RSG) has consented to be named in this Bidder’s Statement as a competent person or recognised mining professional, to the inclusion of statements in this Bidder’s Statement that the RSG technical review has been compiled by a competent person or recognised mining professional and that the RSG technical review complies with Appendix 5A of the Listing Rules and to the inclusion of each statement by it, and each statement said in this Bidder’s Statement to be based on a statement by it, in this Bidder’s Statement in the form and context in which it is included. Further, RSG has consented to all statements in this Bidder’s Statement regarding the Mineral Resources and Ore Reserves at DRD’s South African and Australasian (with the exception of DRD’s attributable interest in the Ore Reserves and Mineral Resources of Emperor and the Porgera Mine) operations in the form and context in which it is included.

BDA has consented to any references to the BDA Reports in this Bidder’s Statement in the form and context in which they are included.

Computershare Investor Services Pty Limited has consented to being named in this Bidder’s Statement as share registry to DRD in relation to the Offer.

In addition, this Bidder’s Statement contains statements which are made in, or are based on statements made in, documents lodged with the ASIC or given to the ASX. Under the terms of ASIC Class Order 01/1543, the parties making those statements are not required to consent to, and have not consented to, inclusion of those statements in this Bidder’s Statement. Emperor Shareholders may obtain a copy of these documents from the ASIC databases or by contacting the ASX. In addition, DRD will, on request and free of charge, provide copies of these documents to Emperor Shareholders. To request a copy of any of these documents, Emperor Shareholders should contact the Emperor Shareholder Infoline on 1800 118 938 (inside Australia) and +61 8 9386 2651 (outside Australia).

Statements in relation to Emperor in this Bidder’s Statement which do not fall within ASIC Class Order 01/1543 are (except where indicated to the contrary) statements of DRD, and Emperor has not consented (nor is required to consent) to those statements.

Statements in this Bidder’s Statement regarding the ore reserves at the Porgera Mine have been obtained from Placer’s December 2003 quarterly report.

8.7                              Expiry date

No securities will be issued on the basis of this Bidder’s Statement after the date which is 13 months after the date of the Offer.

8.8                               Collateral benefits

During the period of 4 months before the date of this Bidder’s Statement, neither DRD nor its associates gave, or offered to give, or agreed to give a benefit to another person which was likely to induce the other person, or an associate of the other person, to:

•                                         accept the Offer; or

•                                         dispose of Emperor Shares,

and which is not offered to all holders of Emperor Shares under the Offer.

During the period of 4 months before the date of the Offer, neither DRD nor its associates gave, offered to give, or agreed to give a benefit to another person which was likely to induce the other person, or an associate of the other person, to:

•                                         accept the Offer; or

•                                         dispose of Emperor Shares,

and which is not offered to all holders of Emperor Shares under the Offer.

8.9                               No escalation agreements

Neither DRD nor its associates have entered into any escalation agreement that is prohibited by section 622 of the Corporations Act.

8.10                        Foreign regulatory matters

United States securities law matters in relation to the Offer and the DRD Shares issued as consideration under the Offer, are explained in Annexure E.

Antitrust matters

DRD and Emperor conduct operations in a number of jurisdictions where antitrust filings or approvals may be required in connection with the Offer.  To the extent required, DRD will make antitrust filings in those countries.  However, DRD does not currently anticipate the need for such filings.  DRD is currently in the process of reviewing whether any other filings will be required or advisable in other jurisdictions, and DRD intends to make the appropriate regulatory filings and applications if it decides that such filings are required or advisable.

Hong Kong holders

This Bidder’s Statement has not been authorised by the Securities and Futures Commission in Hong Kong.

The DRD Shares in relation to the Offer described in this Bidder’s Statement will only be offered to Emperor Shareholders in return for the Emperor Shares they hold. The Offer is not being made with the view to, or in connection with, any further sale of the DRD Shares in Hong Kong. Emperor Shareholders who are Hong Kong residents and accept DRD’s Offer are not permitted to resell the DRD Shares issued under the Offer to the public in Hong Kong within six months from the date of this Bidder’s Statement.

8.11                       Other material information

There is no other information material to the making of a decision by an offeree whether or not to accept the Offer (being information that is known to DRD which does not relate to the value of the DRD Shares offered as consideration under the Offer and which has not previously been disclosed to holders of Emperor Shares).

9                                        The Offer

9.1                               Offer

(a)                                 DRD offers to acquire all of Your Emperor Shares for consideration of 1 DRD Share for every 5 of Your Emperor Shares on and subject to the terms and conditions set out in this section 9.

(b)                                This is a full bid. Subject to section 9.4(c) and 9.6(f), you may only accept this Offer in respect of all of Your Emperor Shares.

(c)                                 If under the Offer, you become entitled to a fraction of a DRD Share, the number of DRD Shares you are entitled to pursuant to this Offer will be rounded down to the next lowest whole number of DRD Shares.

(d)                                DRD Shares issued in accordance with this Offer will rank equally in all respects with all DRD Shares currently on issue.

(e)                                 If you accept this Offer, DRD is entitled to all Rights in respect of Your Emperor Shares.

(f)                                   If you have a registered address on the Emperor Shareholder register or Emperor ADR register outside of Australia, Fiji, New Zealand, Hong Kong, Luxembourg, the United Kingdom or the United States (excluding the States of Massachusetts, Hawaii and New Jersey), and DRD forms the view that it is precluded from lawfully making the Offer to you, you will not receive, or be entitled to receive, DRD Shares as consideration for Your Emperor Shares by reason of your acceptance of this Offer. In such circumstances, DRD will arrange for a Nominee sale of the DRD Shares to which you would otherwise be entitled in accordance with section 9.7(h) of this Offer and you will receive the net cash proceeds of that sale.

9.2                              Offer Period

(a)                                 This Offer will remain open for acceptance during the period commencing on the date the first Offer is made under the bid and ending at 7pm (Sydney time) on 14 May 2004 unless withdrawn or extended in accordance with the Corporations Act.

(b)                                DRD reserves the right, exercisable in its sole discretion, to extend the Offer Period in accordance with the Corporations Act.

(c)                                 If, within the last seven days of the Offer Period, either of the following events occur:

(1)                                 the Offer is varied to improve the consideration; or

(2)                                 DRD’s voting power in Emperor increases to more than 50%,

then the Offer Period will be automatically extended so that it ends 14 days after the relevant event subject to any further extensions in accordance with the Corporations Act.

9.3                              Official quotation of DRD Shares

(a)                                 DRD has been admitted to the official list of the ASX. DRD Shares of the same class as those to be issued as consideration have been granted official quotation by the ASX.

(b)                                An application will be made within seven days after the start of the Offer Period to the ASX for the granting of official quotation on the ASX of the DRD Shares to be issued. However, official quotation is not granted automatically on application.

9.4                              Who may accept

(a)                                 The Offer in this form is being made to:

(1)                                 each person registered as the holder of Emperor Shares in the register of Emperor Shareholders at 9.00am (Sydney time) on the Register Date;

(2)                                 each person registered as a holder of an Emperor ADS in the register of Emperor ADSs at 9.00am (Sydney time) on the Register Date; and

(3)                                 any person who becomes registered or entitled to be registered as the holder of Emperor Shares during the period commencing on the Register Date and ending at the end of the Offer Period due to the conversion of, or exercise of Rights attached to, such securities as are convertible into Emperor Shares (including, but not limited to, Emperor Options) and as are on issue as at the Register Date.

(b)                                If, at the time the Offer is made to you, or at any time during the Offer Period, another person is, or is entitled to be, registered as the holder of Your Emperor Shares:

(1)                                 a corresponding Offer will be deemed to have been made to that other person in respect of those Emperor Shares; and

(2)                                 a corresponding Offer will be deemed to have been made to you in respect of any other Emperor Shares you hold to which the Offer relates.

(c)                                 If you are a trustee or nominee for several persons in respect of separate parcels of Emperor Shares, section 653B of the Corporations Act deems an Offer to have been made to you in respect of each separate parcel. To validly accept the Offers for all of a parcel, you must complete the Acceptance Form by specifying that the Emperor Shares in respect of which you are accepting are a separate parcel and the numbers of Emperor Shares in the separate parcel to which the acceptance relates. If your holding does not consist of separate parcels, but you attempt to accept the Offers in the manner described in this section, you commit an offence but the acceptance is valid.

(d)                                If Your Emperor Shares are registered in the name of a Broker, investment dealer, bank, trust company or other nominee, you should contact that nominee for assistance in accepting the Offer.

9.5                              How to accept this Offer

(a)                                 General

(1)                                 Subject to sections 9.4(c) and 9.6(f), you may accept this Offer only in respect of all of Your Emperor Shares.

(2)                                 You may accept this Offer at any time during the Offer Period.

(b)                                Issuer sponsored shares

If Your Emperor Shares are held on Emperor’s issuer sponsored subregister, to accept this Offer, you must:

(1)                                 complete and sign the Acceptance Form enclosed with this Bidder’s Statement in accordance with the terms of this Offer and the instructions on the Acceptance Form; and

(2)                                 ensure that the Acceptance Form and any documents required by the terms of this Offer and the instructions on the Acceptance Form are received before the expiry of the Offer Period at the address indicated on the Acceptance Form.

(c)                                 CHESS Holdings

If Your Emperor Shares are in a CHESS Holding, to accept this Offer:

(1)                                 if you are not a Broker or Non-Broker Participant, you may either:

(A)                             by completing, signing and returning the enclosed Acceptance Form in accordance with the instructions on it, authorise DRD to instruct your Controlling Participant on your behalf to initiate acceptance of this Offer in accordance with Rule 14.14 of the ASTC Settlement Rules; or

(B)                               instruct your Controlling Participant to initiate acceptance of this Offer in accordance with Rule 14.14 of the ASTC Settlement Rules by the end of the Offer Period; or

(2)                                 if you are a Broker or Non-Broker Participant, you must initiate acceptance of this Offer in accordance with Rule 14.14 of the ASTC Settlement Rules by the end of the Offer Period.

(d)                                Emperor ADS holders

If you own Emperor ADSs, you may accept this Offer only in respect of all of the Emperor Shares represented by your Emperor ADSs.  To do so, you must either:

(1)                                 follow the procedure described in section 9.5(e) below; or

(2)                                 deliver the ADR certificates that represent your Emperor ADSs to the depository bank that issued them, withdraw the Emperor Shares represented by your Emperor ADSs, pay the appropriate fee to the depository and then follow the procedure described in section 9.5(e) below.

(e)                                 Receipt of Acceptance Form

(1)                                 To accept this Offer by completing the Acceptance Form, you should complete and sign the Acceptance Form in accordance with the instructions on it, and return it (together with the relevant share or ADR certificates for Your Emperor Shares) so that they are received by DRD before the end of the Offer Period.

(2)                                 If your Acceptance Form (including any documents required by the terms of the Offer and the instructions on the Acceptance Form) is returned by post, it will be taken as received before the end of the Offer Period if the envelope in which it is sent is post-marked before the end of the Offer Period (even if received by DRD after that time).

(3)                                 The return of the Acceptance Form by facsimile does not satisfy the requirements for acceptance in this section 9.5 (unless you have made prior arrangements with DRD).

(4)                                 The transmission of the Acceptance Form and other documents that accompany that form is at your own risk.

9.6                              The effect of acceptance

(a)                                 Once you have accepted this Offer, you will be unable to revoke your acceptance and the contract resulting from your acceptance will be binding on you, except as follows:

(1)                                 if, by the relevant time specified in section 9.6(b), the conditions in section 9.8 have not all been fulfilled or freed in accordance with section 9.10, the offer will automatically terminate and Your Emperor Shares will be returned to you; or

(2)                                 if the period for payment of the consideration to you is extended for more than one month and, at the time, the Offer is subject to one or more of the conditions in section 9.8, you may be able to withdraw your acceptance and Your Emperor Shares under section 650E of the Corporations Act. A notice will be sent to you explaining your rights in this regard.

(b)                                The relevant times for the purposes of section 9.6(a) are:

(1)                                 in relation to the condition in section 9.8(h) – three Business Days after the end of the Offer Period; and

(2)                                 in relation to all other conditions in section 9.8(h) – the end of the Offer Period.

(c)                                 By signing the Acceptance Form and returning it to DRD in accordance with section 9.5, or otherwise accepting this Offer in accordance with section 9.5, you will have:

(1)                                 accepted this Offer (and each variation of this Offer) in respect of Your Emperor Shares (even if the number of Emperor Shares specified on the Acceptance Form differs from the number of Your Emperor Shares);

(2)                                 agreed to transfer to DRD all Your Emperor Shares, subject to this Offer being declared free from the conditions set out in section 9.8 (or such conditions being fulfilled);

(3)                                 irrevocably authorised DRD to complete or alter your Acceptance Form by rectifying any errors in or omissions from it as may be necessary to make it an effectual acceptance of this Offer or to enable registration of the transfer of Your Emperor Shares to DRD;

(4)                                 represented and warranted to DRD that at the time of acceptance, and the time that the transfer of Your Emperor Shares to DRD is registered, all Your Emperor Shares are and will be fully paid up, and DRD will acquire good title to them and full beneficial ownership of them free from all mortgages, charges, liens, encumbrances (whether legal or equitable) and adverse interests of any nature and restrictions on transfer of any kind, and that you have full power and capacity to accept this Offer and to sell and transfer the legal and beneficial ownership in Your Emperor Shares to DRD;

(5)                                 irrevocably authorised DRD (or any nominee or nominees of DRD) to act as your attorney to exercise all your powers and Rights attaching to Your Emperor Shares (this includes, without limitation, powers and rights to requisition, convene, attend and vote in person or by proxy at all general meetings of Emperor) from the time the contract resulting from your acceptance of this Offer becomes unconditional, to the earlier of the withdrawal of your acceptance under section 650E of the Corporations Act or the end of the Offer Period or, if all of the conditions of the Offer have been fulfilled or freed, the registration of DRD as the holder of Your Emperor Shares;

(6)                                 agreed that in exercising the powers conferred by the power of attorney in section 9.6(c)(5) above, DRD or its nominee is entitled to act in the interest of DRD;

(7)                                 agreed not to attend or vote in person at any general meeting of Emperor or to exercise or purport to exercise any of the powers conferred on DRD or its nominee in section 9.6(c)(5) above;

(8)                                 irrevocably authorised DRD, before registration of the transfer of Your Emperor Shares under the Offer, to transmit Your Emperor Shares to any register maintained by Emperor which DRD, in its absolute discretion, considers desirable, and, where applicable, to convert at your cost any ADRs evidencing Emperor ADSs into Emperor Shares;

(9)                                 agreed to fully indemnify DRD in respect of any claim or action against it for any loss, damage or liability whatsoever incurred as a result of you not producing your Holder Identification Number or Security Holder Reference Number in consequence of the transfers of Your Emperor Shares being registered by Emperor without production of your Holder Identification Number or Security Holder Reference Number;

(10)                           if applicable, agreed to accept the DRD Shares to which you have become entitled by acceptance of this Offer subject to the DRD Articles and have irrevocably authorised DRD to place CHESS

Depositary Nominees Pty Limited name on its register of members in respect of those DRD Shares;

(11)                           if you signed the Acceptance Form in respect to Emperor Shares which are held in a CHESS Holding, irrevocably authorised DRD (or any nominee or nominees of DRD) to:

(A)                             instruct your Controlling Participant to initiate acceptance of this Offer in respect of Your Emperor Shares in accordance with the ASTC Settlement Rules;

(B)                               give any other instructions in relation to Your Emperor Shares to your Controlling Participant on your behalf under the sponsorship agreement between you and that Controlling Participant; and

(C)                               unless you write “Yes” in the space provided in Step 4 of the Acceptance Form, represented and warranted to DRD that you are not (and you are not acting on behalf of) a Non-Qualifying Foreign Shareholder and specifically, but without limitation, that you do not reside in, and are not acting on behalf or for the account of, an Emperor Shareholder residing in a jurisdiction in which the making or acceptance of this Offer would contravene the laws of that jurisdiction;

(12)                           acknowledged and agreed that if DRD believes that you are, or you are acting on behalf of, a Non-Qualifying Foreign Shareholder, DRD will sell any DRD Shares otherwise issuable to you as described in section 9.7(h);

(13)                           irrevocably authorised and directed Emperor to pay to DRD, or to account to DRD for, all Rights in respect of Your Emperor Shares. If the Offer is withdrawn or rescinded, DRD will account to you for any such Rights received by DRD;

(14)                           irrevocably authorised DRD to notify Emperor on your behalf that your place of address for the purpose of serving notices upon you in respect of Your Emperor Shares is the address specified by DRD in the notification;

(15)                           irrevocably authorised DRD to transmit a message in accordance with ASTC Settlement Rule 14.17.1 to transfer Your Emperor Shares to the Takeover Transferee Holding, regardless of whether it has paid the consideration due to you under this Offer;

(16)                           agreed, subject to the conditions of this Offer in section 9.8 being fulfilled or freed, to execute all such documents, transfers and assurances as may be necessary or desirable to convey Your Emperor Shares registered in your name and distributions to DRD; and

(17)                           acknowledged and agreed to the Transfer Restrictions and the certification requirements set out in section 4.3 of Annexure E.

(d)                                DRD may, at any time in its sole discretion and without further communication to you, determine that any Acceptance Form it receives is a valid acceptance, even if one or more of the requirements for acceptance has not been complied with.

(e)                                 DRD will provide the consideration to you in accordance with section 9.7 in respect of any part of an acceptance determined by DRD to be valid.

(f)                                   Where you have satisfied the requirements for acceptance in respect of only some of Your Emperor Shares, DRD may, in its sole discretion, regard the Offer to have been accepted in respect of those Emperor Shares, but not the remainder.

(g)                                The representations, warranties and authorities referred to in section 9.6(c) will remain in force after you receive the consideration for Your Emperor Shares and after DRD becomes registered as the holder of Your Emperor Shares.

9.7                              When you will receive payment

(a)                                 Subject to section 9.7(c) and the Corporations Act, if you have accepted this Offer and the contract relating to your acceptance becomes unconditional, DRD will provide the consideration due for Your Emperor Shares to you on or before the earlier of:

(1)                                 one month after the date of your acceptance or, if this Offer is subject to a defeating condition when you accept this Offer, within one month after the takeover contract resulting from your acceptance of the Offer becomes unconditional; and

(2)                                 21 days after the end of the Offer Period.

(b)                                Where the Acceptance Form requires an additional document to be given with your acceptance (such as a power of attorney) then:

(1)                                 if that document is given with your acceptance, DRD will provide the consideration in accordance with section 9.7(a);

(2)                                 if that document is given after acceptance and before the end of the Offer Period, while this Offer is still subject to a defeating condition, DRD will provide the consideration to you by the earlier of:

(A)                             one month after this Offer becomes unconditional; or

(B)                               21 days after the end of the Offer Period;

(3)                                 if that document is delivered after acceptance and before the end of the Offer Period while this Offer is not subject to a defeating condition, DRD will provide the consideration due to you for Your Emperor Shares by the earlier of:

(A)                             one month after that document is delivered;

(B)                               21 days after the end of the Offer Period; and

(4)                                 if that document is given after the end of the Offer Period, DRD will provide the consideration within 21 days after that document is given. However, if at the time the document is given, the takeover contract is still subject to a defeating condition which relates to a circumstance or event referred to in section 9.8(h), DRD will provide the consideration due to you for Your Emperor Shares within 21 days after the Offer becomes unconditional.

(c)                                 If you accept this Offer, DRD is entitled to all Rights in respect of Your Emperor Shares. DRD may require you to provide all documents necessary to vest title to those Rights in DRD, or otherwise to give it the benefit or value of those Rights. If you cannot do so before DRD provides the consideration to you, or if you have received the benefits of those Rights, DRD will be entitled to deduct from the consideration otherwise due to you the amount (or value, as reasonably assessed by DRD) of those Rights. This may include reducing the number of DRD Shares to which you may otherwise be entitled on the basis that one DRD Share is worth A$4.41.

(d)                                If you hold your Emperor Shares in the form of Emperor ADSs and have not withdrawn them from the ADR program before acceptance of the Offer, DRD may withdraw the Emperor Shares from the program on your behalf and will be entitled to deduct from the consideration otherwise due to you the costs of withdrawing the Emperor Shares from the ADR Program. This may include reducing the number of DRD Shares to which you may otherwise be entitled on the basis that one DRD Share is worth A$4.41.

(e)                                 The obligation of DRD to issue and allot any DRD Shares to which you are entitled will be satisfied by the issue of DRD CDIs to you. This will involve DRD:

(1)                                 entering CHESS Depositary Nominees Pty Limited (CDN), the company which will hold the legal title to the DRD Shares to which you are entitled on your behalf, on the register of members of DRD; and

(2)                                 no later than 3 Business Days after CDN is allotted the DRD Shares, procuring the despatch to you, by pre-paid post to your address recorded with CDN:

(A)                             a CHESS holding statement if you are a CHESS sponsored holder; or

(B)                               an issuer sponsored statement if you are an issuer sponsored holder.

If your Emperor Shares are held in a joint name, your holding statement will be issued in the name of, and forwarded to, the holder whose name appears first in CDN’s subregister on the date set by DRD under section 633(2) of the Corporations Act.

(f)                                   If, at the time you accept this Offer, you are a resident in, or a resident of, a place outside Australia to which, or you are a person to whom, the Banking (Foreign Exchange) Regulations apply, you will not be entitled to receive any consideration for Your Emperor Shares until all requisite authorities or clearances of the Reserve Bank of Australia or of the Australian Taxation Office have been received by DRD. The places and organisations to which the Banking (Foreign Exchange) Regulations currently apply are supporters of the former government of the Federal

Republic of Yugoslavia and ministers and senior officials of the government of Zimbabwe.

(g)                                If you are (or are acting on behalf of) a citizen or a resident of a jurisdiction other than Australia or your address shown in the register of members of Emperor is a place outside Australia and its external territories, the United States (excluding the States of Massachusetts, Hawaii and New Jersey), the United Kingdom, New Zealand, Hong Kong, Fiji or Luxembourg, or you are acting on behalf of such a person then, unless DRD otherwise determines (being satisfied that it is not prevented from lawfully making the Offer to you and issuing you with DRD Shares on acceptance of the Offer, and that it is not unlawful for you to accept the Offer by the law of that place), you will not be entitled to receive the DRD Shares as the consideration for your Emperor Shares by reason of your acceptance of this Offer and you will be a Non-Qualifying Foreign Shareholder for the purposes of this section 9.7.

(h)                                If you are a Non-Qualifying Foreign Shareholder and you accept the Offer, then DRD will:

(1)                                 allot from time to time to a Nominee, the number of DRD Shares (in the form of DRD CDIs traded on the ASX) to which you and all other Non-Qualifying Foreign Shareholders would have been entitled but for section 9.7(g);

(2)                                 procure that the DRD Shares issued to the Nominee are sold on the open market as soon as reasonably practicable after the end of the Offer Period in such manner, at such price and on such other terms and conditions as are determined by the Nominee; and

(3)                                 pay to you the amount ascertained in accordance with the formula:

Net Proceeds of Sale x Your DRD Shares
TSA

Where:

Net Proceeds of Sale means the amount (if any) remaining after deducting the expenses of the sale from the proceeds of sale of the DRD Shares issued to the Nominee;

Your DRD Shares means the aggregate number of DRD Shares (including in the form of DRD CDIs) which would but for section 9.7(g)) otherwise have been allotted and issued to you; and

TSA means the total number of DRD Shares allotted to the Nominee under this section 9.7(h) in respect of the DRD Shares held by shareholders affected by section 9.7(g).

Payment will be made in Australian Dollars unless this is unlawful, in which case payment will be made in the currency of the country of residence of the Non-Qualifying Foreign Shareholder (as shown in the register of members of Emperor).

9.8                              Conditions of this Offer

Subject to section 9.9, the completion of the Offer and any contract that results from your acceptance of the Offer are subject to the fulfilment of the conditions set out below.

(a)                                 90% minimum acceptance

During, or at the end of the Offer Period, DRD and its associates have relevant interests in at least 90% of the Emperor Shares.

(b)                                All  necessary regulatory approvals

Before the end of the Offer Period, all regulatory approvals or consents that are required by law, or by any Public Authority, as are necessary to permit:

(1)                                 the Offer to be lawfully made to and accepted by Emperor Shareholders; and

(2)                                 the transactions contemplated by this Bidder’s Statement, including (without limitation) full, lawful and effectual implementation of the intentions set out in section 3 of this Bidder’s Statement, to be completed, are granted, given, made or obtained on an unconditional basis, remain in full force and effect in all respects, and do not become subject to any notice, intimation or indication of intention to revoke, suspend, restrict, modify or not renew the same.

(c)                                 No event of default in relation to the ANZ Facility

The ANZ Bank providing a legally enforceable undertaking to Emperor to the effect that the ANZ Bank irrevocably and unconditionally waives:

(1)                                 conditional on the acceptances under the Offer becoming unconditional, any and all defaults by any member or members of the Emperor Group under the ANZ Facility; and

(2)                                 any defaults under the ANZ Facility which have arisen, or may arise, as a result of the acceptances under the Offer becoming unconditional.

(d)                                No material adverse change in Emperor

There does not occur, be discovered, be announced or otherwise become public during the Offer Period any material adverse change (from that publicly announced to the market before the Announcement Date) in the business, financial or trading position or condition, assets, liabilities or profitability or prospects of Emperor and its subsidiaries taken as a whole including (without limitation) as a result of:

•                                         making the Offer or the acquisition of Emperor Shares pursuant to the Offer;

•                                         any change in the regulation of Fijian mineral rights and permits; and

•                                         any change in Emperor’s hedging policies or practices,

or any event or action proceeding from a circumstance or change in circumstance, which is reasonably likely to result in a material adverse change (from that publicly announced to the ASX by Emperor before the Announcement Date) of the kind mentioned above.

(e)                                 No material acquisitions, disposals or changes in the business or material expenditure outside the ordinary course of business

Except for any proposed transaction publicly announced to the ASX by Emperor prior to the Announcement Date, none of the following events occur during the period from the date of this Bidder’s Statement to the end of the Offer Period:

(1)                                 Emperor, or any Emperor subsidiary acquires or agrees to acquire or announces that it proposes to acquire one or more companies or businesses for an amount in aggregate greater than A$1 million;

(2)                                 Emperor or any Emperor subsidiary disposes, or agrees to dispose of or announces that it proposes to dispose of one or more companies or businesses (or an interest in one or more companies or businesses) for an amount in aggregate greater than A$1 million;

(3)                                  Emperor or any Emperor subsidiary enters into or announces that it proposes to enter into any joint venture or partnership, involving a commitment of greater than one year or a commitment of greater than A$1 million or the issue of more than 1 million Emperor Shares or that otherwise has a material adverse effect on the business, assets, liabilities, financial trading position, profitability or prospects of Emperor and its subsidiaries taken as a whole;

(4)                                  Emperor or any Emperor subsidiary makes, agrees to make, or announces that it proposes to make, any material expenditure of any nature whatsoever, which is outside of the ordinary course of business for an amount which is in excess of A$1 million.

(f)                                   Adverse change in Rand gold price

The Rand gold price, as quoted as the “Gold Price London PM Fixing” spot price (as quoted on Bloomberg) and converted into Rand using the Rand spot exchange rate (as quoted on Bloomberg at the time of that spot gold price), is not below R78,000 for a period of three or more consecutive Business days during the period from the date of this Bidder’s Statement to the end of the Offer Period.

(g)                                No regulatory action

Between the Announcement Date and the end of the Offer Period:

(1)                                 there is not in effect any preliminary or final decision, order or decree issued by any Public Authority;

(2)                                 no action or investigation is announced, commenced or threatened by any Public Authority; and

(3)                                 no application is made to any Public Authority (other than by DRD or an associate of DRD),

in consequence of, or in connection with, the Offer (other than a determination by the ASIC or the Australian Takeovers Panel in exercise of the powers and discretions conferred by the Corporations Act) which restrains, prohibits or impedes, or threatens to restrain, prohibit or impede, the making of the Offer and the completion of the transaction contemplated by this Bidder’s Statement, including full, lawful and effectual implementation of the intentions set out in section 3 of this Bidder’s Statement.

(h)                                No prescribed occurrences

During the period from the Announcement Date to the date that is 3 Business Days after the end of the Offer Period, none of the occurrences listed in Annexure F (being the occurrences listed in section 652C of the Corporations Act) happen (other than an issue of Emperor Shares pursuant to the exercise of Emperor Options on issue as at the Register Date).

9.9                              The nature and benefit of conditions

(a)                                 The conditions in section 9.8 are conditions subsequent. The non-fulfilment of any condition subsequent does not, until the end of the Offer Period (or in the case of the conditions in section 9.8(h), until 3 Business Days after the end of the Offer Period), prevent a contract to sell Your Emperor Shares from arising, but entitles DRD by written notice to you, to rescind the contract resulting from your acceptance of this Offer.

(b)                                Subject to the Corporations Act, DRD alone is entitled to the benefit of the conditions in section 9.8 or to rely on any non-fulfilment of any of them.

(c)                                 Each condition in section 9.8 is a separate, several and distinct condition.

9.10                       Freeing the Offer from conditions

(a)                                 DRD may free this Offer and any contract resulting from acceptance from all or any of the conditions in section 9.8 generally or in relation to any specific occurrence by giving notice in writing to Emperor and to the ASX declaring this Offer to be free from the relevant condition or conditions specified in accordance with section 650F of the Corporations Act. This notice may be given:

(1)                                 in the case of the condition in section 9.8(h) – not later than 3 Business Days after the end of the Offer Period; and

(2)                                 in the case of the other conditions in section 9.8 – not less than 7 days before the end of the Offer Period.

(b)                                If, at the end of the Offer Period (or in the case of the conditions in section 9.8(h), within 3 Business Days of the end of the Offer Period), the conditions in section 9.8 have not been fulfilled and DRD has not declared the Offer (or it has not become) free from those conditions, all contracts resulting from the acceptance of the Offers will be automatically void.

9.11                       Statutory condition

This Offer, and any contract that results from your acceptance of it, are subject to a condition under section 625(3) of the Corporations Act that application for admission for quotation will be made within 7 days after the start of the bid period and permission for admission to official quotation by the ASX of the DRD Shares to be issued pursuant to the Offers which are accepted being granted no later than 7 days after the end of the Offer Period. If this condition is not fulfilled, all contracts resulting from the acceptance of the Offers will be automatically void.

9.12                       Notice on the status of conditions

The date for giving the notice on the status of the conditions referred to in section 9.8 required by section 630(1) of the Corporations Act is 6 May 2004 (subject to extension in accordance with section 630(2) of the Corporations Act, if the Offer Period is extended).

9.13                       Withdrawal of Offer

(a)                                 This Offer may only be withdrawn with the consent in writing of the ASIC, which consent may be subject to conditions. If so, DRD will give notice of the withdrawal to the ASX and to Emperor and will comply with any other conditions imposed by the ASIC.

(b)                                If this Offer is withdrawn, all contracts arising from its acceptance become void.

9.14                       Variation of Offer

DRD reserves the right to vary this Offer in accordance with the Corporations Act.

9.15                       No stamp duty or brokerage

(a)                                 DRD will pay any stamp duty or brokerage charges payable on the transfer of Your Emperor Shares to it.

(b)                                No brokerage is payable by you if you accept this Offer.

9.16                       Governing law

This Offer and any contract that results from your acceptance of this Offer is governed by the laws in force in Western Australia.

9.17                       Date of Offer

This Offer is dated 13 April 2004.

10                                 Definitions and interpretation

10.1                        Definitions

In this Bidder’s Statement and in the Acceptance Form unless the context otherwise requires:

Acceptance Form means the acceptance form enclosed with this Bidder’s Statement and which forms part of the Offer;

ADR means an American Depositary Receipt evidencing either one or more ADSs;

ADS means an American Depositary Share evidenced by an ADR;

Announcement Date means the date on which the Offer was announced to the ASX, namely 8 March 2004;

ANZ Bank means Australia and New Zealand Banking Group Limited ABN 11 005 357 522 and its subsidiaries;

ANZ Facility means the US$14.7 million credit facility provided by the ANZ Bank to Emperor;

Argonaut Project means the Argonaut Project described in section 1.6(a);

ASIC means the Australian Securities and Investments Commission;

ASTC means ASX Settlement and Transfer Corporation Pty Ltd ABN 49 008 504 532;

ASTC Settlement Rules means the Settlement Rules of the ASTC;

ASX means the Australian Stock Exchange Limited ABN 98 008 624 691;

Australia means the Commonwealth of Australia;

Australian Share Registry means Computershare Investor Services Pty Limited ABN 48 078 279 277;

Banking (Foreign Exchange) Regulations means the Australian Banking (Foreign Exchange) Regulations 1959 (Cth) in force under the Australian Banking Act 1959 (Cth);

BDA means Behre Dolbear Australia Pty Ltd ACN 065 713 724;

BDA Reports means two BDA draft reports regarding Emperor’s Vatukoula Mine – an independent technical review dated October 2003 and a follow-up report dated February 2004;

Bidder’s Statement means this document, being the statement of DRD under Part 6.5 Division 2 of the Corporations Act relating to the Offer;

Blyvoor Section means the Blyvoor Section described in section 1.4(b);

Broker means a member organisation admitted to participate in CHESS under Rules 4.2, 4.3 and 4.4 of the ASTC Settlement Rules;

Buffels Section means the Buffels Section described in section 1.4(a);

Business Day means a day on which trading is conducted by the ASX;

CDIs has the same meaning attributed to it in the ASTC Settlement Rules;

CGRL means Crown Gold Recoveries (Pty) Limited;

CGT means capital gains tax;

CHESS has the same meaning attributed to it in the ASTC Settlement Rules;

CHESS Holding has the same meaning attributed to it in the ASTC Settlement Rules;

Controlling Participant has the same meaning attributed to it in the ASTC Settlement Rules;

Corporations Act means the Australian Corporations Act 2001 (Cth) as amended;

COSATU means the Congress of South African Trade Unions;

Crown Section means the Crown Section described in section 1.4(c);

Depositary means The Bank of New York;

Deposit Agreement means the existing deposit agreement between DRD, The Bank of New York, as depository, and the owners and holders of ADRs evidencing DRD ADSs which sets out the rights and obligations of the parties to that agreement;

DRD means Durban Roodepoort Deep, Limited (South African Registration Number 1895/000926/06 / ARBN 086 277 616) of 45 Empire Road, Parktown, Johannesburg, Republic of South Africa;

DRD ADSs means the ADSs evidencing DRD Shares that are quoted on Nasdaq.  Each DRD ADS represents one DRD Share;

DRD Articles means DRD’s memorandum and articles of association;

DRD Group means DRD and its subsidiaries (excluding Emperor);

DRD (Porgera) means DRD (Porgera) Limited  (formerly OMP, the successor to the property, rights, powers and privileges of MRP and Dome Resources (PNG) Ltd pursuant to an amalgamation on 21 November 2003 under the Companies Act 1997 (PNG));

DRD Shares means no par value ordinary shares in DRD;

Durban Deep Section means the Durban Deep Section described in section 1.7;

Effective Control means a shareholding in Emperor which gives that Emperor shareholder the ability to control the composition of Emperor’s board of directors;

Emperor means Emperor Mines Limited ABN 61 007 508 787, a company having its registered office at Suite 904, Level 9, 50 Margaret Street, Sydney;

Emperor ADSs means American Depositary Shares evidencing Emperor Shares. Each Emperor ADS represents one Emperor Share;

Emperor’s Constitution means the constituent documents of Emperor;

Emperor Group means Emperor and its subsidiaries;

Emperor Option means an option granted by Emperor to subscribe for and be issued an Emperor Share;

Emperor Share means a fully paid ordinary share in Emperor and all rights attaching to them;

Emperor Shareholders means the holders of Emperor Shares;

ERPM means East Rand Proprietary Mines Limited, a wholly owned subsidiary of CGRL;

ERPM Section means the ERPM Section described in section 1.4(c);

Eskom means Eskom Holdings Limited;

ESOS  means the Durban Roodepoort Deep (1996) Share Option Scheme;

GAAP means generally accepted accounting practice;

GoldMoney.com means GoldMoney Network Limited;

Harties Section means the Harties Section described in section 1.4(a);

IFRS means International Financial Reporting Standards;

Indicated Mineral Resource means that part of a Mineral Resource for which tonnage, densities, shape, physical characteristics, grade and mineral content can be estimated with a reasonable level of confidence.  It is based on exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.  The locations are too widely or inappropriately spaced to confirm geological and/or grade continuity but are spaced closely enough for continuity to be assumed;

Inferred Mineral Resource means that part of a Mineral Resource for which tonnage, grade and mineral content can be estimated with a low level of confidence.  It is inferred from geological evidence and assumed but not verified geological and/or grade continuity.  It is based on information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes which may be limited or of uncertain quality and reliability;

Issuer Sponsored Holdings means a holding of Emperor Shares on Emperor’s issuer sponsored sub-register;

JORC Code means the Australasian Code for Reporting of Mineral Resources and Ore Reserves;

JSE means the JSE Securities Exchange South Africa;

KBH means Khumo Bathong Holdings (Pty) Ltd;

Listing Rules means the ASX Listing Rules;

Measured Mineral Resource means that part of a Mineral Resource for which tonnage, densities, shape, physical characteristics, grade and mineral content can be estimated with a high level of confidence.  It is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.  The locations are spaced closely enough to confirm geological and/or grade continuity;

Merged Group means the group of companies resulting from the merger of the Emperor Group and the DRD Group following the successful completion of the Offer;

Mineral Resource means a concentration or occurrence of material of intrinsic economic interest in or on the Earth’s crust in such form and quantity that there are reasonable prospects for eventual economic extraction.  The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge.  Mineral Resources are sub-divided, in order of increasing geological confidence, into Inferred, Indicated and Measured categories;

MRE means Mineral Resources Enga Limited;

MRP means Mineral Resources Porgera Limited (being a company which has now been amalgamated with OMP and Dome Resources (PNG) Ltd to form DRD (Porgera));

Nasdaq means the U.S. Nasdaq SmallCap Market;

Nominee means the nominee appointed by DRD and approved by the ASIC for the purpose of selling DRD Shares issuable to Non-Qualifying Foreign Shareholders under section 9.7(h) of the Offer;

Non-Broker Participant means an entity admitted to participate in CHESS under rules 4.3.1 and 4.4.1 of the ASTC Settlement Rules;

Non-Qualifying Foreign Shareholder means either:

(a)                                 a person who is a citizen or resident of a jurisdiction other than Australia or the external territories, the United States (excluding the States of Massachusetts, Hawaii and New Jersey), the United Kingdom, New Zealand, Hong Kong, Fiji and Luxembourg, or whose address as shown in the register of members of Emperor is a place outside Australia or the external territories, to whom DRD is prevented from making the Offer or by whom acceptance of the Offer is unlawful by the law of that place; or

(b)                                any person acting on behalf of a person described in paragraph (a) above;

North West Operations means the Harties Section and the Buffels Section;

NUM means the National Union of Mineworkers;

Offer means DRD’s offer to acquire Emperor Shares as contained in section 9 of this Bidder’s Statement;

Offer Accepted Sub-Position has the same meaning attributed to it in the ASTC Settlement Rules;

Offer Period means the period during which the Offers will remain open for acceptance in accordance section 9.2 of this Bidder’s Statement;

OMP means Orogen Mineral (Porgera) Limited (being a company which has now been amalgamated with MRP and Dome Resources (PNG) Ltd to form DRD (Porgera));

Ore Reserve means the economically mineable part of a Measured or Indicated Mineral Resource. It includes diluting materials and allowances for losses which may occur when the material is mined. Appropriate assessments, which may include feasibility studies, have been carried out, and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified.

Ore Reserves are sub-divided in order of increasing confidence into Probable Ore Reserves and Proved Ore Reserves;

Papua New Guinea or PNG means the Independent State of Papua New Guinea;

Phase 2 Plan means the plan referred to in section 2.2;

Placer means Placer Dome Inc ARBN 090 234 530;

Porgera Mine means the gold mine located in Papua New Guinea described in section 1.3(c);

Porgera Joint Venture or PJV means the joint venture between DRD (Porgera), associated companies of Placer and MRE (on behalf of the Enga Provincial Government and Porgera landowners in PNG);

Probable Ore Reserve means the economically mineable part of an Indicated, and in some circumstances Measured Mineral Resource. It includes diluting materials and allowances for losses which may occur when the material is mined. Appropriate assessments, which may include feasibility studies, have been carried out, and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified;

Proved Ore Reserve means the economically mineable part of a Measured Mineral Resource. It includes diluting materials and allowances for losses which may occur when the material is mined. Appropriate assessments, which may include feasibility studies, have been carried out, and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified;

Public Authority means any government or any governmental, semi-governmental, statutory or judicial entity or authority, whether in Australia or elsewhere. It includes any self-regulatory organisation established under statute or any stock exchange;

Register Date means the date set by DRD under section 633(2) of the Corporations Act;

Rights means all accretions, rights or benefits of whatever kind attaching to or arising from the Emperor Shares directly or indirectly at or after the date of this Bidder’s Statement, including, without limitation, all dividends and all rights to receive them or rights to receive or subscribe for shares, notes, bonds, options or other securities declared, paid or issued by Emperor or by any Emperor subsidiary;

RSG means RSG Global Pty Ltd ACN 101 090 135;

SA Code means the South African Securities Regulation Code on Takeovers and Mergers and the Rules of the Securities Regulation Panel;

SA Companies Act means the South African Companies Act, No. 61 of 1973, as amended;

SA GAAP means South African generally accepted accounting principles;

SARB means the South African Reserve Bank;

SEC means the United States Securities and Exchange Commission;

Securities Regulation Panel means the regulatory body established in accordance with Chapter XVA of the SA Companies Act;

South Africa means the Republic of South Africa;

South Wits means DRD’s South Wits deep extension gold mines in South Africa;

Takeover Transferee Holding has the same meaning attributed to it in the ASTC Settlement Rules;

Tolukuma Mine means the gold mine located in Papua New Guinea described in section 1.3(b);

Transfer Restrictions means the U.S. Transfer Restrictions and the restrictions set out in section 8.10;

U.S. or United States means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

U.S. Exchange Act means the Securities Exchange Act of 1934, as amended, of the United States;

U.S. person means (i) any natural person resident in the United States; (ii) any partnership or corporation organised or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit of account of a U.S. person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organised, incorporated, or (if an individual) resident in the United States; and (viii) any partnership or corporation if: (A) organised or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the U.S. Securities Act, unless it is organised or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the U.S. Securities Act) who are not natural persons, estates or trusts.

Certain of the above persons may not be classified as U.S. persons under Regulation S under the U.S. Securities Act.  For example, the following are not “U.S. persons”:

(a)                                 any discretionary account or similar account (other than an estate or trust) held for the benefit or account of a non-U.S. person by a dealer or other professional fiduciary organised, incorporated, or (if an individual) resident in the United States; or

(b)                                any agency or branch of a U.S. person located outside the United States if: (A) the agency or branch operates for valid business reasons; and (B) the agency or branch is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located;

U.S. Sarbanes-Oxley Act means the Sarbanes-Oxley Act of 2002 of the United States;

U.S. Securities Act means the Securities Act of 1933, as amended, of the United States;

U.S. Transfer Restrictions means the restrictions set out in section 4.2 of Annexure E of this Bidder’s Statement;

Valid Originating Message has the same meaning attributed to it in the ASTC Settlement Rules;

Vatukoula Mine means the gold mine located at Vatukoula, Fiji and described in section 2;

West Wits Section means the West Wits Section described in section 1.7; and

Your Emperor Shares means the Emperor Shares:

(a)                                 in respect of which you are registered or entitled to be registered as the holder in the register of members of Emperor at 9.00am (Sydney time) on the Register Date; or

(b)                               to which you are able to give good title at the time you accept the Offer during the Offer Period, including those issued on the exercise of Emperor Options.

10.2                        Interpretation

In this Bidder’s Statement and in the Acceptance Form, unless the context otherwise requires:

(a)                                 words and phrases have the same meaning (if any) given to them in the Corporations Act;

(b)           words importing a gender include any gender;

(c)           words importing the singular include the plural and vice versa;

(d)                                an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate or entity and vice versa;

(e)                                 a reference to a section or annexure is a reference to a section of, and an annexure to this Bidder’s Statement as relevant;

(f)                                   a reference to any statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances, or by-laws amending, varying, consolidating or replacing it and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

(g)                                headings and boldings are for convenience only and do not affect the interpretation of this Bidder’s Statement;

(h)                                a reference to time is a reference to time in Sydney (Australia), unless otherwise specifically indicated;

(i)            a reference to writing includes email and facsimile transmissions;

(j)                                    a reference to A$ and Australian Dollar, is a reference to the lawful currency of the Commonwealth of Australia;

(k)                                 a reference to US$, US¢ and U.S. Dollar is a reference to the lawful currency of the United States;

(l)                                    a reference to R and Rand is a reference to the lawful currency of South Africa;

(m)                              a reference to Kina or PGK is a reference to the lawful currency of PNG; and

(n)           a reference to FJD is a reference to the lawful currency of Fiji.

10.3                        Exchange rates

The following table sets out, for the quarterly periods indicated, the average exchange rates published by the Federal Reserve Bank of New York, expressed in Rand per U.S. Dollar and U.S. Dollar per Australian Dollar. The average exchange rates as prepared in Rand per Australian Dollar have been calculated from the Rand per U.S. Dollar and U.S. Dollar per Australian Dollar rates accordingly.

Where historical amounts in a particular currency in this Bidder’s Statement have been shown and those amounts have been converted from another currency, those amounts have been converted at the average exchange rate for the quarter in question using the exchange rates set out below, unless otherwise indicated.

Quarter/Period Ended	Rand per US$ (average for the quarter/period)	US$per A$ (average for the quarter/period)	Rand per A$ (Average for the quarter/period)
Quarter ended 31 December 2003	R6.7629	US$0.71	R4.81
Six months ended 31 December 2003	R7.04	US$0.69	R4.84
Year ended 30 June 2003	R9.05	US$0.58	R5.26

10.4                        Imperial units of measurement and metric equivalents

The following conversion factors from metric to imperial units of measurement have been used in this Bidder’s Statement:

Metric	Abbrev.	Imperial	Imperial	Metric
1 metric tonne	t	1.10229 short ton	1 short ton	0.9072 metric tonnes
1 kilogram	kg	2.20458 pounds	1 pound	0.4536 kilograms
1 gram	g	0.03215 troy ounces	1 troy ounce	31.10353 grams
1 kilometre	km	0.62150 mile	1 mile	1.609 kilometres
1 metre	m	3.28084 feet	1 foot	0.3048 metres
1 litre	l	0.26420 gallons	1 gallon	3.785 litres
1 hectare	ha	2.47097 acres	1 acre	0.4047 hectares
1 centimetre	cm	0.39370 inches	1 inch	2.54 centimetres
1 gram/tonne	g/t	0.0292 ounces/ton	1 ounce/ton	34.28 grams/tonne

In addition to the abbreviations referred to above, the following abbreviated units of measurement have been used in this Bidder’s Statement:

Abbreviation	Definition
koz	thousand ounces
kt	thousand tonnes
Moz	million ounces
Mt	million tonnes
oz	ounce

11                                 Approval of Bidder’s Statement

This Bidder’s Statement has been approved by a unanimous resolution passed by all DRD directors.

Dated:

Signed

for and on behalf of DRD

/s/ Ian Murray
Ian Murray
CEO

Annexure A - –Announcements in relation to the Offer

NEWS RELEASE

312/jmd

FOR IMMEDIATE RELEASE

DRD ANNOUNCES TAKEOVER OFFER FOR EMPEROR MINES LTD

Johannesburg, South Africa — 8 March 2004 — Durban Roodepoort Deep, Limited (JSE:DUR; NASDAQ:DROOY; ASX:DRD) is pleased to announce its intention to merge with Emperor Mines Limited (ASX: EMP).  The proposal follows weekend discussions between the two parties.  The merger will be implemented by DRD making a scrip takeover offer at a premium for all the shares it does not own in Emperor.  DRD currently holds 19.78% of Emperor.

Under the merger, DRD will offer one DRD share for every five Emperor shares on the terms and conditions set out in Appendix A (attached).  Based on the closing prices of DRD and Emperor on Friday, 5 March, the offer represents a 32% premium for Emperor shareholders and values Emperor at A$105 million (US$79.7 million), including A$6 million (US$4.5 million) net debt.

If accepted, the offer will allow Emperor shareholders to become part of a A$1.1 billion (US$ 834 million), international gold company with:

•                  eight mines with reserves of 18 million ounces and more than 1 million ounces of annual gold production, including 385,000 ounces from Australasia;

•                  gold production from three countries (South Africa, Papua New Guinea [PNG] and Fiji) with a diversified risk profile;

•                  highly liquid shares with a broad international shareholder base and annual turnover in excess of 500% of issued capital;

•                  significant leverage to the gold price;

•                  an international growth strategy that includes the recent US$73 million acquisition of an interest in the Porgera Gold Mine in PNG; and

•                  a solid financial base with which to fund its continuing growth strategy.

Commenting on the transaction, DRD Chief Executive Officer Ian Murray said: “This merger will complete the establishment of a sustainable Australasian base with gold production from Tolukuma and Porgera in PNG and Emperor’s Vatukoula mine in Fiji.  These operations offer consistent production, geographical diversification and positive cash flow.”

He added that DRD was committed to Phase 2 of the Vatukoula expansion programme.

“The combination of Emperor’s management experience at the mine with DRD’s advanced narrow vein, deep level mining skills will assist the further development of Vatukoula.”

(Full details of the offer will be contained in the Bidder’s Statement that will be sent to shareholders early in April 2004)

Queries:

In relation to the merger:

DRD	CIBC World Markets
Ian Murray Chief Executive Officer, 0424 244 195 (within Australia) or +61 424 244 195 (from overseas)	(financial advisor) Neil Johnson Managing Director CIBC World Markets +61 2 9275 1301 (office)

South Africa	Australasia

Investor and Media Relations Ilja Graulich, Durban Roodepoort Deep, Limited +27 11 381 7826 (office) +27 83 604 0820 (mobile)	Investor and Media Relations Paul Downie, Porter Novelll +61 8 9386 1233 (office) +61 414 947 129 (mobile)

James Duncan, Russell & Associates +27 11 880 3924 (office) +27 82 892 8052 (mobile)

North America	United Kingdom/Europe

Investor Relations	Investor and Media Relations
Susan Borinelli, Breakstone & Ruth International	Phil Dexter, St James’s Corporate
+1 646-536-7018(office)	+44 20 7499 3916(office)
+1 1917-570-8421(mobile)	+44 779 863 4398

Media Relations
Jessica Anderson, Breakstone & Ruth International
+1 646-536-7002 (office)
+1 347-423-5859(mobile)

DRD is the world’s 9th largest gold producer, with mines in South Africa as well as Australasia, a key target for growth.  The company has a track record of success in extending the lives of older mines safely and profitably.  For fiscal year 2003, DRD produced 870 000 ounces of gold, up form under 100 000 ounces a year in 1987, when current operations were amalgamated

DRD has primary listings on the Johannesburg (JSE:DRD) and Austraian (ASX:DRD) stock exchanges and secondary listings on NASDAQ (DROOY), the London Stock Exchange and the Paris and Brussels Bourses.  Its shares are also traded on the regulated unofficial market of the Frankfurt Stock Exchange and the Berlin OTC Market.

For more information, please visit www drd.co.za or www.durbans.com

Some of the information in this media release may contain projections or other forward looking statements regarding future events or other future financial performance.  We wish to caution you that these statements are only projections and those actual events or results may differ materially.  In reviewing, please refer to the documents that we file from time to time with the SEC, specifically to our annual report on Form 20-F.  These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward looking statements, including such risks as difficulties in being a marginal producer of gold, changes and reliability of one reserve estimates, gold price volatility, currency fluctuations, problems in the integration of operations, exploration and mining risks and variety of risks described in our annual report on Form 20-F.  We undertake no obligation to publicly release results of any of these forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

Cautionary note to US investors.  The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce.  We use the term “resources” (which includes “measured”, “indicated”, and “inferred”) in our media releases, which the SEC guidelines strictly prohibit us from including in our filing with the SEC.  US investors are urged to consider closely the disclosure in our Form 20-F, File No. 0-28800, available from us at 46 Empire Road, Parktown, Johannesburg, 2193, South Africa  You can also obtain this form from the SEC website at http://www.sec.gov/edgar.shtml

This press release does not constitute an offer to sell or solicitation of an offer to purchase any of the DRD securities described herein, which offer or solicitation shall be made only pursuant to the offer contained in the Bidders Statement.  The offer of DRD securities described herein will be made within the United States pursuant to applicable exemptions from the registration requirements of the United States securities laws.  The DRD shares issued under this offer have not been registered under the US Securities Act and may not be offered or sold within the United States or to US persons unless they are registered under the US Securities Act or an exemption from the registration requirements under that Act is available

APPENDIX A

Offer

The offer is one DRD share (in the form of DRD CHESS Depository interests to be listed on ASX) for every five Emperor shares held.

Any Emperor shareholder who becomes entitled to a fraction of a DRD share will have their DRD share entitlement rounded down to the nearest whole number of shares.

The offer is for all Emperor shares not already held by DRD or its related corporations (including any shares issued upon exercise of existing options).

Summary of key conditions

DRD’s offer for Emperor is conditional on:

•                  DRD obtaining a relevant interest in at least 90% of Emperor;

•                  all necessary regulatory consents and approvals;

•                  ANZ Bank undertaking to waive any defaults by the Emperor group of companies under Emperor’s existing debt facility and of any defaults arising as a result of the offer;

•                  no material adverse change in the business, financial or trading position or condition, assets liabilities or profitabllity or prospects of the Emperor group of companies (including material adverse changes in Emperor’s hedging practices or the regulation of Fijian mineral rights and permits);

•                  no material acquisitions, disposals or changes in Emperor’s business or material expenditure by the Emperor group of companies outside the ordinary course of business;

•                  no fell in the gold price to below South African Rand 78,000/kilogram (present value R85,000/kilogram);

•                  no regulatory action, order or decision (other than a determination by Australian Securities and Investments Commission or the Australian Takeovers Panel in exercise of powers conferred on these bodies under the Australian Corporations Act) which would, or threatens to, restrain, prohibit or impede the full and effectual implementation of the offer and its intentions in relation to Emperor;

•                  quotation of the DRD shares, in the form of DRD CHESS Depository interests, to be issued under the offer on the ASX;

•                  no prescribed occurrences under section 652C of the Australian Corporations Act.

The full text of these conditions will be set out in DRD’s Bidder’s Statement that will be provided to Emperor and sent to shareholders, in due course.  DRD may, in its sole discretion, waive any or all of these conditions.

Emperor announcement

8 March 2004

EMPEROR RECEIVES TAKEOVER OFFER FROM DRD

Following discussions over the weekend in relation to a merger of Emperor Mines Limited (“Emperor”) (ASX: EMP) and Durban Roodepoort Deep, Limited of South Africa (“DRD”), Emperor has received notice of an intention from DRD, its major shareholder, to make a scrip takeover offer for Emperor.  DRD has a current market capitalisation of circa US$700 million and produces around 1 million ounces of gold per annum.

The offer is 1 (one) DRD share for every 5 (five) Emperor shares.

The DRD shares offered will be registered for trading on the Australian Stock Exchange (“ASX”).  Based on DRD’s share price at the close of trade on Friday 5 March 2004, on the Nasdaq Stock Exchange of US$3.35 per share, the offer implies an offer price of A$0.88 per Emperor share compared to Emperor’s closing price on ASX of A$0.67 per Emperor share on the same day.

The offer premium is 32% to Emperor’s closing share period on Friday 5 March 2004 and a 31% premium based on the 30 day volume weighted average closing share prices of both companies.  Emperor notes that the DRD scrip offered under this offer may trade at varying prices during the period the offer is open, and is likely to be influenced by a number of market conditions including the prevailing gold price and foreign exchange rates.

Emperor and DRD have enjoyed a close collaborative relationship since DRD joined the Emperor shareholder register in January 2003, including technical exchanges and joint initiatives.  Two DRD directors sit on Emperor’s board.

Mr. Jim Wall, Emperor’s Chairman said:

“DRD has been a supportive shareholder during our capital programme to optimise production from our Vatukoula operations in Fiji.  This offer recognises the excellent progress that has been made in relation to the production expansion plan and cost reduction strategies.”

“DRD have been growing in the region, most recently acquiring an interest in the Porgera gold mine PNG.  Through this offer.  Emperor shareholder will have the opportunity to participate in DRD’s future growth strategy.”

SYDNEY OFFICE ABN 61 007 508 787
Suite 904, Level 9, 50 Margaret Street, Sydney NSW 2000, Australia
Telephone +61 2 9299 7422 Facsimile + 61 2 9299 7433
Email: emperor@emperor.com.au Web Site: www.emperor.com.au

FIJI OFFICE
Private Mail Bag, Vatukoula, Fiji Islands
Telephone: +679 668 0477 Facsimile: +679 668 0779

Emperor notes that the proposal is subject to a number of key conditions including a 90% minimum acceptance condition and obtaining all normal regulatory consents.

The Board of Emperor has engaged NM Rothschild & Sons to advice on the offer and will shortly commission an independent expert to provide the Emperor shareholders with a fairness opinion on the DRD proposal.

Emperor shareholders are advised to take no action until your Board makes a further statement following receipt of the Bidder’s Statement (including full terms of the bid and bid conditions) and the release of the independent expert report and Target Statement.

For and on behalf of

Emperor Mines Limited

/s/ Jim Wall

Jim Wall

Chairman

For further information please contact:

Mr Greg Starr	Mr Rob McDonald
Managing Director	Managing Director
Emperor Mines Limited	NM Rothschild & Sons
Phone: + 61 9299 7422	Phone: +61 9323 2000

Mr Kevin Kartun
Farrington National
Phone: +61 9332 4448

23 March 2004

Dear Shareholders

As the company had been advised by Durban Roodepoort Deep (“DRD”) of its intention to offer 1 of its ASX listed Chess Depositary Interest’s (“CDIs”) for every 5 of your EMP shares, I will be keeping you regularly updated on the progress of the offer.

We expect to receive DRD’s Bidder’s Statement in the near term.  This Bidder’s Statement will outline the full terms and conditions and DRD’s rationale for making the offer.  In response, the directors of your company will be issuing a Target Statement including an independent opinion on the fairness of the bid.  Deloitte Corporate Finance Pty Limited have been appointed to provide the fairness opinion.

In terms of current performance at the Company’s Emperor Gold Mine at Vatukoula, I am very pleased to advise that the first three weeks of March gold production have exceeded budget and puts the Company on track to meet the objectives of the Phase II expansion program.  March production will exceed 14,500 ounces.  The monthly gold production rate for March is expected to be made up of lower than planned tonnage and higher than planned grade which is expected to have a positive impact on the unit cash operating costs.  Our latest production estimate for this financial year (2003/2004) is in excess of 130,000 ounces.

This increasing level of production is a direct result of many of the initiatives undertaken over the past 18 months as part of the Phase II expansion plan.

As you know the company is undertaking the largest expansion in the mine’s 70 year history in order to overcome the operational fluctuations experienced at Vatukoula.  We are now on track to meet our planned Phase II expansion target of 180,000 oz per annum fiscal year 2004/2005 but achieving this has not been, nor will it be, trouble-free.

The expansion plan is forecast to be completed in December 2004 and a number of the components of this plan are now in place, improving the performance of the mine.  For example:

•                  Completion and commissioning of the 600m deep Cagi Vou Ventilation Shaft

•                  On track to complete the Sautu Ventilation Shaft early in Q4,

•                  Upgrading man winder capacity at the Smith Shaft, the main haulage Shaft,

•                  The replacement of one third of the underground heavy vehicle fleet,

•                  Connecting key working sections between the Emperor Decline and R1 sections on 12 Level and Philip and Smith sections on 16 Level thus improving underground logistics and improved ventilation.

SYDNEY OFFICE

ABN 61 007 508 787

Suite 904, Level 9, 50 Margaret Street, Sydney NSW 2000, Australia

Telephone +61 2 9299 7422                 Facsimile + 61 2 9299 7433

Email: emperor@emperor.com.au      Web Site: www.emperor.com.au

FIJI OFFICE

Private Mail Bag, Vatukoula, Fiji Islands

Telephone: +679 668 0477 Facsimile: +679 668 0779

During the implementation of the Phase II expansion plan, a number of alterations have been made to reflect operating conditions experienced in the expansion process and to maximise the benefits from new information collated along the way.  A summary of these changes, which have been the subject of previous announcements, is outlined below:

•      Philip Shaft

•                  Chiller Plant - Unit purchased but installation postponed (see below).

•                  Philip Shaft deepening - delays due to water issues and removing debris from the shaft.

•      Refrigeration

•                  The first new chiller plant has been used to replace the failed Smith Shaft chiller.  Two further chiller plants were ordered for Cayzer Shaft and Philip Shaft and arrived in mid January.  Further installation expenditure on these two chiller plants has been put on hold until the 2004/05 financial year, awaiting evaluation of the full impact of the new ventilation shafts.

•      Development

•                  Development has been behind the Phase II plan partially due to reducing the metres required as a result of design changes.  These changes are not expected to impact on the forecast production.

•                  It is expected however that current development rates will have to be maintained into the next year, whereas in the early designs of the expansion plan, there was an expectation of reducing capital development expenditure in 2004/5

As a result of the excellent performance in March and increased production form areas with higher than average sulphur content, we are currently experiencing a bottleneck with the roaster at Vatukoula.  This issue is resulting in gold being temporarily locked up within the metallurgical process.  We are presently increasing our gold in circuit at the rate of around 700 ounces per week.  We are currently undertaking investigations to determine how to best remove the bottleneck and how best to manage the impact on our short-term working capital requirements.

While production risks remain until the completion of the expansion plan, the above changes to the Phase II plan have not fundamentally changed our outlook for gold production during the next financial year.

In early April we will release our quarterly production results followed by our quarterly financial results during the third week of April 1.  I will take advantage of the upcoming events to again inform you of the status of DRD’s offer.  We look forward to your ongoing support.

Yours faithfully

Jim Wall

Chairman

Annexure B – Other announcements by DRD between 1 July 2003 and 26 March 2004

Date	Summary of Announcement
26/03/2004	Blyvoors Rand-Beater task team secures work place agreement
16/03/2004	News Release: Appoints Stakeholder Task Team
09/03/2004	Offer to shareholders of Emperor Mines Ltd re Takeover
09/03/2004	DRD announce Takeover Offer for Emperor Mines
08/03/2004	CEO Presentation Merger Emperor Mines Ltd
08/03/2004	CEO Presentation re Proposed Emperor Merger
08/03/2004	Takeover Offer for Emperor Mines Ltd
08/03/2004	Emperor: Receives Takeover Offer
03/03/2004	Appendix 3B x 3 – Share Option Scheme
03/03/2004	Appendix 3B x 4 – Pursuant to share option scheme
27/02/2004	Continental Goldfields Ltd Announcement: Continental Joined as a Party to DRD Litigation
26/02/2004	Half-Yearly Report
20/02/2004	Exercise of Option
18/02/2004	Appendix 3B – Employee share option scheme
16/02/2004	Change of Director’s Interest Notice x3
13/02/2004	Appendix 3B – Issue of Shares
13/02/2004	Appendix 3B: Issue of Shares
13/02/2004	Appendix 3B x3 – Issue of shares
12/02/2004	Change of Director’s Interest Notice
05/02/2004	Agrees to sell 5% Interest in Porgera Gold Mine to MRE
05/02/2004	Change of Director’s Interest Notice
29/01/2004	Report to Shareholders for 2nd Quarter ended 31/12/2003
29/01/2004	DRD Beats Stronger Rand
29/01/2004	DRD Scores Safety Hat Trick
29/01/2004	Presentation – Financial Results to 31/12/2003
29/01/2004	Second Quarter Activities Report
28/01/2004	December Quarter Presentation
27/01/2004	Takes Strategic Stake in GoldMoney.com
21/01/2004	Release Date for results quarter & half year ended 31/12/03
06/01/2004	Appendix 3B – Issue of Shares to Satisfy Share Option Scheme x 3
31/12/2003	Change of Director’s Interest Notice x 3
29/12/2003	Change of Director’s Interest Notice

Date	Summary of Announcement
24/12/2003	Change of Director’s Interest Notice
24/12/2003	Change of Director’s Interest Notice
22/12/2003	Splits roles of Chairman and Chief Executive Officer
18/12/2003	Option Agreement
12/12/2003	Change of Director’s Interest Notice x 3
10/12/2003	Change of Director’s Interest Notice
03/12/2003	Change of Director’s Interest Notice
01/12/2003	Clarification of Results of Annual General Meeting
01/12/2003	Results of Annual General Meeting
01/12/2003	Investor Brief – November 2003
25/11/2003	Concludes Acquisition of 20% of Porgera JV
25/11/2003	Completes acquisition of 20% Int. in Porgera Gold Mine
21/11/2003	Oil Search Ltd Announcement – Completion of Sale of Porgera 21
21/11/2003	Change of Director’s Interest Notice
20/11/2003	Appendix 3B – Issue of shares to satisfy Share Option Scheme
31/10/2003	Change of Director’s Interest Notice
29/10/2003	Appendix 3B x 2– Satisfy Share Option Scheme
29/10/2003	Share Option Allocations
28/10/2003	Form F20-F/A Annual Report for the fiscal June 2002
28/10/2003	F-3 Registration Statement
28/10/2003	Annual Report 2003
23/10/2003	Board/Senior Management Appointments
23/10/2003	Costs Tumble Post Restructuring at N.W. Operations
23/10/2003	Report to Shareholders re Quarter Report
23/10/2003	First Quarter Activities Report
23/10/2003	Appointment of Director
14/10/2003	DRD Acquires 20% Interest in Porgera Gold Mine
14/10/2003	Acquisition of a 20% Interest in the Porgera Gold Mine
14/10/2003	Oil Search Ltd Announcement – Sale of Mineral Assets to DRD
09/10/2003	Revised dates for release of quarterly results
08/10/2003	Appendix 3B x2 – Issue to satisfy Share Option Scheme
03/10/2003	Annual Report available on website
02/10/2003	Talk on NWO Outsourcing
01/10/2003	Presentation – The pure gold choice
01/10/2003	Full Year Audit Review
01/10/2003	Full Year Accounts/Notice of AGM

Date of notice	Summary of Notice
30/09/2003	Notice of AGM & Abridged report to shareholders for the year
30/09/2003	Company Secretary Appointment
24/09/2003	NUM Signs Agreement on Changed Work Practices at Buffels
23/09/2003	Last-Ditch Efforts to Persuade NUM Fail
22/09/2003	Appendix 3B – New Issue
17/09/2003	NW Ops 60 day review/DRD responds to NUM Proposals
16/09/2003	Appendix 3B – Share Option Scheme
15/09/2003	Breakthrough agreement could save 1550 jobs at NW Operations
12/09/2003	DRD Raises Additional US$21.8M from Investec Option Agreement
12/09/2003	Preliminary Final Report
12/09/2003	Exercise of Option
11/09/2003	Emperor Announcement Response to Stock Exchange Share Price Query
09/09/2003	DRD’s Auditors Scotch Insolvency Claim
09/09/2003	DRD Share Option Agreement with Investec Nets $43m
09/09/2003	Option Agreement & Cautionary Announcement
03/09/2003	Investor Brief
26/08/2003	News Release: DRD/Investec Strike Share Option Agreement
26/08/2003	North West Closure Review – Update
26/08/2003	Option Agreement
19/08/2003	News Release: DRD Joins Philadelphia Gold Index
19/08/2003	News Release – 24 Month Wage Settlement
25/07/2003	Presentation-Financial results for the quarter & year ended 30/6/03
25/07/2003	News Release: Record Production & Profits at Tolukuma
24/07/2003	Fourth Quarter Activities Report
24/07/2003	Rejects Matodzi Offer for North West
21/07/2003	North West Closure Review
18/07/2003	Dates for release of results
02/07/2003	Change of Director’s Interest Notice

You can obtain copies of any of these announcements, and other announcements by DRD, from www.asx.com.au (ASX Code: DRD).

Annexure C – Description of DRD Shares and comparison of the rights of holders of Emperor Shares and DRD Shares

DRD is incorporated under the laws of South Africa whereas Emperor is incorporated under the laws of Australia. If the Offer is completed, Emperor Shareholders exchanging their Emperor Shares under the Offer, whose rights are currently governed by the laws of Australia and the constitution of Emperor, will, upon completion of the Offer, become holders of DRD Shares (in the form of DRD CDIs) and their rights as such will be governed by the South African Companies Act, the South African Securities Regulation Code and the listings requirements of the JSE, as well as the DRD Articles.

The material differences between the rights of holders of Emperor Shares and the rights of holders of DRD Shares, resulting from the differences in their governing documents and governing laws, are summarised below.

The following summary does not contain all the information that may be important to you and is qualified in its entirety by reference to the laws of South Africa, the laws of Australia and governing corporate documents of DRD and Emperor. You can obtain copies of the governing corporate documents of DRD by contacting the Emperor Shareholder Infoline or 1800 118 938 (toll free). If you are calling from outside Australia please dial + 618 9386 2651.

	Rights of holders of Emperor Shares	Rights of holders of DRD Shares
Transfer of shares

Emperor’s Constitution provides that:

•     Emperor’s directors may prevent delay or interfere with the registration of a proper SCH transfer (which is now a proper ASTC transfer) or a paper-based transfer of any Emperor Shares:

•     on which Emperor has a lien;

•      where the transfer (not being a proper SCH transfer) (now an ASTC transfer) is not in registrable form;

•      where the Corporations Act, the Listing Rules or the SCH business rules (now the ASTC Settlement Rules and ACH Clearing Rules) permit Emperor to do so or do not prohibit Emperor from doing so; and

•     where a government or taxing authority requires Emperor to make a payment in respect of the share.

•     Subject to the Listing Rules, Emperor’s directors may not, without the prior approval of a resolution of Emperor’s Shareholders in general meeting, allot any shares to any person where the allotment would have the effect of transferring a controlling interest in Emperor.

Non-residents who wish to dispose of their shares in South Africa and remit the proceeds out of South Africa, may do so through any of the Central Securities Depositary Participants (CSDP), or through their broker who will trade the Shares through a CSDP, provided that the disposal is for fair value and at arms length, and that the non-resident has discharged all liabilities and obligations to South African residents.

South African residents can acquire JSE-listed DRD Shares from a non-resident on the JSE. In those cases, the transaction will be effected through a broker and a broker’s note is produced. If the seller is an emigrant from South Africa, the proceeds from the sale will be deposited into the emigrant’s frozen bank account in South Africa.

	Rights of holders of Emperor Shares	Rights of holders of DRD Shares

The Corporations Act also contains general restrictions on the acquisition of Emperor Shares where a person’s voting power in Emperor increases from:

•      below 20% to more than 20%; or

•      from a starting point above 20% to below 90%.

Voting rights

Each share (subject to any specific terms of issue) confers the right to vote at all general meetings. On a show of hands, each shareholder present in person, by proxy, representative or attorney has one vote. If a poll is held, shareholders present in person or by their proxy, representative or attorney will have one vote for each fully paid share held and that proportion of a vote for any partly-paid share that the amount paid (but not credited) on the partly-paid share bears to the total amounts paid and payable (excluding amounts credited).

Resolutions of Emperor Shareholders at a general meeting are decided on a show of hands unless a poll is demanded. A poll may be demanded by:

•     the Chairman;

•     at least 5 shareholders having the right to vote at the meeting;

•     a shareholder or shareholders present who are together entitled to at least 5% of the total voting rights of all shareholders having the right to vote at the meeting; or

•     a shareholder or shareholders present and holding shares in Emperor conferring a right to vote at the meeting, being shares on which an aggregate sum has been paid up equal to not less than 5% of the total sum paid up on all the shares conferring that right.

The holders of DRD’s ordinary shares are entitled to vote at general meetings and on a show of hands have one vote per person and on a poll have one vote for every share held.

The holders of DRD’s cumulative preference shares are not entitled to vote at a general meeting unless any preference dividend is in arrears for more than six months at the date on which the notice convening the general meeting is posted to the shareholders. Additionally, holders of cumulative preference shares may vote on resolutions which adversely affect their interests and on resolutions regarding the disposal of all or substantially all of DRD’s assets or mineral rights. When entitled to vote, holders of DRD’s cumulative preference shares are entitled to one vote per person on a show of hands and that portion of the total votes which the aggregate amount of the nominal value of the shares held by the relevant shareholder bears to the aggregate amount of the nominal value of all shares issued by DRD.

Dividends, rights and distributions

Subject to the rights of persons entitled to shares with special rights to dividend, Emperor Shareholders are entitled to receive dividends as and when declared by Emperor directors. No dividends shall be payable except out of profits.

Emperor’s directors may deduct from any dividend payable to a shareholder all sums of money (if any) presently payable by that shareholder to Emperor in relation to the shareholder’s Emperor Shares.

Subject to the rights of persons (if any) entitled to shares with special rights as to dividend, all dividends are to be declared and paid according to the amounts paid on the shares.

All dividends declared but unclaimed may be

DRD may, in a general meeting or its directors may, from time to time, declare a dividend to be paid to the shareholders in proportion to the number of shares they each hold. No dividend shall be declared except out of DRD’s profits. Dividends are free from tax in the hands of the recipient, but DRD itself will be subject to Secondary Tax on Companies (STC) at the rate of 12.5% of the dividends declared.

Holders of ordinary shares are entitled to receive dividends as and when declared by the directors. Holders of cumulative preference shares are entitled to receive cumulative

	Rights of holders of Emperor Shares	Rights of holders of DRD Shares
invested by Emperor’s directors as they think fit for the benefit of Emperor until claimed or until required to be dealt with in accordance with any law relating to unclaimed moneys.

preferential dividends in priority to the holders of DRD ordinary shares equal to the prescribed portion of 3% of its future revenue generated by the sale, exploitation or other application of certain of the mineral rights represented by the Argonaut Project, DRD’s ultra-deep mining project.

All dividends that are not claimed within twelve years are forfeited.

Directors qualification and number of directors

Emperor’s Constitution requires it to have at least 3 and not more than 8 directors. At least 2 directors must be persons who ordinarily reside within Australia.

The number of Emperor directors can be increased or reduced by Emperor’s Shareholders in general meeting provided that the number of directors is not reduced below 3.

A director is not required to hold any Emperor Shares.

The Listings Requirements of the JSE require a listed company to have at least 4 directors.  The DRD Articles provide that the number of directors shall be not less than 4 nor more than 20.  The SA Companies Act allows a company to vary the number of its directors in general meeting, provided that the number does not fall below the minimum prescribed by the listings requirements of the JSE.  The DRD Articles do not require DRD directors to hold any DRD Shares to hold office as a director of DRD. DRD is also subject to the Nasdaq rules.

Removal of directors, filling of vacancies

Emperor Shareholders in general meeting may remove any director from office and may by resolution appoint another person in that director’s place.

Otherwise, in addition to the circumstances in which the office of a director becomes vacant under the Corporations Act, a director is to vacate their office if the director:

•      becomes of unsound mind or a person whose estate is liable to be dealt with in any way under the law relating to mental health;

•     resigns from office by notice in writing to Emperor;

•      is absent without the consent of the other directors from 3 meetings of the directors held during a period of 6 months; or

•     being a Managing Director of Emperor, ceases to hold the office of Managing Director.

Emperor’s directors have the power to appoint additional directors to either fill casual vacancies or as additions to their number, provided that the total number of directors does not exceed 8 or the number of directors set by Emperor Shareholders in general meeting. Any additional director appointed (other than a Managing Director) holds office until Emperor’s next general meeting, and is then

The SA Companies Act provides that directors may be removed by a vote of the majority of shareholders at a meeting of which special notice has been given. Under the DRD Articles, a director may be removed by resolution signed by all of the directors.

The SA Companies Act permits a company’s articles of association to provide for the filling of casual vacancies when a director is disqualified or removed, however, no such provision exists in the DRD Articles.

	Rights of holders of Emperor Shares	Rights of holders of DRD Shares
eligible for re-election.

Rotation of directors

The Listing Rules require Emperor’s directors, other than the Managing Director, to retire by rotation.

Emperor’s Constitution also provides for retirement by rotation to the effect that one-third of Emperor’s directors (being those directors who have been longest in office since their last election) must retire from office at Emperor’s annual general meeting. Retiring directors are eligible for re-election.

The listings requirements of the JSE specify that one third of the directors or, if the number is not a multiple of 3, then the number nearest, but not exceeding one third, shall retire from office at each annual general meeting of a listed company.  Retiring directors shall be eligible for re-election.

Quorum of shareholders for a general meeting

Emperor’s Constitution provides that a quorum for a general meeting consists of 2 shareholders holding at least 10% of Emperor’s issued capital being present personally or by proxy, attorney or representative, and being entitled to vote at the meeting.

The DRD Articles provide that a quorum for a general meeting consists of 3 shareholders present personally, or by representative or by proxy, and entitled to vote.

Adjournment of inquorate meetings

Emperor’s Constitution provides that if a meeting is convened upon requisition of Emperor’s Shareholders and a quorum is not present within half an hour from the time appointed for the general meeting, the meeting must be dissolved.

Any other meeting of Emperor’s Shareholders which is not quorate within half an hour from the time appointed for the meeting, must be adjourned to such day, time and place as the directors determine or, if no determination is made by them, to the same day in the next week at the same time and place. If, at the adjourned meeting, a quorum is not present within half an hour from the appointed time of the meeting, 2 shareholders present in person or by proxy, attorney or representative constitutes a quorum. If 2 shareholders are not present at the adjourned meeting, the meeting must be dissolved.

The DRD Articles provide that if a meeting convened upon requisition by DRD shareholders is not quorate, such meeting shall be dissolved.  Any other meeting of DRD shareholders which is not quorate may be adjourned to a date not earlier than 7 days and not later than 21 days after such adjourned meeting. If at the second meeting a quorum is not present then the shareholders present in person, by representative or by proxy, as the case may be, shall be a quorum.  Where a meeting stands adjourned, the directors shall upon a date not later than 3 days after the adjournment publish a notice in a newspaper circulating in the province of DRD’s registered office setting out the information pertaining to the forthcoming meeting.

Calling of special shareholders’ meetings

The Corporations Act and Emperor’s Constitution require Emperor’s directors to call and arrange to hold a general meeting on the written request of:

•      shareholders with at least 5% of the votes that may be cast at the general meeting; or

•      at least 100 shareholders who are entitled to vote at the general meeting.

The directors must call the meeting within 21 days and the meeting must be held no later than 2 months after the written request is given to Emperor.

The directors of a South African incorporated company such as DRD, notwithstanding anything in its articles of association, on the requisition of 100 shareholders of the company or of shareholders holding not less than one-twentieth of the company’s capital, shall within 14 days of the lodging of a requisition by such shareholders issue a notice to shareholders convening a general meeting for a date not less than 21 days and not more than 35 days from the date of the notice.  In the event that the directors fail to convene the meeting the requisitionists shall convene such meeting upon 21 days notice.

Notice of shareholders’	The Corporations Act requires Emperor to give its shareholders at least 28 days notice of every	The DRD annual general meeting and a meeting of DRD shareholders for the

	Rights of holders of Emperor Shares	Rights of holders of DRD Shares
meetings	general meeting. Shareholders are entitled to individual written notice of each general meeting and have the right to be present and speak at the meeting.

purpose of passing a special resolution may be called by giving 21 clear days notice in writing of that meeting. For any other meeting of DRD shareholders, at least 14 clear days notice must be given.

In relation to DRD, a special resolution may be passed after a notice period of less than 21 days where the consent of the majority in number of DRD shareholders who have the right to vote and holding in aggregate not less than 75% of the total vote of all such shareholders has been obtained.

In any event, a special resolution, with the written consent of all the shareholders of DRD, may be passed without notice being given.

Nomination of directors

The Listing Rules require Emperor to accept nominations for the election of directors up to 35 business days (30 days in the case of a meeting requested by shareholders) before the date of a general meeting at which directors may be elected. The Listing Rules allow Emperor to accept nominations closer to the date of the general meeting in accordance with the provisions of Emperor’s Constitution.

Under the provisions of Emperor’s Constitution, no person is eligible for election as a director at a general meeting unless a nomination and a signed consent to nomination has been lodged at Emperor’s registered office at least, in the case of a person recommended for election by the directors, 20 business days before such general meeting or, in any other case, 30 business days before such general meeting.

Directors of DRD may be nominated in anticipation of and appointed at a general meeting of DRD shareholders. Once appointed, a director must sign a consent form to act as such. The listings requirements of the JSE provide that the period to be allowed before the date of an annual general meeting for the nomination of a new director must be such as to give sufficient time after the notice of the holding of the meeting for nominations to reach the company’s office from any part of South Africa.

On appointment directors must provide a written declaration in the prescribed form to the JSE giving personal details, details of qualifications and experience, and affirmation of integrity.

Corporate Governance

Emperor’s Constitution states that, subject to the Corporations Act, the Listing Rules and to any other provision of its Constitution, Emperor’s business is to be managed by the directors, who may exercise all such powers of, and do all such acts and things as are not, by the Corporations Act, the Listing Rules or by Emperor’s Constitution, required to be exercised by Emperor in general meeting.

The Listing Rules require Emperor to include in its annual report a statement disclosing the extent to which Emperor has followed the best practice recommendations set by the ASX Corporate Governance Council during the reporting period. If Emperor has not followed the recommendations Emperor must identify which of the best practice recommendations it did not follow and give reasons why it did not

DRD’s corporate governance practices are governed by a number of regulations, including (but not limited to):

•      the Code of Corporate Practices and Conduct of the King Report on Corporate Governance, 1994 of South Africa;

•      the U.S. Exchange Act and the rules and regulations thereunder, U.S. Sarbanes-Oxley Act and the Nasdaq rules; and

•      the Principles of Good Corporate Governance and Best Practice Recommendations of the ASX Corporate Governance Council.

	Rights of holders of Emperor Shares	Rights of holders of DRD Shares

follow them.

Emperor’s 2003 Annual Report states that Emperor’s corporate governance practices include:

•     3 directors of the 8-director board are considered independent;

•     a remuneration committee;

•      an audit committee;

•      environmental policies;

•      disclosure of director’s interests to the board;

•      restrictions in trading in Emperor’s Shares by Emperor’s directors and employees; and

•      remuneration policies.

The board of directors believe that the business of DRD should be conducted according to the highest legal and ethical standards. DRD is committed to a system of sound corporate governance.

DRD’s corporate governance practices include:

•     a board of directors that is currently comprised of a majority of non-executive directors. There are presently 5 non-executive directors (one of whom has been appointed senior independent non-executive director) and 2 executive directors. The roles of CEO and Chairman have been split;

•      an audit committee;

•      a remuneration committee;

•      a risk committee which is under the chairmanship of an independent director;

•      environmental management policies; and

•      restrictions on trading in DRD Shares by DRD’s directors and employees.

More detail regarding the corporate governance policies are provided in DRD’s 2003 Annual Report and Form 20-F.

Winding up

If Emperor is wound up, the liquidator may divide among the shareholders in kind the whole or any part of the property of Emperor and may for that purpose set such value as the liquidator considers fair on any property to be so divided and may determine how the division is to be carried out between the shareholders or different classes of shareholders according to their rights and interests in Emperor.

Holders of preference shares are entitled to a return of capital in preference to holders of ordinary shares if Emperor is wound up, but are not entitled to participate in any other way in surplus assets and profits.

If Emperor has issued shares classified as restricted securities under the Listing Rules which at the commencement of a winding up are subject to a restriction agreement entered into by Emperor then on a distribution of Emperor’s assets to shareholders, the holders of such restricted securities must rank behind all

If DRD is wound-up, then the assets remaining after payment of all of its debts and liabilities, including the costs of liquidation, shall be applied to repay to the shareholders the amount paid up on DRD’s issued capital and thereafter the balance shall be distributed to the shareholders in proportion to their respective shareholdings.

On a winding up, DRD’s cumulative preference shares rank, in regard to all arrears of preference dividends, prior to the holders of ordinary shares. To date, no such dividends have been declared. Except for the preference dividend and as described in this paragraph DRD’s cumulative preference shares are not entitled to any other participation in the distribution of DRD’s surplus assets on winding-up.

	Rights of holders of Emperor Shares	Rights of holders of DRD Shares
other shares for repayment of the nominal amount of the shares.

Business introduced by shareholders at annual meeting

Emperor’s Constitution provides that all business that is transacted at a general meeting is special with the exception at an annual general meeting of:

•     a declaration of dividend;

•      the consideration of the annual financial report, directors’ report and auditor’s report;

•      the appointment of the auditor;

•      the fixing of the auditor’s remuneration; and

•      the election of directors.

The Corporations Act provides that shareholders holding at least 5% of the votes that may be cast on the resolution, or at least 100 shareholders entitled to vote at a general meeting, may give Emperor notice of a resolution that they propose to move at a general meeting. Emperor must then give notice of this resolution, provided it is not defamatory or more than 1,000 words long, to all shareholders (at its cost if received in time to be sent with the notice of meeting), and consider the resolution at the next general meeting that occurs more than 2 months after the notice is given to Emperor.

Shareholders who satisfy the above thresholds may request distribution of a statement relating to any resolution proposed to be moved at a general meeting, or any other matter properly considered at a general meeting.

The DRD Articles provide that all business to be laid before a general meeting other than an annual general meeting shall be specified in the notice convening such meeting and no other business shall be transacted.

At an annual general meeting the matters to be dealt with are prescribed by the SA Companies Act and are stated in the DRD Articles. These matters are:

•      considering the annual financial statements and report of the auditors;

•      the election of directors;

•      the appointment of auditors;

•      any business arising from the annual financial statements which are laid before the meeting; and

•      subject to the SA Companies Act, any matters capable of being dealt with at any general meeting.

Right to inspect corporate books and records

Emperor’s Constitution provides that, except as otherwise required by the Corporations Act, Emperor’s directors may determine whether and to what extent, and at what time and places and under what conditions, the minute books, accounting records and other documents of Emperor will be open to inspection by Emperor’s shareholders. A shareholder, other than a director, does not have the right to inspect any document of Emperor except as provided by law or authorised by Emperor’s directors or by Emperor in general meeting.

The Corporations Act allows Emperor Shareholders to apply to the courts to inspect and take copies of Emperor’s books. Emperor’s books include:

•      a register;

•      any other record of information;

•      financial reports or records; or

Under the SA Companies Act, every member of a company at the member’s request and on payment of the prescribed fee shall have the right upon request to obtain a copy of the company’s memorandum and articles of association, including any alteration to them.

A copy of the certificate of incorporation and the memorandum and articles of association, certified by a notary public, are to be kept at the registered office of the company where members are entitled to make copies.  In addition, these documents are public documents and upon payment of the prescribed fee, can be obtained by any member of the public from the office of the Registrar of Companies.

Under the SA Companies Act, any member shall, upon demand, be entitled

	Rights of holders of Emperor Shares	Rights of holders of DRD Shares

•      any other documents.

Emperor must ensure that minute books for meetings of shareholders and for resolutions of shareholders passed without a meeting are open for inspection by shareholders free of charge. Upon request and, if required, payment of an amount up to the prescribed amount, Emperor must provide a shareholder with a copy of an extract of the minutes within 14 days of payment.

Upon request by a shareholder and, if required, payment of an amount up to the prescribed amount, Emperor must provide a copy of its Constitution to the shareholder within 7 days of payment.

Emperor’s certificate of registration is issued by the ASIC. The ASIC keeps a record of the registration and is obliged to give a person, upon request, a copy of the certificate.

Under the Corporations Act, Emperor must send each shareholder a copy of Emperor’s annual financial report, directors’ report and auditor’s report, or a concise report for each financial year, within 4 months after the end of the financial year or 21 days before the next annual general meeting (whichever is earlier).

The Corporations Act also allows Emperor Shareholders to request a copy of the full financial report and the directors’ report and auditor’s report for the current financial year. Emperor must respond to such a request within the later of:

•      7 days of receiving the request; or

•      4 months after the end of the financial year or 21 days before the next annual general meeting (whichever is earlier).

to be furnished without charge with a copy of the company’s last annual financial statements, the provisional annual financial statements and the last interim report within 7 days of the request being made.

Under the DRD Articles, the accounting records must be kept at the registered office or such other place as the directors may think fit. The directors shall determine whether and to what extent the accounting records shall be open to inspection by shareholders, subject to the rights granted to members under the SA Companies Act.

Right to inspect the shareholders list

The Corporations Act allows a shareholder to:

•      inspect Emperor’s register of shareholders without charge; and

•      obtain a copy of the register by making a request to the company and paying the prescribed fee (if any).

Emperor must give the shareholder a copy of the register within 7 days of the shareholder making the request and paying the prescribed fee (if any).

Under the SA Companies Act, the register of members of a company shall be open during business hours for inspection by any member or that member’s authorised agent free of charge and by any other member of the public upon payment of a prescribed fee.  Any person may apply to a company for a copy of an extract from the register of members which the company shall furnish upon payment of the prescribed fee.

If access to the register of members for the purpose of any inspection is refused or copies are not furnished within 14 days after a written request has been delivered to the company, the company,

	Rights of holders of Emperor Shares	Rights of holders of DRD Shares

and every director or officer of the company who knows of the refusal or is in default, shall be guilty of an offence.  The Court may compel an immediate inspection of the register or direct that a copy or extract be sent to the relevant person and the costs of a court application shall be borne by the company or any director or officer of the company responsible for the refusal or default.

The above also applies in respect of any transfers kept by the company as well as the register of directors, officers, company secretaries and auditors of the company.  The above registers must be kept at the registered office of the company and if the registers are moved then the Registrar of Companies must be informed.

Dissent rights

The Corporations Act sets out the rights of dissenting shareholders in relation to compulsory acquisition procedures taken by the offeror. The rights of a dissenting shareholder depend upon which statutory power of compulsory acquisition the offeror is relying on. For example, on receipt of a compulsory acquisition notice from the offeror issued under:

•      Part 6A.1 (which applies to compulsory acquisitions and buy-outs following a takeover bid), the dissenting shareholder may apply to the court on the grounds that the consideration is not fair value for the securities;

•      Part 6A.2 (which applies to general compulsory acquisitions and buy-outs), the dissenting shareholder may object to the acquisition. If there are objectors who hold between them at least 10% of the securities covered by the compulsory acquisition notice at the end of the objection period, then the offeror loses the right of compulsory acquisition unless the offeror applies to the court for approval and the court’s approval is subsequently given. The court will only approve the compulsory acquisition if the offeror establishes that the terms set out in the compulsory acquisition notice give a fair value for the securities;

•      section 414 (which applies to compulsory acquisitions and buy-outs pursuant to a scheme or contract), the dissenting shareholder may apply to the court on the grounds that the scheme is unfair.

Under South African law there are no dissent rights under which a member is entitled to be paid the fair value of shares.

	Rights of holders of Emperor Shares	Rights of holders of DRD Shares
Derivative action and shareholder class action suits

Emperor’s Shareholders do not have the right to bring a common law action on behalf of Emperor. The shareholder must instead bring a statutory derivative action under the Corporations Act.

Under the Corporations Act, a statutory derivative action may be instituted by a shareholder, former shareholder, or a person entitled to be registered as a shareholder, of Emperor or a related body corporate of Emperor. It can also be brought by an officer or former officer of Emperor. In all cases leave of the court is required. Leave will be granted if:

•      it is probable that Emperor will not itself bring the proceedings or properly take responsibility for them, or for the steps in them;

•      the applicant is acting in good faith;

•      the granting of leave is in the best interests of Emperor;

•      there is a serious question to be tried; and

•      either:

•      at least 14 days before making the application, the applicant gave written notice to Emperor of the intention to apply for leave and of the reasons for applying; or

•      it is otherwise appropriate for the court to grant leave.

Under the common law of South Africa a company is the proper plaintiff to bring an action in respect of a wrong done to it.  However, members of a company have a choice between a common law action or a statutory derivative action to sue on behalf of all members to assert the company’s rights and to seek relief for the company.  The common law derivative action may be instituted by a member acting on behalf of himself and all the other members of the company.  It is generally accepted that such an action may be instituted if an unratifiable wrong has been done to the company and the company cannot or will not institute action against the wrongdoers because such wrongdoers control the company.

Under the SA Companies Act, a statutory derivative action may be instituted by a member of a company if that company has suffered damages or loss or has been deprived of any benefit as a result of a wrong, a breach of trust or a breach of faith that has been committed by any director or officer of the company or any past director or officer of the company while he was a director or officer of that company, where that company has not instituted proceedings to redress the wrong.  However, this action is limited to the extent that an action can only be instituted in respect of damage or loss suffered by the company and not the members. Furthermore, the action is only available if the company has not itself instituted action.  It is important to note that such proceedings can be instituted despite the fact that the company has ratified or condoned the cause of action or any conduct or omission relating thereto.

Oppression remedy

The Corporations Act provides that an Emperor Shareholder may bring an action on the grounds that the affairs of Emperor are being conducted in a manner that is oppressive or unfairly prejudicial to, or unfairly discriminatory against one or more Emperor Shareholders or in a manner that is contrary to the interests of Emperor Shareholders as a whole. An action may also be brought where there is an act or omission by or on behalf of Emperor or a resolution of Emperor shareholders or a class of Emperor shareholders which is oppressive or unfairly prejudicial or unfairly discriminatory

Under the SA Companies Act any member has a remedy in cases of oppressive or unfairly prejudicial conduct.  Any member complaining of a particular act or omission of the company which is believed to be unfairly prejudicial, unjust or inequitable may make application to court for an order.  The court may, with a view to bringing an end to the matters complained of, make such orders as it deems fit, whether for regulating the future conduct of the company’s affairs

	Rights of holders of Emperor Shares	Rights of holders of DRD Shares

against one or more Emperor shareholders, or is contrary to the interests of Emperor shareholders as a whole.

If the action is successful, the court may make a variety of orders, including, but not limited to, an order that Emperor be wound up, an order regulating the future affairs of Emperor and an order that Emperor purchase the shares of an Emperor shareholder.

or for the purchase of the shares of any shareholders of the company by other shareholders or by the company, including, in the case of the purchase of shares by the company, orders for the reduction accordingly of the company’s capital, or for the alteration of its memorandum or articles of association.

Indemnification of Officers and Directors

The Corporations Act prohibits Emperor or a related body corporate from exempting a person from a liability to Emperor incurred as an officer (defined to include a director, secretary, executive officer, receiver, administrator or liquidator of Emperor) or auditor of Emperor.

The Corporations Act also prohibits Emperor or a related body corporate from paying or agreeing to pay insurance premiums in respect of insurance for a person who is or has been an officer or auditor of Emperor against a liability (other than one for legal costs) arising out of:

•      conduct involving a wilful breach of duty in relation to Emperor; or

•      an improper use of information gained by virtue of that position or improper use of their position, to the gain of the person or someone else or to the detriment of Emperor.

In relation to liabilities other than for legal costs, the Corporations Act prohibits Emperor or a related body corporate from indemnifying a person against any of the following liabilities incurred as an officer or auditor of Emperor:

•      a liability owed to Emperor or a related body corporate;

•      a liability that is owed to someone other than Emperor or a related body corporate and did not arise out of conduct in good faith;  or

•      a liability for a pecuniary penalty order under section 1317G or compensation order under section 1317H of the Corporations Act.

The Corporations Act prohibits Emperor or a related body corporate from indemnifying a person against legal costs incurred in defending an action for a liability incurred as an officer or auditor of Emperor if the costs are incurred:

•      in defending or resisting proceedings in which the person is found to have a liability for which the Corporations Act prohibits indemnification;

Section 247 of the SA Companies Act provides that a corporation may indemnify any director, officer or auditor in respect of any liability incurred by that person in defending any proceedings against them (in their capacity as director, officer or auditor of the company) whether civil or criminal in which judgment is given in their favour or in which they are acquitted or in respect of any such proceedings which are abandoned.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceedings.

Section 248 of the SA Companies Act further provides that courts may grant relief to any director, officer or auditor of a corporation if it appears to the court that the person concerned is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but has acted honestly and reasonably, and that having regard to all the circumstances of the case, including those connected with the appointment, that person ought fairly to be excused for such negligence, default or breach of trust, the court may relieve them, either wholly or partly, from their liability on such terms as the court may deem fit.

The DRD Articles provide that, subject to the provisions of sections 247 and 248, every director, manager, auditor and other officer of DRD shall be indemnified and held harmless by DRD against all costs, losses and expenses, including travelling expenses, which any such officer or employee may incur or become liable to pay by reason of any contract entered into, or any act or omission done or omitted to be done by them in the discharge of their duties or

	Rights of holders of Emperor Shares	Rights of holders of DRD Shares

•      in defending or resisting criminal proceedings in which the person is found guilty;

•      in defending or resisting proceedings brought by ASIC or a liquidator for a court order if the grounds for making the order are found by the court to have been established; or

•      in connection with proceedings for relief to the person under the Corporations Act in which the court denies relief.

in their capacity as such officer or employee.

Directors’ liability

Under Australian common law, Emperor’s directors are required to comply with certain fiduciary duties to Emperor. These duties include:

•      the duty to act in good faith for the benefit of Emperor as a whole;

•      the duty to act for a proper purpose;

•      the duty not to fetter their discretion;

•      the duty to exercise care, skill and diligence;

•      the duty to avoid conflicts of interest;

•      the duty not to use their position to advantage and to account to Emperor for any subsequent gain; and

•      the duty not to misappropriate Emperor’s property for their own or third party benefit.

The Corporations Act reinforces these duties.

Under South African common law, directors are required to comply with certain fiduciary obligations to the company and to exercise proper care and skill in discharging their responsibilities.  In this regard, a director owes to the company a duty to exercise his or her powers in what he or she honestly believes is in the best interests of the company. These fiduciary duties include: the duty to act in good faith; to exercise their powers for a proper purpose; not to fetter their discretion; to avoid conflicts of interest; not to use corporate property, information or opportunities for personal profit; to exercise care and skill; and, the duty to disclose or account for secret profits.

In addition to these common law duties, directors of South African companies are required to comply with a number of statutory duties imposed by the SA Companies Act. A few of the more relevant duties are:

•      the duty to ensure that the company does not give directly or indirectly, any financial assistance for the purpose of, or in connection with, the purchase of its shares or the shares of its holding company;

•      the duty not to allot or issue shares of the company without the prior approval of the shareholders in general meeting  (DRD generally seeks a shareholder authority every year to give the directors the power to issue shares);

•      directors who are directly or indirectly interested in contracts with the company must disclose their interests in such contracts to their co-directors and provide all

	Rights of holders of Emperor Shares	Rights of holders of DRD Shares

relevant information relating to the contracts, before or at the directors’ meeting at which the contract is first considered.  In addition, a director is not permitted to enter into such contracts before a resolution approving the execution of such contracts has been passed by the directors;

•      directors must ensure that the notice convening a meeting to confirm or authorise a contract in which a director is materially interested, whether directly or indirectly, states the full particulars of the interest of the director in such contract.  Such declarations of interest by the directors must be recorded in the minutes of any meeting of directors at which the declaration is made;

•      directors must not carry on the business of the company recklessly or fraudulently.  Directors who are knowingly party to the business being carried out in such a manner will be personally liable for the company’s liabilities and will also be guilty of a criminal offence; and

•      the directors may not, without the approval of the shareholders in general meeting, dispose of the whole or the greater part of the company’s undertaking or assets.

Amendment to internal affairs	The Corporations Act provides that Emperor may modify or repeal its constitution by special resolution.	Under the SA Companies Act, a company may by special resolution amend its memorandum of association and articles of association.

Vote required for extraordinary corporate transactions

Emperor’s Constitution provides that, subject to the Corporations Act, the Listing Rules and any other provisions of the Constitution, Emperor’s business is to be managed by its directors who may exercise all such powers not required to be exercised by Emperor in general meeting.

The Corporations Act requires that a variety of matters, in addition to modification of its Constitution, be resolved by Emperor by special resolution. These matters include:

•      a change of name of Emperor;

•      change of company type;

•      an arrangement with creditors;

•      change of place of registration;

In addition to the alteration of a company’s articles, the SA Companies Act requires the following matters to be resolved by a company by special resolution:

•      the change of name of a company;

•      an increase in the existing share capital of a company;

•      the conversion of a company from one type or form to another; and

•      a decision to wind up the company.

Under the SA Companies Act a special resolution may be passed by the company if not less than 21 clear days notice of a general meeting is given,

	Rights of holders of Emperor Shares	Rights of holders of DRD Shares

•      conversion of an ordinary share to a preference share where Emperor does not have a constitution or the constitution it has does not set out certain matters;

•      variation of rights attached to shares in a class of shares where Emperor does not have a constitution or the constitution it has does not set out the procedure for varying those rights;

•      a selective reduction in capital;

•      the giving of financial assistance by Emperor for the acquisition of its shares; and

•      a voluntary winding up.

A special resolution may be passed by 75% of the votes cast by shareholders entitled to vote on the resolution.

which notice specifies the intention to propose a special resolution and shareholders holding at least one-quarter of the total votes of the shareholders entitled to vote are present in person or by proxy.  A special resolution may only be passed by a vote of three-quarters of the shareholders present personally or by proxy and entitled to vote. A majority representing three-quarters of the votes exercisable by members or a class of members is required to approve a scheme of arrangement, subject to court approval.

Takeovers

Under Australian law change in control can be effected through any of the following methods:

•      a takeover bid under Chapter 6 of the Corporations Act;

•      the acquisition of a controlling shareholding in the target through one of the methods expressly exempt under the Corporations Act;

•      a scheme of arrangement under s 411 of the Corporations Act;

•      a selective reduction of capital or a selective buy-back, under which the shares of some shareholders are cancelled in return for the payment of cash or distribution of other assets in specie, leaving the acquirer with a controlling interest in the remaining shares on issue; or

•      a share purchase agreement between the acquirer and the vendor.

Takeovers, schemes of arrangement, mandatory offers and sale of assets are governed by the SA Companies Act as well as the SA Code.

When any person holding securities representing less than 35% (the “specified percentage”) of the voting rights in a company, acquires personally or in concert with another additional securities which take that person’s combined voting rights to more than 35%, or if that person personally or in concert with another holds more than 35% but less than 50% of the voting rights, and during any period of twelve months acquires personally or in concert with another additional securities which increase that person’s combined voting rights by more than 5%, such person is required to extend an offer to the holders of any class of equity capital, as well as the holders of voting non-equity capital, to acquire all of their securities or such portion of their securities as the Securities Regulation Panel may determine.

The offer shall be for the same or comparable consideration.  Offers for different classes of equity shall be comparable and the Securities Regulation Panel shall be consulted in advance in such cases. All shareholders must be treated equally and the offer must remain open for a period of 21 days.  If an offer is conditional then after the offer has become

Rights of holders of Emperor Shares	Rights of holders of DRD Shares

unconditional as to acceptances it must remain open for at least 14 days after the period of at least 21 days.  The offer must become unconditional as to acceptances by no later than the 60th day after the posting of the offer documents.

If, in the event of a takeover offer under the SA Code, 90% or more of the offerees accept the offer, the shares of the remaining offerees can be compulsorily acquired under section 440K of the SA Companies Act.  A circular is required which has to be approved by the JSE and the Securities Regulation Panel.  Shareholders are also given the opportunity to apply to the court for an order that the shares should not be compulsorily acquired or that they should be compulsorily acquired for different consideration.  The onus is on the shareholders applying to court to satisfy the court that the offer is not fair once the 90% of the minority have already accepted the offer.

In a scheme of arrangement the shares of the minority are acquired in exchange for the counter-performance provided for in the conditions of the scheme. This is considered an appropriate method to acquire all the shares of the minority.  In order to implement a scheme the company is required to prepare a detailed circular, to apply to court for an order convening a scheme meeting consisting of interested parties, the holding of the meeting to approve the scheme proposals and a further application to court to sanction the scheme.  Surrender circulars are then posted to shareholders.  At the scheme meeting three-quarters of the minority shareholders who are present in person or by proxy must approve the scheme.  Aggrieved shareholders may oppose the scheme by challenging it in court or voting against it at the scheme meeting.

Under the SA Companies Act when a company wishes to sell a major portion of its assets, an ordinary resolution must be passed by the majority of shareholders present in person or proxy and entitled to vote approving the disposal of such assets. In addition, such a transaction constitutes an

	Rights of holders of Emperor Shares	Rights of holders of DRD Shares

“affected transaction” and as such is governed by the SA Code.

Affected transactions as defined in the SA Code require a statement by an independent expert regarding the fairness and reasonableness of the transaction.

Exchange control requirements

In Australia, the Federal Parliament has power under the Banking Act 1959 to regulate foreign exchange where it considers it expedient to do so, for the purpose of (amongst other things) foreign investment in Australia.  Since 1990, most of the exchange control regulations have been abolished, however the Banking (Foreign Exchange) Regulations still apply to control or prevent transactions which involve accounts in the names of persons or entities linked to certain activities or organisations.

Australian foreign investment policy provides for government scrutiny of many proposed foreign purchases of Australian businesses and properties. The Australian government has the power under the Foreign Acquisitions and Takeovers Act 1975 (FATA) to block proposals that are determined to be contrary to the national interest. FATA also provides legislative backing for ensuring compliance with the policy.

In South Africa, exchange control regulations exist which are enforced by SARB. Exchange control regulations apply to South African residents.

Non-residents who wish to dispose of their shares and remit the proceeds out of South Africa, may do so through any of the CSDP, or through their broker who will trade the shares through a CSDP, provided that the disposal is for fair value and at arms length, and that the non-resident has discharged all liabilities and obligations to South African residents.

South African residents can acquire JSE-listed DRD Shares from a non-resident on the JSE. In those cases, the transaction will be effected through a broker and a broker’s note is produced. If the seller is an emigrant from South Africa, the proceeds from sale will be deposited into the emigrant’s frozen bank account in South Africa. Dividends payable to non-residents can be payable, subject to exchange control consent, in foreign currency at the prevailing exchange rate.

There are no limitations in the DRD Articles on the right of non-South African shareholders to hold or exercise voting rights attaching to any shares in the company.

Cumulative Preference Shares	Emperor does not have any cumulative preference shares on issue.

5,000,000 cumulative preference shares were issued by DRD to Randgold & Exploration Company Limited in part consideration for the purchase by DRD of the South Wits Section mineral rights.  Each cumulative preference share carries the right to receive annually a cumulative preferential dividend of 3% of the gross income generated or any consideration received on the disposal of the South Wits Section mineral rights (which mineral rights form part of the minerals targeted in the Argonaut Project).

	Rights of holders of Emperor Shares	Rights of holders of DRD Shares
The holder of a cumulative preference share is not entitled to vote at a general meeting of DRD unless any preference dividend is in arrears for more than 6 months.

Options	Emperor currently has a total of 1,533,333 options issued under the Emperor Employees and Directors Incentive Share Option Plan. The details of these options are as follows:	DRD currently has 7,667,380 employee options on issue, of which 2,428,180 have vested.

Grant Date	Expiry Date	Issue price of shares	No of options
29/11/01	1/11/05	A$0.30	500,000
29/11/01	28/11/06	A$0.34	533,333
31/10/02	28/11/06	A$0.62	500,000

These options are not listed on the ASX.

Annexure D – ASX announcements by Emperor between 1 July 2003 and 25 March 2004

Date	Summary of announcement
25/03/2004	Change of Director's Interest Notice
23/03/2004	Chairman’s Letter to Shareholders
12/03/2004	Becoming a substantial holder from Equity Trustees Ltd
09/03/2004	DRD offer to shareholders of Emperor Mines Ltd re Takeover
09/03/2004	DRD announces Takeover Offer for Emperor Mines
08/03/2004	DRD CEO Presentation Merger Emperor Mines Ltd
08/03/2004	DRD CEO Presentation re Proposed Emperor Merger
08/03/2004	Takeover Offer for Emperor Mines Ltd from DRD
08/03/2004	Receives Takeover Offer from DRD
17/02/2004	Half Yearly Report
17/02/2004	Half Year Accounts
29/01/2004	Second Quarter Activities Report
27/11/2003	Results of Meeting
27/11/2003	Presentation to AGM
27/11/2003	Chairman’s Address to Shareholders
27/11/2003	Chairman’s AGM Address to Shareholders
14/11/2003	Broker & Investor Presentation
27/10/2003	Annual Report
27/10/2003	Notice of Annual General Meeting
23/10/2003	First Quarter Activities Report
09/10/2003	Date of Annual General Meeting
29/09/2003	Change of Director’s Interest Notice
24/09/2003	Full Year Accounts
22/09/2003	Appendix 3B - Exercise of Employee Incentive Share Options
12/09/2003	Preliminary Final Report
11/09/2003	Response to Stock Exchange Share Price Query
01/09/2003	Proposed New Power Station Project
30/07/2003	Fourth Quarter Activities Report

You can obtain copies of any of these announcements, and other announcements by Emperor, from www.asx.com.au (ASX Code: EMP).

Annexure E – Information on trading DRD Shares

1             Where are DRD Shares traded?

DRD’s shareholder base is international and DRD Shares are heavily traded on several exchanges around the world, including the ASX, the JSE and Nasdaq. DRD is also included as a member of the Philadelphia Gold and Silver Index (a capitalisation weighted index comprised of the leading publicly traded companies involved in the mining of silver and gold).

A summary of how DRD Shares are traded on the ASX, JSE and Nasdaq is set out below.

2             DRD Shares traded on the ASX

2.1          The Clearing House Electronic Subregister System (CHESS)

The ASX has implemented an electronic transfer system, called the Clearing House Electronic Subregister System (CHESS), for the transfer and settlement of securities quoted on the ASX. Transfers of CHESS securities are effected electronically and so share certificates are not issued or required.

To enable foreign companies such as DRD to have their securities cleared and settled electronically in CHESS, depositary instruments called CHESS Depository Instruments (CDIs) have been established. CDIs enable DRD Shares to be cleared and settled electronically on the ASX. As DRD wishes to give its shareholders the opportunity to participate in the electronic transfer and settlement of DRD Shares on the ASX, Emperor Shareholders who accept the Offer will receive their DRD Shares in the form of DRD CDIs.

2.2          What are CDIs

Unlike a shareholding in a certificated form, CDIs are units of beneficial ownership in securities, the legal title to the securities being held by an Australian depositary entity. Where DRD CDIs are issued, CHESS Depositary Nominees Pty Ltd (CDN), a wholly owned subsidiary of the ASX, will be registered as the legal owner of DRD Shares on the Australian register, holding on behalf of, and for the benefit of, the CDI holder.

A summary of the rights and entitlements of CDI holders is set out below.  If you require any further information on CDIs, you should contact DRD’s Australian share registry, Computershare Investor Services Pty Limited, or your Broker.

2.3          Converting from a CDI holding to a certificated holding

Emperor Shareholders who accept the Offer and receive DRD Shares in the form of DRD CDIs may at any time convert their DRD CDI holding to a certificated holding by:

•              in the case of issuer sponsored DRD CDIs, notifying DRD’s Australian Share Registry; or

•              in the case of DRD CDIs sponsored on the CHESS subregister, notifying the Controlling Participant (in most cases, a stockbroker).

In both cases, once DRD’s Australian Share Registry has been notified, it will provide you with the necessary transfer form.

(a)            Dividends, rights and other DRD Shareholder entitlements

The ASTC Settlement Rules, which have force under the Corporations Act, require DRD to treat DRD CDI holders so far as possible as if they were the holders of the underlying DRD Shares.  Apart from voting rights (which are set out in paragraph (b) below), the ASTC Settlement Rules ensure that DRD CDI holders have all the direct economic benefits of legal ownership (such as the right to receive the same dividends, rights issues and bonus issues as certificated DRD shareholders are entitled to).  Where a cash dividend or any other cash distribution is made in a currency other than Australian Dollars, DRD’s Australian Share Registry (acting as CDN’s agent) will convert the dividend or other cash disbursement into Australian Dollars (unless the foreign currency is not readily convertible into Australian Dollars).  The dividend or cash disbursement will then be distributed to DRD CDI holders in Australian Dollars in accordance with each DRD CDI holder’s entitlement.

(b)            Voting entitlements

As DRD CDI holders do not appear on the DRD Share register as the legal holders of the DRD Shares, DRD CDI holders will not be entitled to attend and vote in person at DRD shareholder’s meetings.  However, DRD CDI holders will receive notice of shareholder meetings and can vote by way of proxy. The proxy form permits the DRD CDI holder to direct the registered DRD shareholder (that is, CDN) to cast proxy votes at the relevant DRD shareholder meeting in the manner directed by the DRD CDI holder.  DRD CDI holders are also permitted to attend as a visitor to the meeting.  DRD CDI holders cannot vote on a show of hands.

If a DRD CDI holder wishes to attend and vote in person at DRD shareholder meetings, the holder will need to convert their DRD CDI holding into a certificated holding of DRD Shares prior to the meeting. However, the DRD Shares which have been converted into a certificated holding cannot be traded on the ASX unless they are converted back into DRD CDIs.

(c)            Other rights

Because DRD CDI holders will not appear on the DRD share register as the legal holders of the DRD Shares, any other rights conferred on DRD shareholders may only be capable of exercise by DRD CDI holders by instructing CDN.

2.4          Fees

A DRD CDI holder does not incur any additional fees or charges as a result of being a DRD CDI holder.

2.5          Trading in CDIs

DRD CDI holders who wish to trade in DRD Shares will be transferring beneficial title rather than transferring legal title.  The transfer will be settled electronically by delivery of DRD CDI holdings through CHESS.

Trading in DRD CDI holdings is no different to trading in other CHESS approved securities.  DRD CDI holders should contact their stockbroker or the ASX for more information on trading DRD CDIs electronically on the ASX.

3             DRD Shares traded on JSE

3.1          Trading on the JSE

Emperor Shareholders who accept the Offer will be able to trade their DRD Shares on the JSE. To do so, it will be necessary to first convert those DRD CDIs to DRD Shares. DRD CDI holders should notify DRD’s Australian Share Registry, either personally or through their stockbroker, to arrange for the conversion.

DRD’s Australian Share Registry will then liaise with DRD’s South African Share Registry to transfer the holding of such shares to DRD’s South African Share Registry. No trading can take place until both share registries have been notified. Once the transfer of the holding has been noted on the South African Share Registry, the holder is able to trade their DRD Shares on the JSE.

3.2          How to trade on the JSE

The JSE has implemented an electronic clearing and settlement system known as STRATE (Share Transactions Totally Electronic). In terms of the STRATE settlement system, an electronic record of ownership replaces share certificates and an electronic transfer of share ownership replaces the physical delivery of share certificates.

Whilst it is possible for shareholders to hold their shares in certificated form in the STRATE environment, such certificates are not good for delivery on the JSE.  Prior to undertaking any trade on the JSE, shareholders holding their shares in certificated form will therefore be required to surrender their share certificates to a nominated CSDP (Central Securities Depositary Participant) who will dematerialise the shares into electronic form. All investors are required to appoint either a CSDP or a stockbroker to act on their behalf and to handle their electronic settlement requirements.

In terms of STRATE:

•              settlement of share transactions must take place five days after the relevant trade (T+5);

•              there is an irrevocable contractual settlement mechanism that imposes substantial penalties for failing to settle share transactions in a timely manner; and

•              settlement of share transactions in Central Bank Funds at the South African Reserve Bank occurs through settlement accounts operated by CSDPs.

The role of a CSDP under STRATE

CSDPs are licensed and regulated by the South African Financial Services Board and are appointed by STRATE.  At present there are six CSDPs.

The role of a CSDP in the STRATE environment is:

•              to act as agent for the shareholder;

•              to create and maintain electronic records of ownership in sub-registers of the various issuers’ shareholders;

•              to provide clearing and settlement services for shareholders concluding transactions on the JSE;

•              to pay to shareholders holding shares in electronic form all dividends accruing on those shares;

•              to convert certificated shares to uncertificated shares after receiving confirmation by the issuer that a share certificate presented for dematerialisation is authentic and valid; and

•              without limiting any recourse otherwise available to a shareholder in law, to account to the market for the validity of all share certificates accepted by the CSDP for conversion to electronic form.

Further information may be found on the STRATE web site – www.strate.co.za.

Exchange control

In accordance with the South African Exchange Control Regulations, all share certificates and any electronic records of shareholders whose addresses are outside the common monetary area will be endorsed “Non-resident”.

3.3          Dividends, rights and other DRD Shareholder entitlements

As the DRD Shares themselves are traded on JSE, holders wishing to trade DRD Shares will be transferring both legal and beneficial title to those DRD Shares.

As such the holder of DRD Shares traded on the JSE will have all the rights and entitlements afforded to holders of that particular class of DRD Shares.

4             DRD Shares traded on Nasdaq

4.1          What are ADRs and ADSs?

Since October 1996, DRD Shares have traded in the United States on the Nasdaq SmallCap Market under the trading symbol “DROOY” in the form of American Depositary Receipts (ADRs). DRD ADRs are issued by The Bank of New York, as depositary under the Deposit Agreement, against the deposit of DRD share certificates with a custodian for the depositary in South Africa. The custodians for DRD’s ADSs are ABSA Bank Ltd, Standard Bank of South Africa Ltd, French Bank of South Africa, First National Bank of South Africa Ltd and Nedcor Bank Limited.  The ADRs evidence ownership of securities known as American Depositary Shares (ADSs).

Each DRD ADS represents an entitlement to receive one DRD Share from the depositary entity through one of the abovementioned custodians. Interests in DRD’s ADSs (and, therefore, the deposited DRD Shares) are transferable on the books of the depositary, avoiding the delay and cost of sending share certificates outside the United States for registration and any stamp duty that may arise on transfer.

Where DRD Shares have been deposited in compliance with the U.S. Transfer Restrictions  The Bank of New York will hold those DRD Shares and the DRD ADS holder must then rely on it to exercise the DRD ADS holder’s rights under the terms of the Deposit Agreement.

The following is a summary of the Deposit Agreement.  Because it is a summary, it may not contain all the information that may be important.  For more complete information on the Deposit Agreement, DRD ADS holders should read the entire agreement, as amended, and the DRD ADSs, which are exhibits to DRD’s registration statement filed with the SEC on Form F-6 (Registration Statement Nos. 333-83738 and 333-11752).  See section 0 of this Annexure E for information on obtaining copies of these documents.

4.2          Restrictions on transferring or trading your DRD Shares in the United States or to or for the account or benefit of a U.S. person

The Emperor Shares are not registered under the U.S. Exchange Act and, pursuant to applicable provisions of the U.S. Exchange Act, the Offer is exempt from the timing requirements, and certain of the filing, procedural and disclosure requirements, applicable to tender offers under the U.S. Exchange Act.

In addition, the DRD Shares are not registered under the U.S. Securities Act and may not be offered or sold within the United States or to U.S. persons unless they are registered under the U.S. Securities Act or an exemption from the registration requirements is available.

The DRD Shares offered as consideration under the Offer are being distributed within the United States and to U.S. persons pursuant to the exemption from registration under the U.S. Securities Act provided by Rule 802 under the U.S. Securities Act, and are being distributed outside the United States to non-U.S. persons pursuant to the exemption from registration provided by Regulation S under the U.S. Securities Act.  Absent unusual circumstances and as set forth in the following three paragraphs, the DRD Shares received by Emperor

Shareholders will be freely transferable and may be deposited in DRD’s unrestricted ADR Program by any person other than DRD, an underwriter or dealer, any of their respective affiliates or any person acting on behalf of any of them.

(1)  DRD Shares received by any person who may be deemed to be an “affiliate” of Emperor under paragraphs (c) and (d) of Rule 145 under the U.S. Securities Act including, without limitation, directors and certain executive officers, may not be resold in the United States or to a U.S. person or deposited in DRD’s unrestricted ADR Program except in a transaction permitted by Rule 145 or as otherwise permitted by the U.S. Securities Act.

(2)  The DRD Shares distributed pursuant to the Offer to any Emperor Shareholder that is in the United States or a U.S. person will be “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act to the same extent and proportion that the Emperor Shares exchanged by such Emperor Shareholders in the Offer were also “restricted securities.”

(3)  Any Emperor Shareholder that is outside the United States or is not a U.S. person must not offer, sell or deliver the DRD Shares, or deposit the DRD Shares into DRD’s unrestricted ADR program: (a) if the Emperor Shareholder is a distributor of the DRD Shares, at any time or (b) otherwise, until after the expiration of the period 40 days from the end of the Offer Period, within the United States or to, or for the account or benefit of, a U.S. person.  Any securities dealer that receives a soliciting fee from DRD or other person that otherwise participates, pursuant to a contractual arrangement, in the distribution of DRD Shares in connection with the Offer (a “distributor”) must agree that, until the expiration of the period of 40 days from the end of the Offer Period: (i) all offers and sales of DRD Shares distributed in connection with the Offer shall be made outside the United States to persons other than U.S. persons pursuant to Rule 903 or 904 of Regulation S under the U.S. Securities Act, or pursuant to registration of such DRD Shares under the U.S. Securities Act, or pursuant to an available exemption from registration under the U.S. Securities Act; (ii) DRD Shares may not be deposited into DRD’s unrestricted ADR Program.  Each distributor must send to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases DRD Shares from it prior to the expiration of the period 40 days from the end of the Offer Period, a confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to a distributor.  In addition, until 40 days after the end of the Offer Period, an offer or sale of DRD Shares distributed in connection with the Offer within the United States, including a deposit of DRD Shares into DRD’s unrestricted ADR Program, by any dealer may violate the registration requirements of the U.S. Securities Act unless that offer, sale or deposit is made pursuant to an exemption under the U.S. Securities Act.

After the end of the 40 day period following conclusion of the Offer, because the DRD Shares you receive in the Offer have not been registered under the U.S. Securities Act, DRD Shares may be offered or sold in the United States only if they are registered or an exemption from the registration requirements of the U.S. Securities Act is available.

Terms used in this section have the meaning given to them under the U.S. Securities Act and the rules and regulations promulgated under the U.S. Securities Act.

Accordingly, by accepting the Offer, you will have agreed in section 9.6(c)(17) of this Bidder’s Statement not to deposit the DRD Shares you receive in the Offer to obtain DRD ADSs or ADRs except in compliance with the U.S. Transfer Restrictions.  In addition, the terms of the Deposit Agreement governing DRD’s ADSs may require you to give certificates, make representations and warranties, pay fees and expenses, as applicable, and provide for certain other evidence or documents before you can obtain DRD ADSs or ADRs evidencing DRD ADSs.  In particular, until the expiration of the period 40 days from the end of the Offer Period, the depositary or custodians will require each deposit of DRD Shares in DRD’s ADR program to be accompanied by a certificate set forth below in section 0 of Annexure E of this Bidder’s Statement.  If you cannot do these things, you will not receive DRD ADSs that you can trade on the Nasdaq SmallCap Market.

4.3          Restrictions on converting your DRD Shares into DRD ADS

DRD has instructed its depositary, The Bank of New York, and the depositary’s custodians to refuse to accept DRD Shares for deposit in the ADR facility until the expiration of the period 40 days from the end of the Offer Period if the person depositing the DRD Shares cannot give the depositary or custodian a certificate to the effect of either paragraph (a) or (b) below.

(a)           That person is the beneficial owner of the DRD Shares to be deposited and:

(1)           that person did not acquire, did not agree to acquire and will not have acquired the DRD Shares in the Offer from persons outside the United States or from non-U.S. persons in reliance upon Regulation S under the U.S. Securities Act;

(2)           the DRD Shares to be deposited are not among those DRD Shares issued in the Offer to persons outside the United States or to non-U.S. persons in reliance upon Regulation S under the U.S. Securities Act; and

(3)           the DRD Shares to be deposited will be deposited in compliance with the U.S. Transfer Restrictions.

(b)           That person is a broker/dealer acting on behalf of its client/customer and that person advises that its client/customer has confirmed to it that:

(1)           the client/customer is the beneficial owner of the DRD Shares to be deposited;

(2)           the client/customer did not acquire, did not agree to acquire and will not have acquired the DRD Shares in the Offer from persons outside the United States or from non-U.S. persons in reliance upon Regulation S under the U.S. Securities Act;

(3)           the DRD Shares to be deposited are not among those DRD Shares issued in the Offer to persons outside the United States or to non-U.S. persons in reliance upon Regulation S under the U.S. Securities Act; and

(4)           the DRD Shares to be deposited will be deposited in compliance with the U.S. Transfer Restrictions.

In addition, you will need to comply with the U.S. Transfer Restrictions and the terms of the Deposit Agreement governing DRD’s ADSs, which may require you to give certificates, make representations and warranties, pay fees and expenses, as applicable, and provide certain other evidence or documents before you can obtain DRD ADSs or ADRs evidencing DRD ADSs.

4.4          Dividends, rights and other DRD Shareholder entitlements

Under the terms of the Deposit Agreement, The Bank of New York has agreed to pay to DRD ADS holders cash dividends or other distributions it or a custodian receives on DRD Shares or other deposited securities after deducting its fees and expenses and any withholding tax in accordance with the terms of the Deposit Agreement.  DRD ADS holders will receive these distributions in proportion to the number of DRD Shares their DRD ADSs represent.

The Bank of New York will distribute whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the currency, you may lose some or all of the value of the distribution.

The Bank of New York may distribute new DRD ADSs representing any DRD Shares DRD may distribute as a dividend or free distribution, or it may make available to DRD ADS holders any rights to subscribe for additional DRD Shares or any other rights if DRD furnishes it promptly with satisfactory evidence that it is legal to do so.  The Bank of New York will only distribute whole DRD ADSs; it will sell DRD Shares which would require it to use a fractional DRD ADS.

If The Bank of New York makes rights available to a DRD ADS holder, upon instruction from the holder, it will exercise the rights and purchase the DRD Shares on the holder’s behalf.  The Bank of New York may sell the rights if DRD does not furnish this evidence and/or give these instructions and distribute the net proceeds in the same way as it does with cash.

U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the DRD ADSs issued after exercise of rights.  For example, the DRD ADSs may not be freely traded in the United States.  In this case, The Bank of New York may deliver restricted depositary shares that have the same terms as ADRs, except for the changes needed to put the restrictions in place.

The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any DRD ADS holders.  DRD has no obligation to register DRD ADSs, DRD Shares, rights or other securities under the U.S. Securities Act of 1933.  DRD also has no obligation to take any other action to permit the distribution of DRD ADSs, DRD Shares, rights or anything else to DRD ADS holders.  This means that DRD ADS holders may not receive the distribution DRD makes on DRD Shares or any value for them if it is illegal or impractical for DRD to make them available to DRD ADS holders.

4.5          Voting entitlements

DRD ADS holders may instruct The Bank of New York to vote the DRD Shares underlying their DRD ADSs but only if DRD asks The Bank of New York to ask for holders’ instructions. Otherwise, DRD ADS holders will not be able to exercise their right to vote unless they withdraw the DRD Shares.  The Deposit Agreement sets forth notice requirements and procedures regarding voting.

The Bank of New York will only vote or attempt to vote as you instruct.  However, if The Bank of New York does not receive your voting instructions, it will give a proxy to vote your DRD Shares to a person designated by DRD, unless DRD does not wish the proxy to be given, substantial opposition exists or the issue at hand materially and adversely affects the rights of holders of DRD Shares.

DRD cannot provide assurance that DRD ADS holders will receive the voting materials in time to ensure that each DRD ADS holder can instruct The Bank of New York to vote its DRD Shares.  In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions.

4.6          Fees and expenses

A person who deposits or withdraws DRD Shares or is issued or surrenders ADRs, will incur the following charges:

•              taxes and other government charges;

•              such stock transfer or registration fees as may from time to time be in effect for the registration of the transfer of DRD Shares generally on the ordinary share register of DRD or DRD’s foreign register and applicable to transfers of DRD Shares to The Bank of New York or its nominee or the custodian or its nominee on the making of deposits or withdrawals;

•              such expenses as are incurred by The Bank of New York in conversion of foreign currency for example, each dividend or other distribution that it receives in a currency other than U.S. Dollars that The Bank of New York convert into U.S. Dollars for distribution to holders of DRD’s ADSs;

•              cable, telex and facsimile transmission expenses expressly provided in the Deposit Agreement;

•              a fee of US$5.00 or less per 100 ADSs deposited (or any portion thereof) for the execution and delivery of ADRs and for the surrender of ADRs;

•              a fee of US$0.02 or less per ADS deposited for any cash distribution made pursuant to the Deposit Agreement; and

•              a fee for the distribution of securities other than DRD Shares, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities treating all such securities as if they were DRD Shares, but which securities are instead distributed by The Bank of New York to ADR holders.

If any tax or other government charge becomes payable in relation to any ADR or any deposited securities represented by an ADR, such tax or other governmental charge shall be payable by the ADR holder to The Bank of New York.

In certain instances, non-payment of such applicable fees may be cause for The Bank of New York to delay or refuse to execute certain transactions on behalf of the ADR holder.

The fees outlined above may change over time. If you wish to deal with DRD ADRs, you should contact your stockbroker or financial advisor for more detailed information on the relevant fee and charges involved.

4.7          Converting from a DRD ADS into a DRD Share

You may turn in your DRD ADSs at The Bank of New York’s Corporate Trust Office.  Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will deliver (1) the underlying DRD Shares to an account designated by you; and (2) any other deposited securities underlying the DRD ADS at the office of the custodian or, at your request, risk and expense, The Bank of New York will deliver the deposited securities at its Corporate Trust Office.

4.8          For more information about DRD ADSs

For more detailed information on the rights and obligations of holders of DRD ADSs and the circumstances in which you may convert your DRD Shares into DRD ADSs, please contact your stockbroker, financial adviser, or The Bank of New York.  The Deposit Agreement governing the terms of DRD ADSs and ADRs is available for inspection at the Corporate Trust Office of The Bank of New York at 101 Barclay Street, New York, United States.

Annexure F – Prescribed occurrences

The prescribed occurrences, for the purposes of section 9.8(h) of this Bidder’s Statement (being the prescribed occurrences listed in section 652C of the Corporations Act) are:

(a)           Emperor converting all or any of its shares into a larger or smaller number of shares under section 254H of the Corporations Act;

(b)           Emperor or a subsidiary of Emperor resolving to reduce its share capital in any way;

(c)           Emperor or a subsidiary of Emperor entering into a buy back agreement or resolving to approve the terms of a buy back agreement under subsection 257C(1) or 257D(1) of the Corporations Act;

(d)           Emperor or a subsidiary of Emperor making an issue of its shares (other than Emperor Shares issued as a result of the conversion of Emperor Options into Emperor Shares) or granting an option over its shares or agreeing to make such an issue or grant such an option;

(e)           Emperor or a subsidiary of Emperor issuing, or agreeing to issue, convertible notes;

(f)            Emperor or a subsidiary of Emperor disposing or agreeing to dispose, of the whole, or a substantial part, of its business or property;

(g)           Emperor or a subsidiary of Emperor charging, or agreeing to charge, the whole, or a substantial part, of its business or property;

(h)           Emperor or a subsidiary of Emperor resolving that it be wound up;

(i)            the appointment of a liquidator or provisional liquidator of Emperor or of a subsidiary of Emperor;

(j)            the making of an order by a court for the winding up of Emperor or of a subsidiary of Emperor;

(k)           an administrator of Emperor or of a subsidiary of Emperor being appointed under section 436A, 436B or 436C of the Corporations Act;

(l)            Emperor or a subsidiary of Emperor executing a deed of company arrangement; or

(m)          the appointment of a receiver, receiver and manager, other controller (as defined in the Corporations Act) or similar official in relation to the whole, or a substantial part, of the property of Emperor or of a subsidiary of Emperor.

Annexure G – Other possible outcomes

1             Other possible outcomes

DRD is required to disclose the key implications of other possible outcomes of the Offer even though it is considered unlikely that they will arise, based on current intentions and information. The disclosure set out below is, therefore, based on the assumption that a change of current intentions or circumstances occurs following the announcement of the Offer.

1.1          90% minimum acceptance condition

The Offer is subject to a number of conditions including a 90% minimum acceptance condition. Under the terms of the Offer and the Corporations Act, any or all of those conditions may be waived by DRD.

As mentioned in section 3.1(b) of this Bidder’s Statement, the benefits of the acquisition of Emperor by DRD is dependent in a large part to acquiring 100% of Emperor and so being able to implement its intentions as described in section 3 of this Bidder’s Statement.  DRD would not consider waiving the 90% minimum acceptance condition to the Offer unless it is satisfied that DRD shareholders will derive appropriate value from the proposed acquisition within a reasonable time frame.

1.2          Intentions if DRD acquires less than 90% of Emperor

This section sets out DRD’s intentions if it were to waive the 90% minimum acceptance condition and, by virtue of acceptances of the Offer, DRD were to gain Effective Control of Emperor but was not entitled to compulsorily acquire the outstanding Emperor Shares. It is based on the facts and information concerning Emperor, its business and the general business environment which are known to DRD at the time of preparation of this Bidder’s Statement. Final decisions would only be reached by DRD in light of material facts and circumstances at the relevant time. Accordingly, the statements set out in this section are the current expectations of DRD’s intentions which may vary as new information becomes available or circumstances change.

If DRD acquired less than 100%, its current expectations of its intentions would be:

•              to ensure that Emperor continues to be listed on the ASX while it meets the ASX requirements for maintaining a listing;

•              subject to the Corporations Act and Emperor’s Constitution, to seek to replace a proportion of the members of the board of Emperor to give DRD a majority at board level, thereby reflecting DRD’s Effective Control, with minority shareholders represented by independent directors. In addition to Mr Mark Wellesly-Wood and Mr David Baker who are already directors of Emperor, DRD would nominate other directors as required to achieve a majority of the Emperor board.  Other members may come from the existing board of DRD, however, precise candidates have not yet been identified by DRD and their identity will depend on the circumstances at the relevant time;

•              to seek to have Emperor raise funds, possibly through a rights issue, to fund the completion of Emperor’s Phase 2 Plan referred to in section 2.2 of this Bidder’s Statement;

•              to seek to have the board of Emperor conduct a review consistent with that proposed in section 3.3(b) to assess method of improving operational performance, efficiencies and profitability;

•              in respect of any business opportunities which are presented to Emperor, to have those opportunities taken up by a member of the Emperor Group unless the directors of Emperor, acting consistently with their fiduciary and other duties, determine that it is in the interests of Emperor for those opportunities to be taken up by a member of the DRD Group or by some other person;

•              in the event that any agreements to supply services or other transactions are proposed between Emperor and DRD, to enter into such agreements on arm’s length terms;

•              Emperor had gold hedge positions outstanding at 30 June 2003 of 366,715 ounces extending to December 2008. This represents 34% of the Ore Reserve. As mentioned in section 1.12(d) of this Bidder’s Statement, as a general rule, DRD sells the gold it produces at market prices to obtain the maximum benefit from prevailing gold prices and to offer DRD’s Shareholders exposure and leverage to the gold price. If the Offer is successful, DRD will review Emperor’s existing hedging strategy and arrangements in light of any other operational changes adopted.

DRD would only make a decision on these courses of action following receipt of legal and financial advice and DRD’s intentions must be read as being subject to the legal obligation of the Emperor directors to have regard to the interests of Emperor and all Emperor Shareholders. DRD’s ability to implement its decisions would also be subject to its obligations and the obligations of Emperor to comply with the applicable provisions of the Corporations Act and the Listing Rules, in particular in regards to related party transactions.

1.3          Implications for DRD if it acquires less than 90% of Emperor

The financial information set out below should be read in conjunction with the notes and assumptions set out in the table below, as well as the important assumptions and disclaimers set out in section 4.3(a) of this Bidder’s Statement.

Set out below is a pro forma condensed consolidated balance sheet as at 31 December 2003 assuming that the transaction had been implemented on 31 December 2003 and a pro forma condensed consolidated income statement as at 31 December 2003 assuming that the transaction had been implemented on 31 December 2003 .  This information is unaudited.

	DRD	Emperor	Emperor adjustments to convert to IFRS		Purchase Adjustments		DRD Pro- forma
	(US$m)(4)	(US$m)(5)	(US$m)(5)		(US$m)(4),(5)		(US$m)(4),(5)
Assets
Cash & cash equivalents	21.9	8.9					30.8
Receivables	19.2	2.3					21.5
Inventories	16.8	6.1					22.9
Other	0	0.6					0.6
Current Assets	57.9	17.9					75.8

Mining assets	157.6	44.5	-0.2	(1)	64	(3)	265.9
Deferred income & mining tax	55.9	0.1					56
Other assets	72.7	4.4	-3.7	(2)	-11.5	(3)	61.9
Non-Current Assets	286.2	49	-3.9		52.5		383.8

Total Assets	344.1	66.9	-3.9		52.5		459.6

Liabilities & Shareholders’ Equity

Accounts payable & accrued liabilities	46	11.1					57.1
Short-term portion of long term loans	6.5	0					6.5
Current Liabilities	52.5	11.1					63.6

Long-term loans	49.8	13.6					63.4
Derivative instruments	34.6	3.7	4.5	(2)			42.8
Deferred income and mining tax	0	0			19.2	(3)	19.2
Provision-environmental rehabilitation	32.2	0					32.2
Other	10.7	5.4	-4.5	(2)			11.6
Non-Current Liabilities	127.3	22.7	0		19.2		169.2

Minority Shareholders Interest					37.0		37.0

Shareholders’ Equity	164.3	33.1	-3.9	(1),(2)	-3.7	(3)	189.8

Total Liabilities & Shareholders’ Equity	344.1	66.9	-3.9		52.5		459.6

Notes:

(1)           Exploration expenditure:

DRD expenses exploration costs as they are incurred. Emperor currently capitalises exploration costs. The adjustment is a result of writing off the exploration expenditure at the beginning of the period against the opening retained income of Emperor.

(2)           Derivative instruments:

DRD accounts for its derivative instruments on the balance sheet at their fair value at the date of reporting. Any changes, “realised’ or “unrealised”, in the fair value of the derivative instruments are reflected in the income statement in the period in which they occur.

Emperor currently accounts for the fair value of its forward sale contracts on the balance sheet. The corresponding entry, and any subsequent “unrealised” changes in fair value, are also accounted for on the balance sheet. Realised changes in the fair value of the instruments are included in the income statement in the period in which they occur.

For purposes of preparing the pro forma information, DRD has assumed that Emperor’s forward sales agreements are classified as derivative instruments. As a result, all movements, “realised” and “unrealised” in the fair value of these instruments have been reflected in the income statement and ultimately retained income. DRD has also assumed that the fair value of these instruments as reflected in the balance sheet of Emperor as at 31 December 2003 under Australian GAAP approximate the fair value in terms of IFRS.

(3)           Purchasing accounting adjustments: - Depreciation and amortization

The depreciation and amortisation account have been adjusted for the effects of amortization as a result of the fair value attributed to the Ore Reserves and mining assets at acquisition. The quantum of amortisation is based on the units of production method. Purchase consideration is based on the following information:

Shares of Emperor acquired by DRD	34,035,180
Offer ratio	5
DRD Shares issued	6,806,736
DRD share price (5-Mar-04)	3.35
US$/A$exchange rate (5-Mar-04)	0.76
Transaction value (5-Mar-04)	A$30.0 million
US$/A$exchange rate (31-Dec-03)	0.75
Transaction value (31-Dec-03)	US$22.5 million
Transaction costs estimate (5% of Transaction value of 100% acceptance)	US$3.0 million
Total Transaction value (31-Dec-03)	US$25.5 million
Carrying value of 19.78% Emperor investment (31-Dec-03)	US$11.5 million
Total value of Emperor (31-Dec-03)	US$37.0 million
Emperor net asset value under IFRS (31-Dec-03)	US$29.3 million
Net Excess of purchase price (100%) over net asset value (31-Dec-03)	US$44.8 million
Consisting of :
Fair value adjustment to mining assets acquired (31-Dec-03)US$63,976,600	US$64.0 million
Deferred tax liability on fair value adjustment (31-Dec-03)	(US$19.2 million)
Minority Shareholders Interest on acquisition	(US$37.0 million)

(4)           Purchasing accounting adjustments: - Profit on listed investment

Prior to the transaction, DRD accounted for its interest in Emperor on the fair value of the investment at the date of reporting. In the 6 months ended 31 December 2003, DRD had generated a profit on its mark-to-market position on its investment. As Emperor is fully consolidated in the pro forma figures, DRD has made an adjustment to reverse the profit generated on its mark-to-market position on its investment.

(5)           Rand figures have been converted to U.S. Dollars at the average exchange rate for the six months ended 31 December 2003 of US¢14.1/Rand.

(6)           Australian Dollar figures have been converted to U.S. Dollars at the average exchange rate for the six months ended 31 December 2003 of US¢68.6/A$.

(7)           The pro forma assumes that no Emperor Options are exercised.

(8)           As noted in section 1.12(d) DRD closed out a portion of the Eskom Gold for Electricity Contract with proceeds from a stock issue. This transaction occurred over January and February 2004. A total of 10.2 million DRD shares were issued, raising R217.4 million (A$43.5 million). From these proceeds R129.4 million (A$25.9 million) was used to close out the above Eskom positions, R15.7 million (A$3.1 million) to settle Porgera transaction costs outstanding. The remaining cash will be used for general corporate funding requirements. The effects of these transactions have not been included in the above pro forma numbers.

Source:  DRD 31 December Half–Yearly Report, Emperor 31 December Half Yearly Report.

Acceptance Form

This is an important document. If you are in doubt as to how to complete this form please consult your financial or other professional adviser immediately or telephone the Emperor Shareholder Infoline on 1800 118 938 (toll free). If you are calling from outside Australia, please dial + 61 8 9386 2651.

Use this form to accept Durban Roodepoort Deep, Limited’s (DRD) offer for all of your ordinary shares (including Emperor Shares represented by Emperor ADSs) in Emperor Mines Limited ABN 61 007 508 787 (Emperor).

Step 1.     Your details

Sub Register

SRN/HIN

Number of Emperor Shares you hold

If any of the above details are incorrect, please amend them and initial the alterations.

If you are a Non-Qualifying Foreign Shareholder, your DRD Shares may be allocated to a Nominee and sold on your behalf. See section 9.7(h) of the Offer.

If your Emperor Shares are held on the issuer sponsored subregister (denoted by the fact that your holder number shown above begins with an “I”) or if at the time of your acceptance you are entitled to be (but are not yet) registered as the holder of your Emperor Shares, please read the instructions overleaf and then sign in the space provided at the bottom of this page.

Step 2.     Acceptance

You must accept the Offer for ALL of your Emperor Shares.

I wish to accept the Offer in respect of ALL of my Emperor Shares	/X/

Step 3.    Write your Controlling Participant details

If your Emperor Shares are held on the CHESS subregister
(check your details above), to accept the Offer you can:

* Contact your Controlling Participant (normally your broker) – (you do not need to return this form)

OR

* If you want us to contact them on your behalf, write their details here and sign and return this form in sufficient time before the end of the Offer Period to enable us to instruct your Controlling Participant to effect acceptance of the Offer on CHESS during business hours.

Controlling Participant details for CHESS subregister only.

Name

Address

Step 4.     Are you a foreign shareholder?

Are you (or the person, if any, on whose behalf you are signing this Acceptance Form) a Non-Qualifying Foreign Shareholder? (Please write “Yes” or No”)

•              Before deciding whether to write “Yes” or “No” in this space provided, you should read the definition of “Non-Qualifying Foreign Shareholder” in the Bidder’s Statement to see if it is applicable to you or any person on whose behalf you are signing this Acceptance Form.

•              If you write “Yes” in the space provided, your DRD Shares will be allotted to a Nominee and sold for your benefit (see section 9.7(h) of the Offer).

•              If you do not write “Yes” in the space provided, you will have agreed to the restrictions on transferring your DRD Shares in the United States or to, or for the account, of U.S. persons described in the U.S. Transfer Restrictions as well as the Hong Kong transfer restrictions described in section 8.10 of the Bidder’s Statement.

Step 5.     Sign here

I/We, the person(s) named above, being the holder(s) of the Emperor Shares or ADSs described above (“Relevant Emperor Shares”) accept the Offer in respect of my/our Relevant Emperor Shares and hereby agree to transfer to DRD the Relevant Emperor Shares for the consideration specified in the Offer and agree to be bound by the terms and conditions of the Offer, including my/our representations, warranties and agreements set out in the Bidder’s Statement and the Transfer Restrictions.

If this form is signed under power of attorney, the attorney declares that he has no notice of revocation of that power.

Individual or Securityholder 1		Securityholder 2	Securityholder 3

Director		Director/Company Secretary	Sole Director and Sole Company Secretary

Date – Day	Month	Year

	/	/

Please provide a telephone number so that we can contact you if we have any questions about this Acceptance Form	Telephone Number:

You must complete, sign and return this Acceptance Form to one of the addresses shown overleaf BEFORE the Offer closes. Your acceptance must be received by no later than 7pm  (Sydney time) on 14 May 2004 (unless the Offer is withdrawn or extended).

HOW TO ACCEPT THE OFFER

Your acceptance must be received by no later than 7pm  (Sydney time) on 14 May 2004 (unless the Offer is withdrawn or extended).

The definitions in section 10 of the Bidder’s Statement apply to this Acceptance Form.

Instructions for issuer sponsored holders

If you have recently sold or bought Emperor Shares or American Depository Shares (ADSs) in Emperor:

•              If you have sold all of your Emperor Shares or ADSs send this Acceptance Form to the broker who acted for you on the sale.

•              If you have sold some of your Emperor Shares or ADSs or bought some Emperor Shares or ADSs amend the number of shares and/or ADSs held by you on the Acceptance Form, initial the amendment and write next to it the name and address of the broker who acted for you on the sale or purchase.

Sign and Date the Acceptance Form

•              Joint Shareholders:  All of you must sign this Acceptance form.

•              Corporations:  This form must be signed by the authorised officers of the corporation and sealed (if required, and in accordance with the corporation’s constitution), or a duly appointed attorney.

•              Power of Attorney and Deceased Estate:  If this form is signed under power of attorney, or by the executors of a deceased estate, or by the administrators, the relevant power of attorney, probate or letters of administration, together with any other documents required by law, must be attached.

ENQUIRIES ABOUT ACCEPTANCE PROCEDURES AND THE OFFER

CALL THE EMPEROR SHAREHOLDER INFOLINE ON 1800 118 938 (TOLL FREE)

OR + 61 8 9386 2651 IF YOU ARE CALLING FROM OUTSIDE AUSTRALIA

PLEASE COMPLY WITH THIS SECTION IF YOU HAVE RECENTLY

BOUGHT OR SOLD EMPEROR SHARES OR ADSs

If you have sold all of your Emperor Shares or ADSs, please send this Acceptance Form to the broker who acted on your behalf.

If you have sold part of your Emperor Shares or ADSs recently or IF YOU HAVE BOUGHT Emperor Shares or ADSs recently, please write the name, address and telephone number of your broker in the space provided below.

Broker’s Name:

Address:

Telephone:

RETURN THE FORM AND ANY OTHER DOCUMENTS:

USING THE REPLY PAID ENVELOPE ENCLOSED (Note: overseas residents should return their Acceptance Form by airmail and NOT in the reply paid envelope)	OR	send to: Durban Roodepoort Deep Takeover Offer Computershare Investor Services Pty Limited GPO Box 7115 Sydney NEW SOUTH WALES 2001	OR	deliver to: Durban Roodepoort Deep Takeover Offer Computershare Investor Services Pty Limited Level 3, 60 Carrington Street Sydney NEW SOUTH WALES 2000

NOTICE UNDER SECTION 653B CORPORATIONS ACT 2001

If all or any of your Emperor Shares are held by you on behalf of anyone else, your shares are taken to consist of distinct portions and separate takeover offers are regarded as having been made in respect of each portion. In such case, an acceptance will be ineffective unless this Form specifies the number of shares in each portion to which the acceptance relates.

Please complete the details of such portions in the space provided below and indicate whether you accept the Offer in relation to that portion.  You may only accept the Offer in respect of all of the shares in each portion.

No. of Emperor Shares in portion	Yes	No